Filed Pursuant to Rule 424b5

Registration Statement #333-105096

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 13, 2003.

$200,000,000

Corporación Andina de Fomento

Floating Rate Notes due January 26, 2007

         The Floating Rate Notes due January 26, 2007 will bear interest at a rate per annum equal to the then applicable U.S. dollar three-month LIBOR rate plus 0.35%, payable quarterly in arrears on January 26, April 26, July 26 and October 26 of each year, as more fully described in this prospectus supplement under the heading “Description of the Notes” beginning on page S-17. The first interest payment will be made on April 26, 2004. The interest rate on the notes will be reset quarterly.

      CAF may not redeem the notes prior to their maturity on January 26, 2007. There is no sinking fund for the notes.

      CAF has applied to list the notes on the Luxembourg Stock Exchange in accordance with the rules of that exchange.

		Underwriting
	Price to	Discounts and	Proceeds to
	Public(1)	Commissions	CAF

Per Note	100%	0.20%	99.8%

Total	$200,000,000	$400,000	$199,600,000

(1)	Plus accrued interest from January 26, 2004, if settlement occurs after that date.

      Delivery of the notes in book-entry form only through The Depository Trust Company will be made on or about January 26, 2004.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

          The date of this prospectus supplement is January 20, 2004.

TABLE OF CONTENTS

Page

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1

FORWARD-LOOKING INFORMATION	S-2

SUMMARY OF THE OFFERING	S-3

USE OF PROCEEDS	S-5

CAPITALIZATION	S-5

SELECTED FINANCIAL INFORMATION	S-6

RECENT DEVELOPMENTS	S-7

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002	S-8

FINANCIAL INFORMATION AS OF SEPTEMBER 30, 2003 AND DECEMBER 31, 2002	S-11

UNAUDITED INTERIM FINANCIAL INFORMATION FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2003 AND 2002	S-12

DESCRIPTION OF THE NOTES	S-17

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES	S-22

TAXATION	S-23

UNDERWRITING	S-23

NOTICE TO CANADIAN RESIDENTS	S-25

VALIDITY OF THE NOTES	S-26

GENERAL INFORMATION	S-26

Prospectus

ABOUT THIS PROSPECTUS	2

FORWARD-LOOKING INFORMATION	2

CORPORACIÓN ANDINA DE FOMENTO	3

LEGAL STATUS OF CAF	3

USE OF PROCEEDS	4

CAPITALIZATION AND INDEBTEDNESS	4

CAPITAL STRUCTURE	5

SELECTED FINANCIAL INFORMATION	8

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	9

OPERATIONS OF CAF	16

FUNDED DEBT	25

DEBT RECORD	26

ASSET AND LIABILITY MANAGEMENT	26

ADMINISTRATION	27

LITIGATION	30

THE ANDEAN COMMUNITY	30

DESCRIPTION OF THE DEBT SECURITIES	33

DESCRIPTION OF THE GUARANTEES	37

TAXATION	37

PLAN OF DISTRIBUTION	40

VALIDITY OF THE DEBT SECURITIES	41

VALIDITY OF THE GUARANTEES	41

INDEPENDENT AUDITORS	41

AUTHORIZED REPRESENTATIVE	41

WHERE YOU CAN FIND MORE INFORMATION	42

INDEX TO FINANCIAL STATEMENTS	F-1

INDEPENDENT AUDITOR’S REPORT	F-2

AUDITED FINANCIAL STATEMENTS	F-3

UNAUDITED INTERIM FINANCIAL INFORMATION	F-25

SUPPLEMENTARY INFORMATION	S-1

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

      The notes described in this prospectus supplement are debt securities of Corporación Andina de Fomento, or CAF, that are being offered under a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933. The prospectus is part of that registration statement.

      The prospectus provides you with a general description of the debt securities that we may issue, and this prospectus supplement contains specific information about the terms of this offering and the notes. This prospectus supplement also may add, update or change information provided in the prospectus. Consequently, before you invest, you should read this prospectus supplement together with the prospectus.

      The registration statement, any post-effective amendments to the registration statement and their various exhibits contain additional information about CAF, the notes and other matters. All these documents may be inspected at the offices of the Securities and Exchange Commission. Certain terms that we use but do not define in this prospectus supplement have the meanings we give them in the prospectus.

      CAF, having made all reasonable inquiries, confirms that this prospectus supplement and the accompanying prospectus contain all information regarding CAF and the notes which is (in the context of the issue of the notes) material; that such information is true and accurate in all material respects and is not misleading in any material respect; and that this prospectus supplement and the accompanying prospectus do not omit to state any material fact necessary to make such information not misleading in any material respect. CAF accepts responsibility for the information contained in this prospectus supplement and the accompanying prospectus.

      Except as otherwise specified, all amounts in this prospectus supplement are expressed in United States dollars (“dollars,” “$,” “US$” or “U.S. dollars”).

      Laws in certain jurisdictions may restrict the distribution of this prospectus supplement and the prospectus and the offering of our notes. You should inform yourself about and observe these restrictions. See “Underwriting” in this prospectus supplement.

FORWARD-LOOKING INFORMATION

      This prospectus supplement and the prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are identified by words such as “believe”, “expect”, “anticipate”, “should” and words of similar meaning.

      Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual financial and other results may differ materially from the results discussed in the forward-looking statements. Therefore, you should not place undue reliance on them. Factors that might cause such a difference include, but are not limited to, those discussed in this prospectus supplement and the prospectus, such as the effects of economic turmoil in one or more of our member countries.

SUMMARY OF THE OFFERING

      You should read the following summary information in conjunction with the more detailed information appearing elsewhere in this prospectus supplement and the prospectus.

Issuer	Corporación Andina de Fomento

Securities Offered	Floating Rate Notes due January 26, 2007

Interest Payments	You will be paid quarterly on January 26, April 26, July 26 and October 26 of each year, commencing on April 26, 2004 until maturity on January 26, 2007. If any interest payment date would fall on a day that is not a business day (as defined under the heading “Description of the Notes — Interest” on page S-17 of this prospectus supplement), other than the interest payment date that is also the date of maturity, that interest payment date will be postponed to the following day that is a business day, except that if such next business day is in a different month, then that interest payment date will be the immediately preceding day that is a business day. (See “Description of the Notes — Interest” on page S-17 of this prospectus supplement.)

Not Redeemable	We may not redeem the notes prior to their maturity on January 26, 2007. At maturity, the notes will be redeemed at 100% of their principal amount.

Form and Denominations	The notes will be issued in the form of a global note held by the depositary. You will hold your interest in the global note through a financial institution that has an account with the depositary. Generally, you will not be entitled to have notes registered in your name, you will not be entitled to certificates representing your notes and you will not be considered a holder of a note under the fiscal agency agreement. You may hold your interest in the global note in denominations of $100,000 and integral multiples of $1,000 in excess thereof. (See “Description of the Notes — Form and Denominations” on page S-19 of this prospectus supplement.)

Interest on the Notes	The initial interest rate will be equal to LIBOR (as defined under the heading “Description of the Notes — Interest” on page S-17 of this prospectus supplement) for the three-month period as of 11:00 A.M., London time, on January 26, 2004, plus 0.35%. The interest rate per annum will be reset quarterly on the first day of each interest period (as defined under the heading “Description of the Notes — Interest” on page S-17 of this prospectus supplement) and will be equal to LIBOR plus 0.35%, as determined by the Calculation Agent (as defined below). Interest on notes will be computed using the actual number of days in the Interest Period divided by 360. (See “Description of the Notes — Interest” on page S-17 of this prospectus supplement.)

Payment of Principal and Interest	You will be paid interest and the principal amount of your notes in U.S. dollars. As long as the notes are in the form of the global note, you will be paid interest and principal through the facilities of the depositary. (See “Description of the Notes — Payments on the Notes” on page S-20 of this prospectus supplement.)

Additional Amounts	We will make payments to you without withholding or deducting taxes, duties or other similar governmental charges imposed by the countries of the Andean Community or any of their political subdivisions or agencies having the power to tax, unless the withholding or deduction of those taxes, duties or assessments is required by law. In that event, with certain exceptions, we will pay such additional amounts as may be necessary so that the net amount you receive after such withholding or deduction will equal the amount that you would have received without a withholding or deduction. (See “Description of the Debt Securities — Additional Payments by CAF” on page 35 of the prospectus.) Under the Constitutive Agreement, we are exempt from all taxes and tariffs on income, properties or assets, and from any liability involving payment, withholding or collection of any taxes in the Andean Community countries. (See “Legal Status of CAF” on page 3 of the prospectus.)

Status	The notes are not secured by any of our property or assets. Accordingly, your ownership of our notes means you are one of our unsecured creditors. The notes rank equally with all of our other unsecured indebtedness, as described in the prospectus. (See “Description of the Debt Securities — General” on page 33 of the prospectus.)

Negative Pledge	The notes will contain a restriction on our ability to pledge or mortgage our assets. (See “Description of the Debt Securities — Negative Pledge” on page 34 of the prospectus.)

Default	You will have certain rights if an event of default occurs and is not cured by us as described in the prospectus, including the right to declare your note to be immediately due and payable. (See “Description of the Debt Securities — Default; Acceleration of Maturity” on page 35 of the prospectus.)

Fiscal Agent	The notes will be issued under a fiscal agency agreement between CAF and JPMorgan Chase Bank, which serves as fiscal agent, paying agent, transfer agent and registrar.

Luxembourg Paying Agent	J.P. Morgan Bank Luxembourg S.A. has been appointed to act, if definitive notes are issued, as paying agent in Luxembourg.

Calculation Agent	JPMorgan Chase Bank has been appointed to act as Calculation Agent.

Taxation	For a discussion of the Andean Community and United States tax consequences of the notes, see “Taxation — Andean Community Country Taxation” and “— United States Taxation” on page 37 of the prospectus. You should consult your own tax advisors to determine the foreign and U.S. federal, state, local and any other tax consequences to you in connection with your purchase, ownership and disposition of the notes.

Governing Law	The notes will be governed by the laws of the State of New York.

USE OF PROCEEDS

      We will use the net proceeds of the sale of the notes, approximately $199,450,000, to fund our lending operations.

CAPITALIZATION

      The following table sets forth our capitalization at September 30, 2003.

At September 30,
2003

(in U.S. $ millions)

Short-term debt(1)	$2,021.5

Long-term debt (maturities over one year)	$3,649.5

Stockholders’ Equity

Capital

Subscribed capital, paid-in and receivable (authorized capital $5.0 billion)(2)	1,588.4 (3)

Less: Capital receivable	(292.9)

Paid-in capital	1,295.5

Additional paid-in capital	147.9

Total	1,443.4

Reserves

Mandatory reserve	192.5

General reserve	560.1

Total reserves	752.6

Retained earnings	100.5

Total stockholders’ equity	2,296.5

Total long-term debt and stockholders’ equity	$5,946.0

(1)	Includes deposits, accrued interest and commissions payable.

(2)	In addition to subscribed capital shown in the table, CAF’s subscribed capital included callable capital of $1,112.0 million at September 30, 2003.

(3)	Does not include capital contributions from October 2003 to January 2004 totaling $25.0 million by Brazil, $1.2 million by Colombia, $25.0 million by Peru, $2.67 million by Uruguay and $21.5 million by Venezuela.

SELECTED FINANCIAL INFORMATION

      The following selected financial information as of and for the years ended December 31, 2002, 2001 and 2000 has been derived from our financial statements for those periods, which have been audited by KPMG, independent accountants. Our method of accounting conforms to U.S. GAAP. The selected financial information with respect to balance sheet data and loan portfolio and equity investments at September 30, 2003 and with respect to income statement data and selected financial ratios for the nine-month periods ended September 30, 2003 and 2002 has been derived from our unaudited interim financial information and includes all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position at such dates and our results of operations for such periods. The results of the nine-month period ended September 30, 2003 are not necessarily indicative of results to be expected for the full year 2003. The selected financial information should be read in conjunction with our audited financial statements and notes thereto in the prospectus, with our unaudited interim financial information and the notes thereto in this prospectus supplement and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on the following pages and in the prospectus.

				Nine Months Ended
	Year Ended December 31,			September 30,

	2002	2001	2000	2003	2002

	(in thousands)

Income Statement Data

Interest income	$321,420	$409,825	$448,939	$225,521	$239,933

Interest expense	(140,891)	(228,718)	(268,158)	(96,914)	(106,312)

Net Interest income	180,529	181,107	180,781	128,607	133,621

Provision for loan losses	(41,500)	(38,756)	(47,745)	(15,750)	(30,400)

Net Interest income after provision	139,029	142,351	133,036	112,857	103,221

Non-interest income	31,329	13,273	14,253	18,616	24,048

Non-interest expenses	(43,252)	(42,753)	(40,086)	(30,966)	(29,718)

Cumulative effect of change in accounting for derivatives and hedging activities	—	(307)	—	—	—

Net income	$127,106	$112,564	$107,203	$100,507	$97,551

Balance Sheet Data (end of period)

Current assets (net of allowance)	$2,071,222	$1,996,267	$1,923,921	$2,702,986

Non-current assets	5,512,966	4,808,473	3,915,690	5,371,507

Total assets	$7,584,188	$6,804,740	$5,839,611	$8,074,493

Current liabilities	$2,003,220	$2,251,127	$1,732,452	$2,021,459

Long term liabilities	3,527,246	2,728,023	2,481,924	3,756,528

Total liabilities(1)	5,530,466	4,979,150	4,214,376	5,777,987

Total stockholders’ equity	2,053,722	1,825,590	1,625,235	2,296,506

Total liabilities and stockholders’ equity	$7,584,188	$6,804,740	$5,839,611	$8,074,493

Loan Portfolio and Equity Investments

Total loans	$6,062,407	$5,455,155	$4,478,234	$6,281,117

Allowance for loan losses	196,344	176,965	153,757	203,671

Equity investments	117,228	120,152	130,968	112,664

Selected Financial Ratios

Return on average total stockholders equity(2)	6.6%	6.5%	7.0%	6.2%	6.8%

Return on average paid-in capital(3)	11.3%	10.9%	11.6%	10.9%	11.6%

Return on average assets(4)	1.8%	1.8%	1.9%	1.7%	1.8%

Administrative expenses divided by average assets(*)	0.5%	0.5%	0.6%	0.4%	0.4%

Overdue loan principal as a percentage of loan portfolio	0.00%	0.00%	0.12%	0.04%

Non-accrual loans as a percentage of loan portfolio	0.48%	0.62%	0.81%	0.25%

Allowance for losses as a percentage of loan portfolio	3.2%	3.2%	3.4%	3.2%

(1)	Does not reflect CAF’s issuance on December 1, 2003 of €20,000,000 aggregate principal amount of Floating Rate Notes due 2006.

(2)	Net income divided by average total stockholders’ equity.*

(3)	Net income divided by average subscribed and paid-in capital.*

(4)	Net income divided by average total assets.*

(*)	For the nine month periods, the amounts have been annualized.

RECENT DEVELOPMENTS

Capital Structure

      In September 2003, scheduled payments of capital totaling $82.1 million were made by CAF’s principal stockholders in the following amounts:

•	Bolivia — $8.0 million,
•	Colombia — $23.8 million,
•	Ecuador — $11.9 million,
•	Peru — $17.4 million and
•	Venezuela — $21.0 million.

      Also in September 2003, Spain made a capital contribution of $33.3 million. In June 2003, Uruguay made a capital contribution of $1.0 million.

      As of September 30, 2003, these payments brought CAF’s paid-in and receivable capital to $1,588.4 million, of which $1,295.5 million was paid-in capital and $292.9 million was capital receivable in installments.

      In October 2003, Peru and Venezuela made additional capital contributions of $25.0 million and $21.5 million, respectively, and, in December 2003, Colombia made a capital contribution of $1.2 million and Uruguay made a capital contribution of $1.0 million. In January 2004, Uruguay made a capital contribution of $1.67 million and Brazil made a payment of $25.0 million, the first of two installments of Brazil’s capital contribution increase of $50.0 million ratified in 2003.

      All of CAF’s principal stockholders are current in their capital payments. Jamaica, a Series “C” stockholder, is in arrears in an amount of $257,110 in its payment of capital contributions. CAF believes that this non-payment has not and will not have a material adverse effect on CAF’s operations or on its loan portfolio.

Litigation

      Litigation is currently pending against CAF and another entity in U.S. District Court for the Southern District of New York in connection with loans made to Concesionaria DHM, S.A. (“DHM”), an Ecuadorian company, for the purposes of financing the rehabilitation and expansion of a toll road in Ecuador. The amount of the loan by CAF to DHM was $12.6 million of which $3.2 million was disbursed. DHM defaulted on the loan. DHM is alleging that CAF breached the loan agreement by failing to make additional disbursements and that, consequently, DHM suffered damages. DHM is seeking judgment against CAF and the other entity for damages in an amount not less than $75.0 million each. CAF is contesting this claim and does not believe the outcome of this claim will have a material adverse effect on its financial condition or results of operations.

      On June 30, 2003, CAF sold its participation in the A/ B loan made to Infonet, Redes, de Informacion, C.A., a Venezuelan communications company, ending CAF’s litigation with Infonet over this matter. As a result of the sale, there was a recovery of $5.3 million of a charge off on the loan recorded in prior years. This recovery was credited to the allowance for loan losses during the nine-month period ended September 30, 2003. The sale of the loan did not have a material adverse effect on CAF’s operations or loan portfolio.

Recent Issuances

      On December 1, 2003, CAF issued €20,000,000 aggregate principal amount of Floating Rate Notes due 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

      The following discussion should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, beginning on page 9 of the prospectus, with our audited financial statements, beginning on page F-3 of the prospectus, and with our unaudited interim financial information as of September 30, 2003 and for the nine-month periods ended September 30, 2003 and 2002, beginning on page S-11 of this prospectus supplement.

Summary of Results

      CAF’s net income for the nine-month period ended September 30, 2003 was $100.5 million, representing an increase of $2.9 million, or 3.0%, over net income for the corresponding period in 2002. This increase resulted principally from a reduction in the provision for loan losses taken in the first nine months of 2003 compared to the corresponding period in 2002. In addition, CAF’s interest-earning assets increased in all categories of assets. The increase in net income was achieved in spite of the negative effect that the decline in interest rates, compared to the corresponding period in 2002, had on net interest income.

      Emerging market countries, including some of CAF’s member countries, have experienced economic turmoil during the past five years, which began with the Asian financial crisis and the difficulties in the Russian and Brazilian economies, beginning at the end of 1997, and which continued with natural disasters, the decrease in the price of commodities and the financial crisis in Argentina.

      During the year ended December 31, 2002 and continuing in 2003, the aggregate economic performance of the Andean Region was adversely affected by the economic contraction in Venezuela as a result of an oil industry strike that commenced on December 2, 2002 and ended on February 3, 2003. The percentage change in GDP during the nine-month period ended September 30, 2003 compared to the corresponding period in 2002 for each of the countries in the region was as follows: Bolivia, 2.3%; Colombia, 3.4%; Ecuador, 1.5%, Peru, 4.3%; and Venezuela, -14.7%.

      To date, these developments have not had a material adverse effect on our results of operations or financial condition.

Income Statement

Interest Income

      For the nine-month period ended September 30, 2003, interest income was $225.5 million, representing a decrease of $14.4 million, or 6.0%, over interest income of $239.9 million for the corresponding period in 2002. This decrease results principally from the decline in interest rates compared to the corresponding period in 2002, which more than offset an increase in loans outstanding.

Interest Expense

      For the nine-month period ended September 30, 2003, interest expense was $96.9 million, representing a decrease of $9.4 million, or 8.8%, over interest expense of $106.3 million for the corresponding period in 2002. This decrease results principally from the decline in interest rates compared to the corresponding period in 2002, which more than offset an increase in interest bearing liabilities.

Net Interest Income

      For the nine-month period ended September 30, 2003, net interest income was $112.8 million, representing an increase of $9.6 million, or 9.3%, over net interest income of $103.2 million for the corresponding period in 2002. Despite the increase in net interest income, net interest income margin decreased to 2.48% for the nine-month period ended September 30, 2003 compared to 2.98% for the corresponding period in 2002, principally as a result of the decline in interest rates compared to the corresponding period in 2002.

Provision for Loan Losses

      For the nine-month period ended September 30, 2003, provisions for loan losses were $15.7 million, representing a decrease of $14.6 million, or 48.0%, over the provisions for loan losses of $30.4 million taken in the corresponding period in 2002.

Non-Interest Income

      For the nine-month period ended September 30, 2003, non-interest income was $18.6 million, representing a decrease of $5.4 million, or 22.5%, over non-interest income of $24.0 million for the corresponding period in 2002. The decrease was primarily the result of the reduction in commissions described in the next paragraph.

      For the nine-month period ended September 30, 2003, commissions were $17.0 million, representing a decrease of $7.9 million, or 31.7%, over commissions of $25.0 million for the corresponding period in 2002. The decrease was primarily the result of the decrease in the fees earned on CAF’s A/B loans and guarantees in the 2003 period compared to the corresponding period in 2002.

Non-Interest Expenses

      For the nine-month period ended September 30, 2003, non-interest expenses was $31.0 million, representing an increase of $1.2 million, or 4.2%, over non-interest expenses of $29.7 million for the corresponding period in 2002. Administrative expenses of $23.6 million, representing 76.3% of total non-interest expenses, were $1.2 million, or 5.5%, higher than the $22.4 million in administrative expenses for the corresponding period in 2002. This increase was primarily the result of the growth in CAF’s operations and business.

      CAF’s general and administrative expenses as a percentage of total average assets decreased to an annualized level of 0.40% during the nine-month period ended September 30, 2003 from 0.42% for the corresponding period in 2002.

Balance Sheet

Total Assets and Liabilities

      At September 30, 2003, CAF’s total assets were $8,074.5 million, representing an increase of $490.3 million, or 6.5%, from total assets of $7,584.2 million as of December 31, 2002. At September 30, 2003, CAF’s liabilities were $5,778.0 million, representing an increase of $247.5 million, or 4.5%, from total liabilities of $5,530.5 million as of December 31, 2002.

Asset Quality

Overdue Loans

      At September 30, 2003, the total principal amount of CAF’s overdue loans was $2.3 million (not including non-accrual loans in overdue status).

      At December 31, 2002, there were no overdue loans (not including non-accrual loans in overdue status).

Non-Accrual Loans

      At September 30, 2003, the total principal amount of CAF’s non-accrual loans was $15.9 million, or 0.25% of the total loan portfolio, representing a decrease of $13.4 million as compared to $29.3 million at December 31, 2002. At September 30, 2003 and December 31, 2002, the non-accrual loans consisted of loans to five private sector borrowers in Ecuador, Peru and Venezuela.

Impaired Loans

      At September 30, 2003, the total principal amount of impaired loans (representing 100% of the principal amount of non-accrual loans) was $15.9 million, or 0.25% of the total loan portfolio compared to $29.3 million or 0.48% of the total loan portfolio at December 31, 2002.

Restructured Loans

      At September 30, 2003, the total principal amount of outstanding restructured loans was $89.9 million, or 1.4% of the total loan portfolio, compared to $68.7 million, or 1.1%, at December 31, 2002. The total amount of restructured loans at September 30, 2003 represented loans to nine private sector borrowers in Ecuador, Peru and Venezuela. The total amount of restructured loans at December 31, 2002 represented loans to ten private sector borrowers in Ecuador, Peru and Venezuela.

Loan Write-offs and Recoveries

      A total of $15.0 million of principal amount of nine loans was written off in the first nine months of 2003, representing an increase of $1.2 million, or 8.6%, compared to total write-offs of $13.8 million in the first nine months of 2002. CAF booked recoveries of $6.6 million and $0.6 million during the first nine months of 2003 and 2002, respectively.

Liquidity

      At September 30, 2003, our liquid assets consisted of $1.7 billion of cash, time deposits and securities, of which 94.5% was invested in investment grade instruments, compared to 94.9% at December 31, 2002. At September 30, 2003, $1.5 billion, or 92.9% of our liquid assets, was invested in time deposits in financial institutions or securities rated “A” or better by a U.S. nationally recognized rating organization, as compared to 91.1% at December 31, 2002.

CORPORACION ANDINA DE FOMENTO (CAF)

Financial Information as of

September 30, 2003 and December 31, 2002

Balance Sheets

	September 30,	December 31,
	2003	2002

	(unaudited)

	(Expressed in thousands of
	U.S. dollars)

ASSETS

Cash and due from banks	2,652	1,740

Deposits with banks	780,813	702,139
Marketable securities

Trading	597,573	540,482

Held-to-maturity (market value of $257,967 in 2003 and $127,713 in 2002)	260,119	129,595

Securities purchased under resale agreements	25,000	25,000

Loans	6,281,117	6,062,407

Less allowance for losses	203,671	196,344

Loans, net of allowance for losses	6,077,446	5,866,063

Equity investments	112,664	117,228

Interest and commissions receivable	159,126	143,172

Property and equipment	11,368	9,881

Other assets	47,732	48,888

Total assets	8,074,493	7,584,188

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	304,153	228,425

Securities sold under repurchase agreements	—	—

Commercial paper	447,182	501,021

Advances and short-term borrowings	438,180	546,432

Bonds	3,510,877	3,278,462

Borrowings and other obligations	401,757	463,745

Accrued interest and commissions payable	104,901	106,137

Accrued expenses and other liabilities	570,937	406,244

Total liabilities	5,777,987	5,530,466

Subscribed and paid-in capital (authorized capital $5,000 million)

Series “A” shares	6,000	6,000

Series “B” shares	1,184,890	1,099,965

Series “C” shares	104,570	64,555

	1,295,460	1,170,520

Additional paid-in capital	147,931	112,094

Reserves	752,608	644,002

Retained earnings	100,507	127,106

Total stockholders’ equity	2,296,506	2,053,722

Total liabilities and stockholders’ equity	8,074,493	7,584,188

CORPORACION ANDINA DE FOMENTO (CAF)

Unaudited Interim Financial Information for

the Nine-Month Periods Ended September 30, 2003 and 2002

Statements of Income

	Nine months ended
	September 30,

	2003	2002

	(Expressed in
	thousands of
	U.S. dollars)
Interest income

Loan portfolio	205,920	218,780

Investments and deposits with banks	19,601	21,153

Total interest income	225,521	239,933

Interest expense

Deposits	2,334	5,154

Commercial paper	4,276	7,070

Advances and short-term borrowings	5,708	9,348

Bonds	77,030	72,622

Borrowings and other obligations	7,566	12,118

Total interest expense	96,914	106,312

Net interest income	128,607	133,621

Provision for loan losses	15,750	30,400

Net interest income, after provision for loan losses	112,857	103,221
Non-interest income

Commissions	17,039	24,954

Impairment charge for equity investments	(3,067)	(3,528)

Dividends and equity in earnings of investees	3,444	1,939

Other income	1,200	683

Total non-interest income	18,616	24,048

Non-interest expenses

Commissions	5,509	5,575

Administrative expenses	23,628	22,399

Other expenses	1,829	1,744

Total non-interest expenses	30,966	29,718

Net income	100,507	97,551

CORPORACION ANDINA DE FOMENTO (CAF)

Unaudited Interim Financial Information for

the Nine-Month Periods Ended September 30, 2003 and 2002

Statements of Cash Flows

	Nine months ended
	September 30,

	2003	2002

	(Expressed in thousands
	of U.S. dollars)
Cash flows from operating activities

Net income	100,507	97,551

Adjustments to reconcile net income to net cash provided by (used in) operating activities

Provision for loan losses	15,750	30,400

Impairment charge for equity investments	3,067	3,528

Equity in earnings of investees	(1,707)	(662)

Amortization of deferred charges	1,419	1,230

Depreciation of property and equipment	1,740	1,387

Provision for employees’ severance benefits	2,625	2,409

Employees’ savings plan	1,769	1,265
Net changes in operating assets and liabilities

Securities purchased under resale agreements	—	(25,000)

Net loss on sale of trading securities	157	1,393

Severance indemnities paid or advanced	(1,422)	(1,751)

Employees’ savings plan paid or advanced	(471)	(606)

Trading securities	(57,091)	(200,736)

Interest and commissions receivable	(15,954)	(10,204)

Other assets	(11,674)	990

Accrued interest and commissions payable	(1,236)	(16,333)

Accrued expenses and other liabilities	15,697	(839)

Total adjustments	(47,331)	(213,529)

Net cash provided by operating activities	53,176	(115,978)

Cash flows from investing activities

Purchases of held-to-maturity securities	(577,549)	(484,565)

Maturities and prepayments of held-to-maturity securities	447,025	595,123

Loan origination and principal collections, net	(221,206)	(514,011)

Equity investments	3,204	(1,179)

Purchases of property and equipment	(3,227)	(2,176)

Net cash used in investing activities	(351,753)	(406,808)

Carried forward	(298,577)	(522,786)

CORPORACION ANDINA DE FOMENTO (CAF)

Unaudited Interim Financial Information for

the Nine-Month Periods Ended September 30, 2003 and 2002

Statements of Cash Flows (continued)

	Nine months ended
	September 30,

	2003	2002

	(Expressed in thousands
	of U.S. dollars)

Brought forward	(298,577)	(522,786)

Cash flows from financing activities

Net increase (decrease) in deposits	75,728	(232,689)

Net change in securities sold under repurchase agreements	—	(33,958)

Net increase (decrease) in commercial paper	(53,839)	197,559

Net decrease in advances and short-term borrowings	(108,252)	(195,356)

Proceeds from issuance of bonds	889,020	928,854

Repayment of bonds	(510,267)	(244,581)

Net change in borrowings and other obligations	(56,504)	(45,548)

Distributions to stockholders’ funds	(18,500)	(19,100)

Capital increase, net of stock dividends	76,215	55,820

Additional paid-in capital	84,562	60,717

Net cash provided by financing activities	378,163	471,718

Net increase (decrease) in cash and cash equivalents	79,586	(51,068)

Cash and cash equivalents at beginning of year	703,879	609,709

Cash and cash equivalents at end of the period	783,465	558,641

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to Unaudited Interim Financial Information

September 30, 2003 and 2002

(1) Basis of Presentation

      The interim financial information as of September 30, 2003 and September 30, 2002 and for the nine-month periods ended September 30, 2003 and 2002 is unaudited and has been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, such interim financial information includes all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The results of operations for the nine-month period ended September 30, 2003 are not necessarily an indication of the results to be expected for the full year 2003.

      This interim financial information should be read in conjunction with the Corporation’s financial statements as of December 31, 2002, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2002 and the notes thereto presented in the prospectus.

(2) Commitments and Contingencies

      Commitments and contingencies include the following (in thousands of U.S. dollars):

	September 30,

	2003	2002

Credit agreements subscribed	1,793,344	870,572

Lines of credit for foreign trade	581,721	1,194,528

Letters of credit for foreign trade	18,378	12,919

Guarantees	183,333	183,333

Other	61,917	23,858

      These commitments and contingencies result from the normal course of the Corporation’s business and are related principally to loans and loan equivalents that have been approved or committed for disbursement.

      In the ordinary course of business the Corporation has entered into commitments to extend credit. Such financial instruments are recorded as commitments upon signing the corresponding contract and are reported in the financial statements when disbursements are made.

      The contracts to extend credit have fixed expiration dates and in some cases expire without disbursements having been made. Also based on experience, part of the disbursements are made up to two years after the signing of the contract. Therefore, the total commitment amounts do not necessarily represent future cash requirements.

      In the event the credit lines are not utilized, no additional cost is incurred by the Corporation.

      Guarantees represent partial credit guarantees given to the Republic of Colombia for the payment of principal and interest up to the following amounts (in thousands of U.S. dollars):

	September 30,

	2003	2002

2005	100,000	100,000

2007	83,333	83,333

	183,333	183,333

  Litigation

      Litigation is currently pending against the Corporation and another entity in U.S. District Court for the Southern District of New York in connection with loans made to Concesionaria DHM, S.A. (“DHM”), an Ecuadorian company, for the purposes of financing the rehabilitation and expansion of a toll road in Ecuador. The amount of the loan by the Corporation to DHM was $12.6 million of which $3.2 million was disbursed. DHM defaulted on the loan. DHM is alleging that the Corporation breached the loan agreement by failing to make additional disbursements and that, consequently, DHM suffered damages. DHM is seeking judgment against the Corporation and the other entity for damages in an amount not less than $75 million. The Corporation is contesting this claim and does not believe the outcome of this claim will have a material adverse effect on its financial condition or results of operations.

      On June 30, 2003, the Corporation sold its participation in the A/ B loan made to Infonet, Redes, de Informacion, C.A., a Venezuelan communications company, ending the Corporation’s litigation with Infonet over this matter. As a result of the sale, there was a recovery of $5.3 million of a charge off on the loan recorded in prior years. This recovery was credited to the allowance for loan losses during the nine-month period ended September 30, 2003. The sale of the loan did not have a material adverse effect on the Corporation’s operations or loan portfolio.

DESCRIPTION OF THE NOTES

      This prospectus supplement describes the terms of the notes in greater detail than the prospectus and may provide information that differs from the prospectus. If the information in this prospectus supplement differs from the prospectus, you should rely on the information in this prospectus supplement.

General

      We will issue the notes under a fiscal agency agreement, dated as of March 17, 1998, between us and JPMorgan Chase Bank, (formerly The Chase Manhattan Bank), as fiscal agent.

      This description of the notes includes summaries of our understanding of certain customary rules and operating procedures of The Depository Trust Company, or DTC, that affect transfers of interests in the global note. DTC may amend its customary rules and operating procedures after the date of this prospectus supplement.

      The notes are not secured by any of our property or assets. Accordingly, your ownership of notes means you are one of our unsecured creditors. The notes are not subordinated in right of payment to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. “Indebtedness” means all indebtedness of CAF in respect of monies borrowed by us and guarantees given by us for monies borrowed by others.

Interest

      Each note will bear interest from January 26, 2004 or from the most recent interest payment date on which we have paid or provided for interest on the notes. The interest rate per annum for the notes will be reset quarterly on the first day of each Interest Period (as defined below) and will be equal to LIBOR (as defined below) plus 0.35%, as determined by the Calculation Agent (as defined below). The amount of interest with respect to the notes for each day the notes are outstanding, which we refer to as the “Daily Interest Amount”, will be calculated by dividing the applicable interest rate in effect for that day by 360 and multiplying the result by the principal amount of the notes. The amount of interest to be paid on the notes for each Interest Period will be calculated by adding the applicable Daily Interest Amounts for each day in the Interest Period.

      We will pay interest on the notes on January 26, April 26, July 26 and October 26 of each year, commencing on April 26, 2004 until maturity on January 26, 2007. Each of these dates on which we will pay interest is referred to as an “interest payment date”. If any interest payment date would fall on a day that is not a business day (as defined below), other than the interest payment date that is also the date of maturity, that interest payment date will be postponed to the following day that is a business day, except that if such next business day is in a different month, then that interest payment date will be the immediately preceding day that is a business day. If the date of maturity is not a business day, payment of principal and interest on the notes will be made on the following day that is a business day and no interest will accrue for the period from and after such date of maturity. Interest on a note will be paid to the person in whose name such note was registered at the close of business on the fifteenth calendar day, whether or not a business day, prior to the interest payment date.

      Except as described below for the first Interest Period, on each interest payment date of the notes, we will pay interest for the period commencing on and including the immediately preceding interest payment date and ending on and including the next day preceding that interest payment date. We will refer to this period as an “Interest Period.” The first Interest Period will begin on and include January 26, 2004 and, subject to the immediately preceding paragraph, will end on and include April 25, 2004.

      “business day” for purposes of this prospectus supplement is a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed.

      “LIBOR”, with respect to an Interest Period, shall be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day (as defined below) after the Determination Date (as defined below) that appears on Telerate Page 3750 (as defined below) as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include this rate or is unavailable on the Determination Date, the Calculation Agent (as defined below) will request the principal London office of each of three major banks in the London interbank market, one of which shall be Credit Suisse First Boston and the other two to be selected by the Calculation Agent, to provide that bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on the Determination Date to prime banks in the London interbank market for deposits in a Representative Amount (as defined below) in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If two offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of those quotations. If fewer than two quotations are so provided, the Calculation Agent will request each of three major banks in New York City, one of which shall be Credit Suisse First Boston and the other two of which shall be selected by the Calculation Agent, to provide that bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on the Determination Date for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If two offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of those rates. If fewer than two rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

      “Calculation Agent” means JPMorgan Chase Bank.

      “Determination Date” with respect to an Interest Period will be the second London Banking Day preceding the first day of the Interest Period.

      “London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

      “Representative Amount” means a principal amount that is representative for a single transaction in the relevant market at the relevant time.

      “Telerate Page 3750” means the display designated as “Page 3750” on Bridge Telerate, Inc. or any successor service (or such other page as may replace Page 3750 on that service or a successor service).

      All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (for example, 9.876545% (or .09876545) being rounded to 9.87655% (or ..0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

      The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to notes in which $2,500,000 or more has been invested.

      The Calculation Agent will, upon the request of the holder of any note, provide the interest rate then in effect. All calculations of the Calculation Agent, in the absence of manifest error, shall be conclusive for all purposes and binding on us and holders of the notes. CAF may appoint a successor Calculation Agent with the written consent of the paying agent, which consent shall not be unreasonably withheld.

Form and Denominations

     The Global Note

      We will issue the notes in the form of one or more global debt securities (which we refer to as the global note) registered in the name of Cede & Co., as nominee of DTC. The global note will be issued:

•	only in fully registered form, and

•	without interest coupons.

You may hold beneficial interests in the global note directly through DTC if you have an account at DTC, or indirectly through organizations that have accounts at DTC. Organizations that have such accounts at DTC include Euroclear Bank, as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), and therefore participants in Euroclear and Clearstream will hold beneficial interests in the notes indirectly at DTC.

      What is a Global Security? A global security (such as the global note) is a special type of security held in the form of a certificate by a depositary for the investors in a particular issue of securities. The aggregate principal amount of the global security equals the sum of the principal amounts of the issue of securities it represents. The depositary or its nominee is the sole legal holder of the global security. The beneficial interests of investors in the issue of securities are represented in book-entry form in the computerized records of the depositary. If investors want to purchase securities represented by a global security, they must do so through brokers, banks or other financial institutions that have an account with the depositary. In the case of the notes, DTC will act as depositary and Cede & Co. will act as DTC’s nominee.

      Special Investor Considerations for Global Securities. Because you, as an investor, will not be a registered legal holder of the global note, your rights relating to the global note will be governed by the account rules of your bank or broker and of the depositary, DTC, as well as general laws relating to securities transfers. We will not recognize a typical investor as a legal owner of the notes and instead will deal only with the fiscal agent and DTC, the depositary that is the registered legal holder of the global note.

      You should be aware that as long as the notes are issued only in the form of a global security:

•	You cannot get the notes registered in your own name.

•	You cannot receive physical certificates for your interests in the notes.

•	You will not be a registered legal holder of the notes and must look to your own bank or broker for payments on the notes and protection of your legal rights relating to the notes.

•	You may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	As an owner of beneficial interests in the global note, you may not be able to pledge your interests to anyone who does not have an account with DTC, or to otherwise take actions in respect of your interests, because you cannot get physical certificates representing those interests.

•	DTC’s policies will govern payments of principal and interest, transfers, exchanges and other matters relating to your interest in the global note. We and the fiscal agent have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the global note. Also, we and the fiscal agent do not supervise DTC in any way.

•	DTC will require that interests in the global note be purchased or sold within its system using same-day funds.

      Description of DTC. DTC has informed us that:

      DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

      DTC was created to hold securities for financial institutions that have accounts with it, and to facilitate the clearance and settlement of securities transactions between the account holders through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates. DTC account holders include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC account holder, either directly or indirectly.

      DTC’s rules are on file with the Securities and Exchange Commission.

      DTC’s records reflect only the identity of the account holder to whose accounts beneficial interests in the global note are credited. These account holders may or may not be the owners of the beneficial interests so recorded. The account holders will be responsible for keeping account of their holdings on behalf of the beneficial owners.

     Definitive Notes

      In a few special situations described in the next paragraph, the global note will terminate and your interests in it will be exchanged for physical certificates representing the notes. After that exchange, the choice of whether to hold the notes directly or in “street name” (in computerized book-entry form) will be up to you. You must consult your own bank or broker to find out how to have your interests in the notes transferred to your own name, if you wish to be a direct legal holder of the notes.

      We will cause definitive notes to be issued in exchange for the global note if DTC notifies us that:

•	it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note; or

•	it has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when it is required to be so registered; and

•	we do not appoint a successor depositary within 90 days; or

•	an event of default with respect to the notes represented by the global note has occurred and is continuing as described under “Description of the Debt Securities — Default; Acceleration of Maturity” on page 35 of the prospectus; or

•	we decide in our sole discretion not to have any of the notes represented by the global note.

      We would issue definitive notes in this way:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

      Any definitive notes issued in this way would be registered in the names and denominations requested by DTC.

Payments on the Notes

      The Global Note. The fiscal agent will make payments of principal of, and interest on, the global note to Cede & Co., the nominee for DTC, as the registered owner. The principal of, and interest on, the notes will be payable in immediately available funds in U.S. dollars.

      We understand that it is DTC’s current practice, upon DTC’s receipt of any payment of principal of, or interest on, global securities such as the global note, to credit the accounts of DTC account holders with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC. Payments by DTC account holders to owners of beneficial interests in the global note held through these account holders will be the responsibility of the account holders, as is now the case with securities held for the accounts of customers registered in “street name.”

      Neither we nor the fiscal agent will have any responsibility or liability for any aspect of DTC’s or its account holders’ records relating to, or payments made on account of, beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

      Payment in respect of the notes in global form will be made in accordance with the rules of Euroclear Bank S.A./N.V., as operator of the Euroclear System and Clearstream Banking, societé anonyme, Luxembourg.

      “Street name” and other owners of beneficial interests in the global note should consult their banks or brokers for information on how they will receive payments.

      Definitive Notes. J.P. Morgan Bank Luxembourg S.A., 5 rue Plaetis, L-2338 Luxembourg, has been appointed to act, if any definitive notes are issued, as paying agent in Luxembourg in relation to those notes. If any definitive notes are issued, we will maintain a paying agent in Luxembourg for as long as any notes are listed on the Luxembourg Stock Exchange. Payment of the principal of definitive notes, if any exist, may be made at the office of the fiscal agent or the Luxembourg paying agent. Payment of the interest on definitive notes will be paid by check mailed to you, or paid to you at the office of the Luxembourg paying agent, if you are a registered holder of definitive notes. At the request of a registered holder of more than $1,000,000 principal amount of definitive notes, payments of principal or interest may be made to that holder by wire transfer.

      Unclaimed Payments on the Notes. Any monies we pay to our fiscal agent or any paying agent for the payment of the principal of or interest on any notes that remains unclaimed at the end of two years after such principal or interest has become due and payable will be repaid to us by such agent. Upon such repayment, all liability of our fiscal agent or any paying agent with respect to such monies shall thereupon cease, without, however, limiting in any way our unconditional obligation to pay principal of or any interest on the notes when due.

Transfer and Exchange of the Notes

      The Global Note. Except as described below, the global note may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee.

      Beneficial Interests in the Global Note. Beneficial interests in the global note will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC. Beneficial interests will be in the amount of $100,000 and integral multiples of $1,000 in excess thereof.

      Definitive Notes. You may present definitive notes, if any exist, for registration of transfer or exchange at the corporate trust office of the fiscal agent in the City of New York, which we have appointed as the security registrar and transfer agent for the notes.

      Luxembourg Transfer Agent. If any definitive notes are issued and at that time the notes are listed on the Luxembourg Stock Exchange, we will appoint a transfer agent in Luxembourg, which we anticipate being the same entity that serves as our Luxembourg paying agent. In such circumstances, transfers or exchanges of any definitive notes may be made at the office of our Luxembourg transfer agent (in addition to the corporate trust office of the fiscal agent).

Exercise of Legal Rights Under the Notes

      DTC may grant proxies or otherwise authorize DTC account holders (or persons holding beneficial interests in the notes through DTC account holders) to exercise any rights of a legal holder of the global note or take any other actions that a holder is entitled to take under the fiscal agency agreement or the notes. Under its usual procedures, as soon as possible after a record date, DTC would mail an omnibus proxy to us assigning Cede & Co.’s consenting or voting rights to those DTC account holders to whose accounts the notes are credited on such record date. Accordingly, in order to exercise any rights of a holder of notes, as an owner of a beneficial interest in the global note you must rely on the procedures of DTC and, if you are not an account holder, on the procedures of the account holder through which you own your interest.

      We understand that, under existing industry practice, in the event that you, as an owner of a beneficial interest in the global note, desire to take any action that Cede & Co., as the holder of the global note, is entitled to take, Cede & Co. would authorize the relevant DTC account holder to take the action, and the account holder would authorize you, as an owner of a beneficial interest in the global note, through its accounts, to take the action or would otherwise act upon the instructions of beneficial owners owning through it.

      Although DTC has agreed to the procedures described above in order to facilitate transfers of notes among DTC account holders, DTC is under no obligation to perform or continue to perform such procedures, and these procedures may be modified or discontinued at any time.

      “Street name” and other owners of beneficial interests in the global note should consult their banks or brokers for information on how to exercise and protect their rights in the notes represented by the global note.

Notices

      Notices will be sent by mail to the registered holders of the notes and will be published, whether the notes are in global or definitive form, so long as the notes are listed on the Luxembourg Stock Exchange, in daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the Luxembourger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the notes are listed on the Luxembourg Stock Exchange, any change in the Luxembourg paying agent will be published in Luxembourg in the manner set forth above.

Certain Other Provisions

      You should refer to the accompanying prospectus under the heading “Description of the Debt Securities” for a description of certain other provisions of the notes and the fiscal agency agreement.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

      Initial settlement for interests in the notes will be made in same-day U.S. dollar funds.

      With regard to secondary market trading of interests in the notes, we understand the following:

Secondary market sales of interests in the notes between DTC participants will occur in the ordinary way in accordance with DTC rules. Secondary market sales of interests in the notes held through Euroclear or Clearstream to purchasers of interests in the notes through Euroclear or Clearstream will be conducted in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds.

Cross-market transfers between persons holding interests in the notes directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the notes in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the respective U.S. depositary.

Because of time-zone differences, credits of interests in the notes received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be dated the business day following the DTC settlement date. Such credits or any transactions in such interests in the notes settled during such processing will be reported to the relevant Euroclear or Clearstream participants on such business day. Cash received in Euroclear or Clearstream as a result of sales of interests in the notes by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

      Although we expect that DTC, Euroclear and Clearstream will follow the foregoing procedures in order to facilitate transfers of interests in notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be changed or discontinued at any time. None of us, the fiscal agent or any other agent will have any responsibility for the performance by any clearing system, or their respective direct or indirect participants or accountholders, of their respective obligations under the rules and procedures governing their operations.

TAXATION

United States Taxation — Change in Capital Gain Tax Rate

      Under recently enacted United States tax legislation, capital gain of a noncorporate United States holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement dated May 24, 2000 and the related pricing agreement dated January 20, 2004, we have agreed to sell to Credit Suisse First Boston LLC all of the notes.

      The underwriting agreement and related pricing agreement provide that the underwriter is obligated to purchase all of the notes if any are purchased. We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments which the underwriter may be required to make in that respect.

      We estimate that our out of pocket expenses for this offering will be approximately $150,000.

Commissions and Discounts

      The underwriter proposes to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.125% of the principal amount per note. The underwriter and selling group members may allow a discount of 0.125% of the principal amount per note on sales to other broker/dealers. After the initial public offering the underwriter may change the public offering price and concession and discount to broker/dealers.

New Issue of Notes

      The notes are a new issue of securities with no established trading market. We have been advised by the underwriter that it intends to make a secondary market for the notes. However, it is not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

Price Stabilization and Short Positions

      In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions and covering transactions.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of notes in excess of the principal amount of notes the underwriter is obligated to purchase, which creates a short position.

•	Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

      These stabilizing transactions may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Settlement and Sale of the Notes

      We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the fourth business day following the date hereof (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the U.S. Securities and Exchange Commission under the Securities Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Selling Restrictions

      The underwriter has represented and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and in a manner that will not impose any obligations on CAF except as set forth in the purchase agreement.

      The underwriter will act as follows with respect to the following jurisdictions:

• Cayman Islands. No invitation may be made to the public in the Cayman Islands to subscribe for or purchase the notes.

• Denmark. This prospectus has not been filed with or approved by the Danish Securities Council or any other regulatory authority in the Kingdom of Denmark. Accordingly, under the underwriting agreement, the underwriter has represented and agreed that the securities have not been offered or sold and may not be offered, sold or delivered directly or indirectly in Denmark, unless in compliance with Chapter 12 of the Danish Act on Trading in Securities and the Danish Executive Order No. 166 of 13 March 2003 on the First Public Offer of Certain Securities issued pursuant hereto as amended from time to time.

• The Netherlands. The notes may not be offered, sold, transferred or delivered in or from The Netherlands as part of their initial distribution or as part of any re-offering, and neither this prospectus supplement nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

• Spain. The notes may not be offered or sold in Spain except in accordance with the requirements of the Securities Market Act (Ley 24/1988 de 28 de julio, del Mercado de Valores, as amended by Act 37/1998 of November 16) and the Royal Decree 291/1992 on Issues and Public Offering of Securities (Real Decreto 291/1992 de 27 de Marzo, sobre Emisiones y Ofertas Publicas de Venta de Valores), as amended or restated by the Royal Decree 2590/1998 of December 7, and further subsequent legislation.

This prospectus is neither verified nor registered in the administrative registries of the Comision Nacional del Mercado de Valores, and therefore a public offer for the subscription of the notes will not be carried out in Spain. Notwithstanding that and in accordance with article 7 of the Royal Decree 291/1992, a private placement of the notes addressed exclusively to institutional investors (as defined in Article 7.1(a) of the Royal Decree 291/1992) may be carried out.

• United Kingdom. The underwriter has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; it has only communicated or caused to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to CAF; and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

      Any distribution of the notes in Canada will be made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

      By purchasing notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action – Ontario Purchasers Only

      Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this circular contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

      All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

      Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

VALIDITY OF THE NOTES

      Sullivan & Cromwell LLP, Washington, D.C., will pass upon the validity of the notes on CAF’s behalf. Wilmer, Cutler & Pickering, Washington, D.C., will pass upon the validity of the notes on behalf of the underwriter. Sullivan & Cromwell LLP and Wilmer, Cutler & Pickering may rely as to certain matters on the opinion of Fernando Dongilio, CAF’s Chief Legal Counsel.

GENERAL INFORMATION

1.	The creation and issue of the notes has been authorized by the Resolutions of the Executive President of CAF dated January 20, 2004, pursuant to the powers delegated to the Executive President by Resolution No. 1521/2003 of the Board of Directors of CAF dated December 9, 2003.

2.	Save as disclosed in this prospectus supplement and the basic prospectus incorporated by reference herein, there are no litigation or arbitration proceedings against or affecting CAF or any of its assets, nor is CAF aware of any pending or threatened proceedings, which are or might reasonably be expected to be material in the context of the issue of the notes.

3.	Save as disclosed in this prospectus supplement and the basic prospectus incorporated by reference herein, there has been no adverse change, or any development reasonably likely to involve an adverse change, in the condition (financial or otherwise) or general affairs of CAF since December 31, 2002 that is material in the context of the issue of the notes.

4.	For so long as any notes remain outstanding, copies of the following may be inspected during normal business hours at the offices of each of the Luxembourg paying agent, the Luxembourg listing agent and CAF’s principal office, at the addresses listed on the back cover page of this prospectus supplement:

(a)	the Fiscal Agency Agreement.

5.	For so long as any notes remain outstanding, copies of the following documents (together, where necessary with English translations thereof) may be obtained during normal business hours at the offices of each of the Luxembourg paying agent, the Luxembourg listing agent and CAF’s principal office, at the addresses listed on the back cover page of this prospectus supplement:

(a)	the audited financial statements of CAF for the years ended December 31, 2001 and December 31, 2002 and the unaudited financial statements of CAF for the nine months ended September 30, 2003; and

(b)	the latest published unaudited quarterly interim and audited year-end financial statements of CAF.

6.	In connection with the application of the notes to be listed on the Luxembourg Stock Exchange, copies of the Constitutive Agreement of CAF (together with an English translation thereof) and a legal notice relating to the issue of the notes will be deposited prior to listing with the Régistre de Commerce et des Societés in Luxembourg, where they may be inspected and copies obtained upon request.

7.	The Notes have been accepted for clearance through Clearstream and Euroclear, and have been assigned a Common Code 018478749, ISIN No. US219868AR71, and CUSIP No. 219868AR71.

$1,250,000,000

Corporación Andina de Fomento

Debt Securities

Guarantees

        We may from time to time offer up to $1,250,000,000 (or its equivalent in other currencies) aggregate principal amount of the securities described in this prospectus. The securities may be debentures, notes, guarantees or other unsecured evidences of indebtedness. In the case of debt securities sold at an original issue discount, we may issue a higher principal amount up to an initial public offering price of $1,250,000,000 (or its equivalent).

      We may offer the securities from time to time as separate issues. In connection with any offering, we will provide a prospectus supplement describing the amounts, prices, maturities, rates and other terms of the securities we are offering in each issue.

      We may sell the securities directly to or through underwriters, and may also sell securities directly to other purchasers or through agents.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 13, 2003

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under the Securities Act of 1933, using a “shelf” registration process. Under the shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,250,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

      This prospectus provides you with a general description of our business and of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement before purchasing our securities. If the information in the prospectus supplement differs from the information in this prospectus or in the registration statement, you should rely on the information in the prospectus supplement.

      The registration statement, any post-effective amendment to the registration statement and their various exhibits contain additional information about Corporación Andina de Fomento (“CAF”), the securities we may issue and other matters. All of these documents may be inspected at the offices of the Securities and Exchange Commission.

      You should rely only on the information in this prospectus or in other documents to which we have referred you in making your investment decision. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date specified on the cover of this document.

      Except as otherwise specified, all amounts in this prospectus are expressed in United States dollars (“dollars,” “$,” “US$” or “U.S. dollars”).

      Certain amounts that appear in this prospectus may not sum because of rounding adjustments.

FORWARD-LOOKING INFORMATION

      This prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Securities Exchange Act. Statements that are not historical facts are statements about our beliefs and expectations and may include forward-looking statements. These statements are identified by words such as “believe”, “expect”, “anticipate”, “should” and words of similar meaning. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual financial and other results may differ materially from the results discussed in the forward-looking statements. Therefore, you should not place undue reliance on them. Factors that might cause such a difference include, but are not limited to, those discussed in this prospectus, such as the effects of economic or political turmoil in one or more of our member countries.

CORPORACIÓN ANDINA DE FOMENTO

      CAF was established in 1968 pursuant to the Agreement establishing the Corporación Andina de Fomento, an international treaty, to foster and promote economic development within the Andean Community. CAF is a multilateral financial institution. Our principal stockholders are the current member countries of the Andean Community — the Republics of Bolivia, Colombia, Ecuador, Peru and the Bolivarian Republic of Venezuela, which collectively accounted for 94.4% of the nominal value of the paid-in capital at December 31, 2002. As of that date, our non-regional stockholders included Brazil, Chile, Costa Rica, Jamaica, Mexico, Panama, Paraguay, Trinidad and Tobago and Uruguay, which collectively accounted for 5.5% of the nominal value of the paid-in capital at December 31, 2002. In 2003, Spain and Argentina became non-regional shareholders. Our shares are also held by 21 financial institutions based in the Andean Community countries, which collectively accounted for 0.1% of the nominal value of the paid-in capital at December 31, 2002. CAF commenced operations in 1970. Our headquarters are in Caracas, Venezuela, and we have regional offices in the capital cities of each of the four remaining Andean Community countries.

      We offer financial and related services to the governments of the stockholder countries, as well as public and private institutions, corporations and joint ventures operating in said countries. Primarily, we provide short, medium and long-term loans, technical co-operation and guarantees; to a lesser extent, we also participate as a limited equity investor in corporations and investment funds.

      The treaty establishing CAF generally delegates to our Board of Directors the power to establish and direct our financial, credit and economic policies. Our Board of Directors has adopted a formal statement of our financial and operational policies, the Políticas de Gestión. These operational policies provide our management with guidance as to significant financial and operational issues, and they may not be amended by the Board of Directors in any manner inconsistent with the treaty. In 1996, the treaty was amended to include and further increase certain lending and borrowing limitations previously set forth in these operational policies. See “Operations of CAF — Credit Policies”.

      We raise funds for operations both within and outside the Andean Community countries. Our strategy with respect to funding, to the extent possible under prevailing market conditions, is to match the maturities of our liabilities to the maturities of our loan portfolio.

      Our objective is to support sustainable development and economic integration within the Andean Community countries by helping the Andean Community countries make their economies diversified, competitive and more responsive to social needs.

LEGAL STATUS OF CAF

      As an international treaty organization, we are a legal entity under public international law. We have our own legal personality, which permits us to enter into contracts, acquire and dispose of property and take legal action. The treaty establishing CAF has been ratified by the legislature in each of the Andean Community countries. We have been granted the following immunities and privileges in each Andean country:

(1)	immunity from expropriation, search, requisition, confiscation, seizure, sequestration, attachment, retention or any other form of forceful seizure by reason of executive or administrative action by any of the Andean Community countries and immunity from enforcement of judicial proceedings by any party prior to final judgment;

(2)	free convertibility and transferability of our assets;

(3)	exemption from all taxes and tariffs on income, properties or assets, and from any liability involving payment, withholding or collection of any taxes; and

(4)	exemption from any restrictions, regulations, controls or moratoria with respect to our property or assets.

      In addition, we have entered into agreements with each of our non-regional stockholders except Chile. Pursuant to these agreements, each country has agreed to extend to us, with respect to our activities in and concerning that country, immunities and privileges similar to those we have been granted in the Andean Community countries.

USE OF PROCEEDS

      Unless otherwise specified in the accompanying prospectus supplement, we will use the net proceeds of the sale of the securities to fund our lending operations.

CAPITALIZATION AND INDEBTEDNESS

      The following table sets forth our capitalization and indebtedness at March 31, 2003 and does not give effect to any transaction since that date. On April 15, 2003 we issued €100,000,000 aggregate principal amount of our 6.375% Notes due 2009, and other than the issuance of those notes, there has been no material change in CAF’s capitalization and indebtedness since March 31, 2003.

At March 31,
2003

(in U.S.$ millions)

Short-term debt (1)	1,896.4

Long-term debt (maturities over one year)	3,552.9

Stockholders’ Equity

Capital

Subscribed capital, paid-in and receivable (authorized capital $5.0 billion) (2)	1,576.5

Less: Capital receivable	(340.0)

Paid-in capital	1,236.5

Additional paid-in capital	82.2

Total	1,318.7

Reserves

Mandatory reserve	192.5

General reserve	560.1

Total reserves	752.6

Retained earnings	34.3

Total stockholders’ equity	2,105.5

Total long-term debt and stockholders’ equity	5,658.4

(1)	Includes deposits, accrued interest and commissions payable.

(2)	In addition to subscribed capital shown in the table, CAF’s subscribed capital included callable capital of $1,112.0 million at March 31, 2003.

CAPITAL STRUCTURE

General

      Our authorized capital is $5.0 billion, of which $3.1 billion will be paid-in capital and $1.9 billion will be callable capital.

      Our shares are divided into Series “A” shares, Series “B” shares and Series “C” shares.

      Series “A” shares may be owned only by Andean Community countries. Each Andean Community country owns one Series “A” share, which is held by the government, either directly or through a government-designated social or public purpose institution. Each of the five Andean Community countries owning Series “A” shares is entitled to elect one Director and one Alternate Director to our Board of Directors.

      Series “B” shares are also owned by Andean Community countries and are held by the governments either directly or through designated governmental entities, except for certain Series “B” shares, constituting 0.1% of our outstanding shares, which are owned by 21 private sector financial institutions in the Andean Community countries. We offered and sold Series “B” shares to private sector financial institutions in 1989 in order to obtain the benefit of their views in the deliberations of our Board of Directors. The five Andean Community countries owning Series “B” shares are entitled to elect a total of five additional Directors and five Alternate Directors through cumulative voting, and the 21 private sector owners of Series “B” shares separately are entitled to elect one Director and one Alternate Director.

      Series “C” shares are currently owned by 11 countries that are not members of the Andean Community: Argentina, Brazil, Chile, Costa Rica, Jamaica, Mexico, Panama, Paraguay, Spain, Trinidad and Tobago and Uruguay. We make available Series “C” shares for subscription by countries outside the Andean Community in order to strengthen links between these countries and the Andean Community countries. Ownership of our Series “C” shares by countries outside the Andean Community makes entities in these countries that deal with entities in Andean Community countries eligible to receive loans from us with respect to these dealings. At December 31, 2002, holders of Series “C” shares collectively were entitled to elect two Directors and two Alternate Directors. Our Board of Directors is comprised of thirteen Directors.

      Under the treaty establishing CAF, Series “A” shares may be held by or transferred only to governments or government-designated social or public purpose institutions. Series “B” shares also may be held by or transferred to such entities and, in addition, may be held by or transferred to private corporations or individuals, except that no more than 49% of the Series “B” shares within any country may be held by private stockholders. Series “C” shares may be held by or transferred to public or private entities outside the Andean Community countries. Unless a member withdraws, shares may be transferred only to entities in the same country.

Paid-in Capital and Capital Receivable

      At December 31, 2002, CAF’s subscribed paid-in and receivable capital was $1.4 billion, of which $1.2 billion was paid-in capital and $277.3 million was capital receivable in installments. Over the years, we have had several increases of subscribed capital. Our most recent capital increases occurred in 1990, 1996, 1997, 1999, and 2002.

      In 1990, Andean Community countries subscribed to a paid-in capital increase of $500.0 million, payable in ten annual installments through 2001. Through the year 2001, each of Colombia, Peru and Venezuela made annual installment payments of $14.0 million, and each of Bolivia and Ecuador made annual installment payments of $4.0 million. This capital increase was paid in full in 2001.

      In 1996, Brazil subscribed to $25.4 million of our capital payable in three equal annual installments, the last annual installment of which was paid in 1998.

      In 1997, Panama subscribed to $9.7 million of our paid-in capital, payable in five installments commencing in 1997. Panama’s subscription was paid in full in 2001. Also in 1997, Paraguay subscribed to $9.7 million of our paid-in capital, payable in five installments commencing in 1998, and the subscription was paid in full in March 2003.

      In 1999, the Andean Community countries subscribed to a paid-in capital increase of $600.0 million, payable in seven annual installments through 2006. The payments made on this new subscription in 2000 and 2001 were in addition to the payments to be made in those years under the 1990 subscription. The subscriptions of Ecuador and Bolivia each account for approximately 8% of that amount, and the subscriptions of Colombia, Peru and Venezuela each account for approximately 28% of that amount. Also in 1999, Jamaica became a new member of CAF by subscribing to $1.0 million of capital. Jamaica’s subscription will be payable in two installments. Lastly, in 1999, Brazil subscribed to an additional capital contribution of $25.0 million, of which $18.6 million was paid as of December 31, 2001 and which was paid in full in February 2002.

      In 2001, Uruguay subscribed to paid-in capital of $5.0 million, of which it paid installments of $1.7 million in each of January 2002 and January 2003. The final installment is due in 2004. Also in 2002, Uruguay subscribed to an additional $15.0 million of paid-in capital, which is payable in semi-annual installments beginning in June 2003.

      In 2001, Argentina subscribed to paid-in capital of $25.0 million, and in 2003, it made its initial payment of $8.3 million. The balance is payable in two equal annual installments.

      In April 2002, Costa Rica paid in full its subscribed capital of $20.0 million.

      In 2002, the Andean Community countries subscribed to a paid-in capital increase of $250.0 million. Some countries will pay in four annual installments and others in five or six annual installments.

      In 2002, Spain subscribed to paid-in capital of $100.0 million, of which it paid $33.3 million in January 2003. The balance is payable in two equal annual installments. Spain also subscribed to callable capital of $200.0 million.

      Since 1996, capital contributions to CAF have included a premium (valor patrimonial) paid on each share purchased. This premium is in addition to the nominal $5,000 per share value established by CAF’s by-laws. The premium is determined at the beginning of each subscription and applies to all payments under that subscription. The subscription figures in each of the preceding three paragraphs reflect such a premium. The premium for the 1999 subscriptions described above was $5,450 per share. The premium for 2002 subscriptions was $5,850 per share.

      All stockholders are current in their capital payments.

      The following table sets out the nominal value of our subscribed paid-in capital and capital receivable as of December 31, 2002:

Stockholders	Paid-in Capital	Capital Receivable

	(in thousands)

Series “A” Shares

Bolivia	$1,200	$—

Colombia	1,200	—

Ecuador	1,200	—

Peru	1,200	—

Venezuela	1,200	—

Series “B” Shares:

Bolivia	87,000	23,940

Colombia	308,815	83,720

Ecuador	87,000	23,940

Peru	308,035	52,170

Venezuela	308,035	84,500

Private sector financial institutions	1,080	0

Series “C” Shares:

Brazil	28,175	0

Chile	1,270	0

Costa Rica	9,475	0

Jamaica	425	135

Mexico	13,565	0

Panama	5,365	0

Paraguay	4,885	395

Trinidad and Tobago	605	0

Uruguay	790	8,500

Total	$1,170,520	$277,300

Reserves

      Article 42 of the treaty establishing CAF requires that at least 10% of our net income in each year be allocated to a mandatory reserve until that reserve amounts to 50% of subscribed capital. The mandatory reserve can be used only to offset losses. We also maintain a general reserve to cover contingent events and as a source of funding of last resort in the event of temporary illiquidity or when funding in the international markets is not available or is impractical. The general reserve is invested in short-term securities and certificates of deposit that are easily convertible into cash. The mandatory reserve is an accounting reserve.

      At December 31, 2002, our reserves totaled $644.0 million. At such date, the mandatory reserve amounted to $179.9 million, or 7.6% of subscribed capital, and the general reserve amounted to $464.9 million.

Callable Capital

      In addition to our subscribed paid-in and receivable capital, our stockholders have subscribed to callable capital totaling $912.0 million at December 31, 2002. Our callable capital may be called by the Board of Directors to meet our obligations only to the extent that we are unable to meet such obligations with our own resources.

      The treaty establishing CAF provides that the obligation of stockholders to pay for the shares of callable capital, upon demand by the Board of Directors, continues until such callable capital is paid in full. Thus, we consider members’ obligations to pay for callable capital subscriptions to be binding obligations backed by the full faith and credit of the respective member governments. If the callable capital were to be called, the treaty establishing CAF requires that the call be prorated among stockholders in proportion to their stockholdings.

SELECTED FINANCIAL INFORMATION

      The following selected financial information as of and for the years ended December 31, 2002, 2001, and 2000 has been derived from our financial statements for those periods, which have been audited by KPMG, independent accountants. Our method of accounting conforms to U.S. GAAP. The selected financial information with respect to balance sheet data at March 31, 2003 and 2002 and with respect to income statement data, loan portfolio and equity investment and selected financial ratios for the three-month periods then ended has been derived from our unaudited interim financial information and includes adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial positions at such dates and our results of operations for such periods. The results of the three-month period ended March 31, 2003 are not necessarily indicative of results to be expected for the full year 2003. The selected financial information should be read in conjunction with our audited financial statements and notes thereto, with our unaudited financial information and the note thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

				Three Months Ended
	Year Ended December 31,			March 31,

	2000	2001	2002	2002	2003

	(in thousands)

Income Statement Data

Interest income	$448,939	$409,825	$321,420	$79,310	$76,328

Interest expense	(268,158)	(228,718)	(140,891)	(35,078)	(28,805)

Net Interest income	180,781	181,107	180,529	44,232	47,523

Provision for loan losses	(47,745)	(38,756)	(41,500)	(8,100)	(8,750)

Net Interest income after provision	133,036	142,351	139,029	36,132	38,773

Non-interest income	14,253	13,273	31,329	5,461	6,856

Non-interest expenses	(40,086)	(42,753)	(43,252)	(9,344)	(11,373)

Cumulative effect of change in accounting for derivatives and hedging activities	—	(307)	—	—	—

Net income	$107,203	$112,564	$127,106	$32,249	$34,256

Balance Sheet Data (end of period)

Current assets (net of allowance)	$1,923,921	$1,996,267	$2,071,222	$1,994,501	$2,013,952

Non-current assets	3,915,690	4,808,473	5,512,966	4,822,045	5,540,845

Total assets	$5,839,611	$6,804,740	$7,584,188	$6,816,546	$7,554,797

Current liabilities	$1,732,452	$2,251,127	$2,003,220	$2,180,715	$1,896,372

Long term liabilities(1)	2,481,924	2,728,023	3,527,246	2,789,023	3,552,901

Total liabilities	4,214,376	4,979,150	5,530,466	4,969,738	5,449,273

Total stockholders’ equity	1,625,235	1,825,590	2,053,722	1,846,808	2,105,524

Total liabilities and stockholders’ equity	$5,839,611	$6,804,740	$7,584,188	$6,816,546	$7,554,797

Loan Portfolio and Equity Investments

Total loans	$4,478,234	$5,455,155	$6,062,407	$5,466,135	$5,926,986

Allowance for loan losses	153,757	176,965	196,344	182,912	201,906

Equity investments	130,968	120,152	117,228	120,284	116,658

Selected Financial Ratios

Return on average total stockholders equity(2)	7.0%	6.5%	6.6%	7.0%	6.6%

Return on average paid-in capital(3)	11.6%	10.9%	11.3%	11.8%	11.4%

Return on average assets(4)	1.9%	1.8%	1.8%	1.9%	1.8%

Administrative expenses divided by average assets*	0.6%	0.5%	0.5%	0.5%	0.4%

Overdue loan principal as a percentage of loan portfolio (excluding non-accrual loans)	0.12%	0.00%	0.00%	0.00%	0.02%

Non-accrual loans as a percentage of loan portfolio	0.81%	0.62%	0.48%	0.85%	0.21%

Allowance for losses as a percentage of loan portfolio	3.4%	3.2%	3.2%	3.3%	3.4%

(1)	Does not reflect our issuance on April 15, 2003 of €100,000,000 aggregate principal amount of our 6.375% Notes due 2009.

(2)	Net income divided by average total stockholders’ equity.*

(3)	Net income divided by average subscribed and paid-in capital.*

(4)	Net income divided by average total assets.*

(*)	For the three month periods, the amounts have been annualized.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with our audited financial statements included on pages F-3 through F-24 and the unaudited interim financial information as of March 31, 2002 and 2003 and for the three-month periods ended March 31, 2002 and 2003 included on pages F-25 through F-30 of this prospectus.

Summary of Results

      During the three years ended December 31, 2002, our net income increased at a compound average annual rate of approximately 8.9%. These increases resulted principally from an increase in our interest-earning assets and commissions, as well as lower provisions for loan losses and impairment charges for equity investments. The growth in our interest-earning assets offset the negative impact of the general decline in market interest rates experienced in this three year period.

      Our net income for the year ended December 31, 2002 was $127.1 million, representing an increase of $14.5 million, or 12.9%, over net income for 2001. This increase resulted principally from sustained growth in earning assets and from an increase in non-interest income. The growth in our non-interest income reflected increased commissions and a reduction in the charge for impairment of equity investments. The increase in net income was achieved in spite of the negative effect that the decline in interest rates, compared to 2001, had on net interest income. For the year ended December 31, 2001, our net income was $112.6 million, representing an increase of $5.4 million, or 5%, over net income of $107.2 million for 2000.

      Our net income for the three-month period ended March 31, 2003 was $34.3 million, representing an increase of $2.0 million, or 6.2%, over net income for the corresponding period in 2002. This increase resulted principally from sustained growth in our interest-earning assets, reflecting increases in the levels of all categories of assets and a decrease in our funding costs. The increase in net income was achieved in spite of the negative effect that the decline in interest rates, compared to the corresponding period in 2002, had on net interest income.

      Starting with the Asian financial crisis and the difficulties in the Russian and Brazilian economies, which began at the end of 1997, and continuing with natural disasters, the decrease in the price of commodities, the current financial crisis in Argentina, and the current instability in Venezuela, emerging market countries, including some of our member countries, have experienced economic turmoil during the past five years.

      During the year ended December 31, 2002 and the three months ended March 31, 2003, the aggregate economic performance of the Andean Region was adversely affected by the economic contraction in Venezuela. In addition, the economic situation in Venezuela has been further adversely affected by an oil industry strike that commenced on December 2, 2002 and ended at the beginning of March 2003. The percentage change in GDP during 2002 compared to 2001 for the each of the region’s countries was as follows: Bolivia, 2.5%; Colombia, 1.0%; Ecuador, 3.5%; Peru, 4.7%; and Venezuela, -8.9%.

      To date, these developments have not had a material adverse effect on our results of operations or financial condition.

      Management anticipates that growth in our loan portfolio will be moderate in the medium-term because the amount of new loan approvals is expected to level off.

Impact of Change to U.S. GAAP Accounting in 2001

      In 2001, we changed from International Accounting Standards, or IAS, to U.S. GAAP for financial reporting purposes. Additionally, the financial statements for the year 2000 were restated and are presented in accordance with U.S. GAAP.

      The most significant effects of this conversion on our balance sheet and income statement are as follows:

          Retained Earnings from Previous Years

      Previous years’ retained earnings were negatively affected in the amount of $4.5 million, distributed in the fiscal years of 1998 through 2000. This reduction in retained earnings originated from: first, a

$4.1 million charge resulting from the creation of a personnel compensation program to offset the differences in social security benefits among the five Andean region stockholder countries; and second, the effect of the difference in the treatment of equity investments that are required to be recorded under the equity method according to U.S. GAAP (20% to 50% CAF participation) compared to the previous treatment under IAS (cost method for all equity investments), which amounted to a net reduction of $0.4 million.

          2001 Net Income

      Our net income for 2001 was negatively affected in the amount of $0.3 million as a result of the cumulative effect adjustment for the change in accounting for derivatives and hedging activities.

          Impairment Charge for Equity Investments

      In 2001, we charged $22.5 million to the allowance for losses to reflect the permanent impairment in the value of those equity investments that are equity investments recorded at cost (less than 20% CAF participation). The charge was distributed as follows: $14.2 million in 2001, $6.3 million in 2000 and $2.0 million in 1999.

Critical Accounting Policies

          General

      Our financial statements and reported results are based on U.S. GAAP, which requires us in some cases to use estimates and assumptions that may affect our reported results and disclosures. We describe our significant accounting policies in Note 1 (“Significant Accounting Policies”) to our audited financial statements. We believe that some of the more significant accounting policies we use to present our financial results, discussed below, involve the use of accounting estimates that we consider to be critical because: (1) they require significant management judgment and assumptions about matters that are complex and inherently uncertain; and (2) the use of a different estimate or a change in estimate could have a material impact on our reported results of operations or financial condition. Specifically, the estimates we use to determine the adequacy of the allowance for loan losses are critical accounting estimates.

          Allowance for Loan Losses

      We maintain an allowance for losses on our loan portfolio at levels that management believes to be adequate to absorb estimated losses inherent in the portfolio at the balance sheet date. The allowance for loan losses is evaluated on a regular basis by our management and is based upon our management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The use of different estimates or assumptions as well as changes in external factors could produce materially higher or lower net income for the period in which the estimate is made. Although we expect that our loans will ultimately be repaid, amounts may not be repaid on originally agreed terms. As a result, we can suffer losses resulting from the difference between the discounted present value of expected payments for interest and charges according to the related contractual terms and the actual cash flow.

Income Statement

          Interest Income

      1st Quarter 2003. For the three-month period ended March 31, 2003, interest income was $76.3 million, representing a decrease of $2.9 million, or 3.8%, over interest income of $79.3 million for the corresponding period in 2002. This decrease resulted principally from the decline in interest rates compared to the corresponding period in 2002.

      2002, 2001, and 2000. For the year ended December 31, 2002, our interest income was $321.4 million, representing a decrease of $88.4 million, or 21.6%, over our interest income of $409.8 million for the year ended December 31, 2001. This decrease resulted principally from the decline in interest rates. Interest income for the year ended December 31, 2001 represented a decrease of $39.1 million, or 8.7%, over our interest income of $448.9 million for the year ended December 31, 2000. This decrease resulted principally from the decline in interest rates.

          Interest Expense

      1st Quarter 2003. For the three-month period ended March 31, 2003, interest expense was $28.8 million, representing a decrease of $6.3 million, or 17.9%, over interest expense of $35.1 million for the corresponding period in 2002. This decrease results principally from the decline in interest rates compared to the corresponding period in 2002.

      2002, 2001, and 2000. For the year ended December 31, 2002, our interest expense was $140.9 million, representing a decrease of $87.8 million, or 38.4%, over our interest expense of $228.7 million for the year ended December 31, 2001. This decrease resulted principally from the decline in interest rates. Interest expense for the year ended December 31, 2001 represented a decrease of $39.4 million, or 14.7%, over our interest expense of $268.2 million for the year ended December 31, 2000. This decrease resulted principally from the decline in interest rates.

          Net Interest Income

      1st Quarter 2003. For the three-month period ended March 31, 2003, net interest income was $47.5 million, representing an increase of $3.3 million, or 7.4%, over net interest income of $44.2 million for the corresponding period in 2002. Net interest income increased despite a lower net interest income margin of 2.73% for the three-month period ended March 31, 2003 as compared to 2.89% for the corresponding period in 2002.

      2002, 2001, and 2000. For the year ended December 31, 2002, our net interest income was $180.5 million, representing a decrease of $0.6 million, or 0.3%, over net interest income of $181.1 million for the year ended December 31, 2001, which in turn represented an increase of $0.3 million, or 0.2% over net interest income of $180.8 million for the year ended December 31, 2000.

      Our net interest income margin was 2.9% in 2002, as compared to 3.3% in 2001 and 3.7% in 2000. Despite the decrease in net interest income margin, our net interest income was basically stable during this period because the higher volume of loans outstanding offset the lower interest rates during the period.

          Provision for Loan Losses

      1st Quarter 2003. For the three-month period ended March 31, 2003, provisions for loan losses were $8.8 million, representing an increase of $0.7 million, or 8.0%, over the provisions for loan losses of $8.1 million taken in the corresponding period in 2002.

      2002, 2001, and 2000. In 2002, our loan loss provision was $41.5 million, an increase of 7.1% from our provision of $38.8 million in 2001. Our 2001 provision, however, was a decrease of 18.8% from the $47.8 million provision we took in 2000. The resulting allowances for loan losses as a percentage of the loan portfolio were 3.2% for 2002, 3.2% for 2001 and 3.4% for 2000.

      The provisions in the periods described above reflect management’s estimates for both general and specific provisions. The specific provision is related to loans that have been adversely classified. The calculation of the amount set aside as the general provision is based on the sovereign ratings of the stockholder countries and their related probabilities of default, as provided by the major rating agencies, adjusted to take into account CAF’s privileges and immunities within the Andean region. The specific provision is calculated using the following methods: the present value of expected cash flows discounted at the loan’s effective interest rate, the estimated fair value of collateral that may be held, and the observable market value of the loan.

          Non-Interest Income

      Our non-interest income consists principally of commissions, dividends and equity in earnings of investees and other income, less impairment charges for equity investments.

      1st Quarter 2003. For the three-month period ended March 31, 2003, non-interest income was $6.9 million, representing an increase of $1.4 million, or 25.5%, over non-interest income of $5.5 million for the corresponding period in 2002. This increase was primarily attributable to an increase in commissions. For the three-month period ended March 31, 2003, commissions were $5.8 million, representing an increase of $1.4 million, or 32.1%, over commissions of $4.4 million for the corresponding period in 2002. These increases resulted principally from an increase in the size of our portfolio.

      2002, 2001, and 2000. For the year ended December 31, 2002, our total non-interest income was $31.3 million, representing an increase of $18.1 million, or 136.0%, over total non-interest income of $13.3 million for the year ended December 31, 2001, which in turn represented a decline of $1.0 million, or 6.9%, over total non-interest income of $14.3 million for the year ended December 31, 2000. These movements in our total non-interest income resulted principally from larger impairment charges for equity investments in 2001. These charges comprise portions of equity investments in companies and portions of equity investments in investment funds.

      Equity investments in which CAF has a participation of less than 20% of the investee’s equity are required to be recorded at cost according to U.S. GAAP. Also, management is required to assess the value of these investments and determine whether any value impairment is other than temporary or temporary. Impairment charges must be taken once management has determined that the loss of value is other than temporary. As a result of the analysis of these equity investments, management determined impairment charges as follows: $5.1 million in 2002, $14.2 million in 2001 and $6.3 million in 2000. These impairment charges represented 4.3%, 11.9% and 4.8% of our equity investments at December 31, 2002, 2001 and 2000, respectively.

      The impairment charges were distributed as follows according to the type of investment:

	2002	2001	2000

Single companies	$3,527,738	$8,144,480	$6,254,744

Investment funds	$1,534,031	$6,099,473	—

Total	$5,061,769	$14,243,953	$6,254,744

      For the year ended December 31, 2002, commissions were $30.9 million, representing an increase of $8.9 million, or 40.7%, over commissions of $21.9 million for the year ended December 31, 2001, which in turn represented an increase of $7.2 million, or 49.7%, over commissions of $14.7 million for the year ended December 31, 2000. These are commissions charged to public sector and private sector borrowers for medium- and long-term loans.

      In part, the increase in commissions reflects an increase in commissions charged for Partial Credit Guarantees (see “Operations of CAF — Other Activities — Credit Guarantees”) and A/B loans, as well as by the increase in our lending operations.

          Non-Interest Expenses

      Our non-interest expenses consist principally of commissions and administrative expenses, with the latter representing approximately 75.8% of total non-interest expenses.

      1st Quarter 2003. For the three-month period ended March 31, 2003, non-interest expenses was $11.4 million, representing an increase of $2.0 million, or 21.7%, over non-interest expenses of $9.3 million for the corresponding period in 2002. Commission expenses increased from $1.3 million to $2.0 million, an increase of 57.8%, due to increased borrowing activity. Administrative expenses of $8.3 million, representing 73.3% of total non-interest expenses, were $0.5 million, or 6.1%, higher than the $7.9 million in administrative expenses for the corresponding period in 2002. Our general and administrative expenses as a percentage of total average assets decreased from an annualized level of 0.5% during the three-month period ended March 31, 2002 to 0.4% for the corresponding period in 2003.

      2002, 2001, and 2000. For the year ended December 31, 2002, our total non-interest expenses were $43.3 million, representing an increase of $0.5 million, or 1.1%, over total non-interest expenses of $42.8 million for the year ended December 31, 2001, which in turn represented an increase of $2.7 million, or 6.7%, over the total non-interest expenses of $40.1 million for the year ended December 31, 2000.

      Commission expenses increased by 7.3% in 2002 and 5.8% in 2001 due to increased borrowing activity. For the year ended December 31, 2002, administrative expenses were $32.8 million, or 0.5% of our total average assets, representing a decrease of $1.8 million over administrative expenses for the year ended December 31, 2001. For the year ended December 31, 2001, administrative expenses were $34.6 million, or 0.5% of total average assets, representing an increase of $1.5 million over administrative expenses of $33.1 million for the year ended December 31, 2000. These movements resulted largely from the impact of local currency expenses in Venezuela. Nevertheless, over the period between December 31, 2000 and December 31, 2002, our general and administrative expenses decreased as a percentage of our total average assets.

Balance Sheet

          Total Assets and Liabilities

      1st Quarter 2003. At March 31, 2003, our total assets were $7.6 billion, the same as at December 31, 2002. At March 31, 2003, our total liabilities were $5.5 billion, the same as at December 31, 2002.

      2002 and 2001. At December 31, 2002, our total assets were $7.6 billion, representing an increase of $779.4 million, or 11.5%, over total assets of $6.8 billion as of December 31, 2001. The growth in our total assets principally reflects the general expansion of our lending operations. See “Operations of CAF — Loan Portfolio”. At December 31, 2002, our total liabilities were $5.5 billion, representing an increase of $551.3 million, or 11.1%, over total liabilities of $5.0 billion as of December 31, 2001.

      The growth in our liabilities over the periods described above reflects principally our issuance of long-term debt securities in the international capital markets to fund growth in our operations.

Asset Quality

          Overdue Loans

      1st Quarter 2003. At March 31, 2003, the total principal amount of our overdue loans was $1.1 million (not including non-accrual loans in overdue status).

      2002 and 2001. At December 31, 2002 and December 31, 2001, we did not have any overdue loans (in each case, not including non-accrual loans in overdue status).

          Non-Accrual Loans

      1st Quarter 2003. At March 31, 2003, the total principal amount of our non-accrual loans was $12.4 million, or 0.21% of the total loan portfolio, representing a decrease of $16.9 million as compared to $29.3 million at December 31, 2002. The decrease reflects the restructuring of one private sector loan in Venezuela and write-offs in the amount of $3.2 million. At March 31, 2003, the non-accrual loans consisted of loans to four private sector borrowers in Colombia, Peru and Venezuela.

      2002 and 2001. At December 31, 2002, the total principal amount of our non-accrual loans was $29.3 million, or 0.48% of the total loan portfolio, representing a decrease of $4.4 million as compared to $33.8 million at December 31, 2001. At December 31, 2002, our loans in non-accrual consisted of loans to five private sector borrowers in Ecuador, Peru and Venezuela.

          Impaired Loans

      Until 2002, we classified some loans as impaired that did not meet our criteria for classification as non-accrual loans. As of 2002, impaired loans represent 100% of the total principal amount of non-accrual loans. For a discussion of our policies on classification of loans as non-accrual, see “Operations of CAF — Asset Quality”.

      1st Quarter 2003. At March 31, 2003, the total principal amount of impaired loans (representing 100% of the principal amount of non-accrual loans) was $12.4 million, or 0.21% of the total loan portfolio.

      2002 and 2001. At December 31, 2002, the total principal amount of impaired loans (including the total principal amount of non-accrual loans) was $29.3 million, or 0.48% of the total loan portfolio, representing a decrease of $36.0 million as compared to $65.3 million at December 31, 2001.

          Restructured Loans

      1st Quarter 2003. At March 31, 2003, the total principal amount of outstanding restructured loans was $67.9 million, or 1.1% of the total loan portfolio. The total amount represented loans to ten private sector borrowers in Ecuador, Peru and Venezuela.

      2002 and 2001. At December 31, 2002, the total principal amount of outstanding restructured loans was $68.7 million, or 1.1% of the total loan portfolio. The total amount represented loans to ten private sector borrowers in Ecuador, Peru and Venezuela. This represented a decrease over the total principal amount of outstanding restructured loans at December 31, 2001, which was $88.2 million, or 1.6% of the total loan portfolio.

          Loan Write-offs and Recoveries

      1st Quarter 2003. A total of $3.2 million of principal amount of two loans was written off in the first three months of 2003, representing an increase of $1.1 million, or 49.4%, compared to total write-offs of $2.2 million in the first three months of 2002. Of the $22.8 million written off in 2002, $18.0 million was attributable to private sector borrowers in Venezuela. We booked recoveries of $56.0 thousand and $19.0 thousand during the first three months of 2003 and 2002, respectively.

      2002 and 2001. A total of $22.8 million of the principal amount of eight loans was written off in 2002, representing an increase of $7.2 million, or 46.3%, compared to total write-offs of $15.6 million in 2001. These write-offs comprise portions of the non-accrual loans referred to above. We booked recoveries of $728,000 and $64,000 during 2002 and 2001, respectively.

      See “Operations of CAF — Loan Portfolio” for details regarding the distribution of our loans by country and economic sector.

Off-Balance Sheet Transactions

      We enter into off-balance sheet arrangements in the normal course of our business to facilitate our business and objectives and reduce our exposure to interest rate and foreign exchange rate fluctuations. These arrangements, which may involve elements of credit and interest rate risk in excess of amounts recognized on our balance sheet, primarily include (1) credit agreements subscribed and pending disbursement, (2) lines and letters of credit for foreign trade and (3) partial credit guarantees of member country obligations. For further discussion of these arrangements, see Note 17 (“Commitments and Contingencies”) to our audited financial statements.

Liquidity

      CAF seeks to ensure adequate liquidity by maintaining liquid assets greater than the higher of:

(1)	45% of total undisbursed project loan commitments; and

(2)	35% of the sum of our next 12 months’

(a)	estimated debt service, plus

(b)	estimated project loan disbursements.

      Our investment policy requires that at least 80% of our liquid assets be held in the form of investment grade instruments. The remaining portion may be invested in unrated or non-investment grade instruments. At December 31, 2002, our liquid assets consisted of $1.4 billion of cash, time deposits and securities, of which 94.9% was invested in investment grade instruments. 91.1% of our liquid assets was invested in time deposits in financial institutions or securities rated “A” or better by a U.S. nationally recognized rating organization, as compared to $1.2 billion and 87.3% at December 31, 2001, respectively. At March 31, 2003, our liquid assets consisted of $1.5 billion of cash, time deposits and securities, of which 95.1% was invested in investment grade instruments. At March 31, 2003, $1.4 billion, or 92.5% of our liquid assets, was invested in time deposits in financial institutions or securities rated “A” or better by a U.S. nationally recognized rating organization, as compared to $1.2 billion and 87% at March 31, 2002. Our investment policy emphasizes security and liquidity over yield.

Strategy and Capital Resources

      Our business strategy is to provide financing for projects, trade and investment in the Andean Community countries. Management expects our assets to grow in the future, which will increase our need for additional funding; likewise, maturing debt obligations will need to be replaced. In addition to scheduled capital increases, management anticipates a need to increase funds raised in the international capital markets, as well as to increase borrowings from multilateral and other financial institutions. While the substantial majority of our equity will continue to be held by Andean Community countries, we intend to continue offering equity participation to countries outside the Andean Community through the issuances of Series “C” shares to such countries. See “Capital Structure”.

      In 2001, Argentina signed an agreement with CAF to become a Series “C” stockholder. In 2003, the Argentine government approved Argentina’s subscription to paid-in capital of $25.0 million and, in April 2003, made its initial payment of $8.3 million. The balance is due in two equal annual installments. In September 2002, the Spanish government approved Spain’s subscription to paid-in capital of $100.0 million and callable capital of $200.0 million. In January 2003, Spain made its initial payment of $33.3 million and the balance will be due in two equal annual installments. In 2001, Uruguay subscribed to paid-in capital of $5.0 million, of which it paid installments of $1.7 million in each of 2002 and 2003. The final installment is due in 2004. Also in 2002, Uruguay subscribed to additional paid-in capital of $15.0 million, which is payable in semi-annual installments beginning in June 2003.

      We intend to continue our programs to foster sustainable growth within the Andean Community countries, and to increase our support for the private sector within our markets, either directly or through financial intermediaries. See “Operations of CAF” below.

OPERATIONS OF CAF

      CAF’s purpose is to foster and promote economic development within the Andean Community countries through the efficient use of financial resources in conjunction with both private sector and public sector entities. To accomplish our objective, we primarily engage in short, medium and long-term loans and guarantees. In addition, we make limited equity investments in companies in the Andean Community, provide technical and financial assistance in the Andean Community to promote economic development and integration, and provide administrative services for certain regional funds.

      CAF also provides lending for projects in non-regional stockholder countries, including but not limited to projects that promote trade or integration with Andean Community countries.

Business Management of CAF

      Our business management is divided into two broad functions: client relationship management and financial management.

     Client Relationship Management

      Our client relationship management function is conducted by a group of relationship managers and sector and product specialists who are responsible for the development, structuring, appraisal and implementation of our lending activities. Clients are identified through direct contact, referrals from our representative offices and referrals from third parties such as stockholders, multilateral institutions, international financial institutions and other clients.

      In 1999, in order to sharpen our client focus on both a country-by-country and a product-by-product basis, we made some structural changes to our client relationship management. Our client relationship management function is currently fulfilled by five departments, each headed by a Vice President. These departments are:

•	Development Strategies, which is responsible for developing strategies and initiatives within the corporation’s mission and objectives;

•	Country Business Coordination, which is responsible for our relationships with governments, public sector corporations and financial institutions and for the development of a global approach to business activities in each of the member countries;

•	Infrastructure, which is responsible for the financing of infrastructure projects and project finance;

•	Industry and Financial Institutions, which is responsible for our relationships with private sector corporations and private sector and public sector financial institutions, and for our investment banking activities; and

•	Investment Banking and Financial Advisory Services, which is responsible for developing investment banking strategies and activities in conjunction with other departments.

      The client relationship management group is also responsible for reviewing and developing lending policies and procedures and for monitoring the quality of the loan portfolio on an ongoing basis. In these duties, the client management group is assisted by our Credit Administration Office and our Risk Management Office.

     Financial Management

      Our financial management group is responsible for managing our funded debt as well as our liquid assets. This group is responsible for developing, structuring, appraising and implementing our borrowing activities. It is also responsible for reviewing and developing policies and procedures for the monitoring of our financial well being and for the proper management of liquidity. The financial management group is headed by the Vice President of Finance.

      The asset distribution group is a part of the financial management group, and it has two basic responsibilities:

(1)	structuring A/ B loan transactions in which we loan a portion of the total amount and other financial institutions loan the remainder; and

(2)	selling loans to international banks interested in increasing their exposure in the Andean region.

      The staff of our financial management group works in close coordination with our client relationship managers. Our client management group and financial management group are supported by the financial control and budget, human resources, systems and legal departments.

Loan Portfolio

      We extend medium-term and long-term loans to finance both public sector and private sector projects in the Andean Community countries, either directly to a project or through a financial intermediary in an Andean Community country that lends the funds to the appropriate project; to a lesser extent, we also provide loans to finance trade by and among the members of the Andean Community countries. Loans may be used for any component of a project, subject to exceptions relating to, among other things, the acquisition of land and the payment of taxes. We endeavor to concentrate our lending activities on national and multinational economic development projects, especially those involving electricity, gas and water supply, transport or communications in two or more countries in the Andean Community and those that generate foreign exchange.

      We provide credit lines to financial institutions in the Andean Community countries. The purpose of these credit lines is to enable these institutions to finance projects that fall within our overall objectives, but that are not sufficiently large to justify our being directly involved in the project. The relevant financial institutions are thereby provided with funds that enable them to strengthen their financial resources within parameters previously agreed to with us. Under such multisectoral credit lines, we take the credit risk of the financial intermediary and also have recourse to the underlying borrowers. The financial intermediaries are responsible for repayment of their loans from us regardless of whether the underlying borrower repays the financial intermediary.

      We endeavour to strengthen trade by and among Andean Community countries and to assist companies in the Andean Community to access world markets. Our trade-financing activities are complementary to those of the export credit agencies of Andean Community countries because we finance qualifying import or export operations, whereas those agencies generally are limited to providing financing only for goods exported from the respective countries. Through trade-financing, we finance the movement of merchandise. We also provide credit support to trade activities through the confirmation of letters of credit in situations where the issuing local bank would not be perceived as sufficiently creditworthy by financial institutions in the beneficiary’s country.

      In 1997, we began making a portion of our loans through an “A/B” loan program. The “A” portion of the loan is made directly to the borrower by us. Under the “B” portion, banks provide the funding and assume the credit risk. Because we act as the lender of record, however, the borrower receives a lower interest rate than is generally available in the commercial markets. The lower interest rate is a result, among other factors, of the reduced inherent risk resulting from our status as a multilateral financial institution.

      Our loan pricing is typically based on its cost of funds plus a spread to cover operational costs and credit risks. All sovereign-risk loans are made at the same spread for comparable maturities. Generally, our loans are made on a floating interest rate basis. Under certain exceptional circumstances, loans may be made at fixed interest rates, provided that the corresponding funding is obtained at fixed interest rates. Loans approved prior to June 1989 were extended at interest rates that were fixed at the time of disbursement. We generally charge a loan origination fee equal to 1% of the total loan amount and a commitment fee equal to 0.75% per annum on undisbursed loan balances. Substantially all loans are denominated in U.S. dollars.

      Our policies generally require that loans to public sector entities have the benefit of sovereign guarantees. Exceptions have been made for a few highly-capitalized entities. Loans to private sector entities other than banks generally must have the benefit of bank or other guarantees, or other collateral acceptable to us.

      During the three-year period ended December 31, 2002, our total assets grew at a compound average annual rate of 13.9%, in part reflecting the economic growth in most of the Andean Community countries. At December 31, 2002, our total assets were $7.6 billion, of which $6.1 billion (79.9%) were disbursed and outstanding loans. At December 31, 2002, the “B” loan portion of our “A/B” loan transactions totaled $628.9 million. The tables on loan exposure that follow reflect only the “A” portion of the respective “A/B” loan transactions since we only assume the credit risk of the “A” loan portion. During this three-year period, our lending portfolio grew at a compound average annual rate of 16.4%. Our management expects further loan growth to be funded by additional borrowings and deposits, retained earnings and planned capital increases.

Loans to Public and Private Sector Borrowers

      Our total loan portfolio outstanding, classified by public sector and private sector borrowers, was as follows:

	At December 31,

	2000	2001	2002

	(in U.S.$ millions)

Public Sector	3,512.2	4,444.3	5,136.9	84.7%

Private Sector	966.0	1,008.3	925.7	15.3%

	4,478.2	5,452.6	6,062.6	100%

Fair value adjustments on hedging activities	—	2.5	(0.2)

Total	4,478.2	5,455.2	6,062.4

      The percentage of our total loan portfolio represented by public sector loans increased between 2000 and 2002 from 78.4% to 84.7%. The general increase reflects our greater emphasis on long-term public sector project lending. Management expects the proportion of public sector and private sector loans to remain approximately constant with 2002 levels during 2003.

Loans by Borrowing Country

      Our total loan portfolio outstanding, classified on a country-by-country basis, according to the location of the borrower, was as follows:

	At December 31,

	2000	2001	2002

	(in U.S.$ millions)

Bolivia	411.1	519.8	662.1	10.9%

Colombia	1,215.1	1,303.7	1,502.4	24.8%

Ecuador	948.8	1,116.8	1,120.2	18.5%

Peru	642.8	1,082.1	1,278.7	21.1%

Venezuela	882.9	1,041.0	1,072.6	17.7%

Other(1)	377.5	389.2	426.5	7.0%

	4,478.2	5,452.6	6,062.6	100.0%

Fair value adjustments on hedging activities	—	2.5	(0.2)

Total	4,478.2	5,455.2	6,062.4

(1)	Principally loans outside the Andean Community countries.

Loans Approved and Disbursed by Country

      Our loan approval process is described under “— Credit Policies”. After approval, disbursements of a loan proceed in accordance with the contractual conditions of the loan agreement.

      Set forth below is a table of the amount of loans approved and loans disbursed, classified by country, for each of the years indicated:

	Approved			Disbursed(1)

	2000	2001	2002	2000	2001	2002

	(in U.S.$ millions)

Bolivia	342.8	464.0	502.8	149.6	269.0	363.5

Colombia	773.2	819.1	749.1	817.9	187.5	340.1

Ecuador	398.0	356.3	406.2	235.0	370.8	220.8

Peru	451.0	650.1	498.8	361.8	697.5	411.4

Venezuela	271.4	738.5	762.3	108.2	381.3	310.9

Other(2)	87.0	169.1	370.8	145.9	104.8	164.1

Total	2,323.4	3,197.1	3,290.0	1,818.4	2,011.2	1,810.8

(1)	Includes short-term loans in the amounts of $350.0 million, $327.7 million and $291.0 million, respectively, for each of the years in the three year period ended December 31, 2002.

(2)	Loans outside the Andean Community countries, of which $260.0 million was approved and $100.4 million disbursed to entities in Brazil in 2002.

      Because loans are generally disbursed over a three-year period, the more recent increases in outstanding loans reflect the more efficient approval process established in 1999, as well as the cumulative approvals of previous years.

      During the three years ended December 31, 2002, the growth rate of loans by country was as follows: Bolivia, 26.9%; Colombia, 11.2%; Ecuador, 8.7%; Peru, 41.0%; and Venezuela, 10.2%. The growth of the loan portfolio during the three-year period reflects increases in loan approvals as a result of the region’s economic growth during the period and our increased share of infrastructure financings in the region.

      The substantial increase in loans to Peru from December 31, 2000 to December 31, 2002 reflects the disbursement of facilities granted to the government of Peru to finance investments in infrastructure and to support the financial system.

      During the three-year period described above, loans to non-Andean Community countries increased by 6.3% as a result of an increase in the number of non-Andean Community countries holding Series “C” shares as described under “Capital Structure — General”. To date, our loans in non-Andean Community countries have primarily been to Brazilian borrowers. Management expects loans to non-Andean Community countries to increase.

      We anticipate that growth in our lending will be moderate in the medium-term because the amount of new loan approvals is expected to level off.

Distribution of Loans by Industry

      At December 31, 2002, our loan portfolio outstanding was distributed by industry as follows:

							Total by	% of
	Bolivia	Colombia	Ecuador	Peru	Venezuela	Others	Sector	Total

	(in U.S.$ millions)

Agriculture, hunting and forestry	4.1	110.3	9.4	169.9	25.0	0.0	318.7	5.3%

Exploitation of mines and quarries	4.0	0.0	0.0	0.0	0.0	0.0	4.0	0.1%

Manufacturing industry	16.7	65.6	42.6	45.6	80.6	0.0	251.1	4.1%

Supply of electricity, gas and water	59.7	197.4	317.2	85.6	399.6	103.2	1,162.7	19.2%

Transport, warehousing and communications	240.5	461.3	318.7	237.7	298.4	278.8	1,835.4	30.3%

Financial intermediaries(1)	312.9	335.2	292.5	48.9	55.9	44.7	1,090.1	18.0%

Social and other infrastructure programs	20.2	330.6	108.9	673.0	206.9	0.0	1,339.5	22.1%

Other activities	4.0	2.0	30.9	18.0	6.2		61.1	1.0%

Total	662.1	1502.4	1,120.2	1,278.7	1,072.6	426.7	6,062.6	100.0%

(1)	Multisectoral credit lines to public sector development banks, private banks and other institutions.

Maturity of Loans

      At December 31, 2002, our outstanding loans were scheduled to mature as follows:

	2003	2004	2005	2006	2007	2008-2016

	(in U.S.$ millions)

Principal amount	757.7	741.6	707.0	813.6	765.2	2,277.5

Ten Largest Borrowers

      The following table sets forth the aggregate principal amount of loans to our ten largest borrowers, and the percentage such loans represented of the total loan portfolio, at December 31, 2002:

		As a Percentage
		of Total Loan
Borrower	Amount	Portfolio

	(in U.S.$ millions)

Republic of Peru	1,184.2	19.5%

Republic of Colombia	1,062.1	17.5%

Republic of Ecuador	922.8	15.2%

Republic of Venezuela	911.7	15.0%

Republic of Bolivia	465.7	7.7%

Nacional Financiera Boliviana (Bolivia)(1)	100.0	1.6%

Corporación Financiera Nacional (Ecuador)(2)	96.7	1.6%

Petrobras (Brazil)(3)	85.0	1.4%

Financiera Energética Nacional (Colombia)(4)	81.3	1.3%

Transportadora Brasilera Gasoducto (Brazil)(5)	80.0	1.3%

(1)	Government owned financial intermediary.

(2)	Financial intermediary with a sovereign guarantee with respect to infrastructure, industrial and commercial development loans.

(3)	Government owned oil company.

(4)	Government owned financial intermediary with respect to energy sector loans.

(5)	Company related to the Bolivia-Brazil gas pipeline.

Selected Projects

      Set out below are examples of projects approved by CAF during 2002 and the respective loan approval amounts.

     Bolivia

      Republic of Bolivia — $100 million loan for improvement of conditions of Santa Cruz-Puerto Suarez road. This road is an important corridor for Bolivia’s international commerce with Brazil, Peru, and Chile.

      Republic of Bolivia — $200 million loan program for the development and improvement of rural and agricultural infrastructure throughout the country.

      Transporte de Hidrocarburos S.A. — $88 million A/B loan to finance increase of gas transportation capacity for export to Brazil, the A and B portions of which are $50 million and $38 million, respectively.

     Colombia

      Republic of Colombia — $200 million loan program to finance social infrastructure projects.

      Republic of Colombia — $75 million loan for construction, improvements, and maintenance of Quito-Bogota-Caracas road corridor.

     Ecuador

      Republic of Ecuador — $100 million loan program to finance social infrastructure projects.

      Municipality of Guayaquil — $67 million loan to finance development and improvement of the city of Guayaquil’s public transportation system.

      Municipality of Quito — $50 million loan to finance development and improvement of the city of Quito’s road transportation system.

      Republic of Ecuador — $56 million loan to finance construction of bridge over the river Daule. This bridge will be an important factor in the development of that region of Ecuador.

          Peru

      Republic of Peru — $250 million loan program to finance social infrastructure projects.

      Republic of Peru — $110 million partial credit guarantee to facilitate Peru’s access to the international bond markets.

          Venezuela

      Bolivarian Republic of Venezuela — $200 million loan program to finance social infrastructure projects.

      Bolivarian Republic of Venezuela — $175 million loan program to finance modernization of water distribution and treatment.

      Bolivarian Republic of Venezuela — $100 million loan to the Caruachi II hydroelectric project. This project will become an important component of the national system for the distribution of electricity.

          Brazil

      Centrais Eletricas Brasileiras S.A. (ELETROBRAS) — $150 million A/B loan to finance part of the National Energy Emergency Program, the A and B portions of which are $30 million and $120 million, respectively.

          Uruguay

      Republic of Uruguay — $25 million loan program for the improvement of conditions of road transportation system.

Other Activities

     Treasury Operations

      Our investment policy requires that at least 80% of our liquid assets be held in the form of investment grade instruments. The remaining portion may be invested in unrated or non-investment grade instruments. At December 31, 2002, our liquid assets consisted of $1.4 billion of cash, time deposits and securities, of which 50.3% consisted of cash and time deposits.

     Equity Shareholdings

      We may acquire equity shareholdings in new or existing companies within the Andean Community countries, either directly or through investment funds focused on Latin America. Our equity participation in any one company is limited to 1% of our total stockholders’ equity. Our policies do not permit us to be a company’s largest individual stockholder. In addition, the aggregate amount of our equity investments cannot exceed 10% of our total stockholders’ equity. At December 31, 2002, the carrying value of our equity investments totaled $117.2 million, representing 5.7% of our total stockholders’ equity. As of December 31, 2002, 86.5% of our equity portfolio was held through investment funds.

     Credit Guarantees

      We have developed our credit guarantee product as part of our role of attracting international financing for our member countries. As such, we may offer guarantees of private credit agreements or we may offer public guarantees of obligations of the securities of third party issuers. We generally offer only partial credit guarantees with the intention that private lenders or holders of securities share the risk along with us.

      The emphasis of the credit guarantees is to aid in the financing of public sector projects, though we do not have any internal policies limiting our credit guarantees to public sector projects. Also, although we generally intend to guarantee approximately 25% of the financing for a given project, we may guarantee up to the full amount of the financing, subject to our other credit policies. Our internal policies limit the aggregate outstanding amount of our credit guarantees to a maximum amount equivalent to 20% of our net worth. The amount of credit guarantees outstanding was $100 million as of December 31, 2001, representing the guarantee of one public sector project in Colombia, and $183.3 million as of December 31, 2002, reflecting an additional $83.3 million guarantee of a second public sector project in Colombia.

     Promotion of Regional Development

      As part of our role in advancing regional integration, we evaluate on an ongoing basis new investment opportunities intended to benefit the Andean Community countries. We also provide technical and financial assistance for the planning and implementation of binational and multinational projects, help obtain capital and technology for these projects and assist companies in developing and implementing modernization, expansion and organizational development programs.

Fund Administration

      At December 31, 2002, we acted as fund administrator for several funds, comprising $62.1 million in the aggregate, funded by third parties and by our stockholders.

      These funds are funded through allocations made each year by the stockholders from our prior year’s net income. In 2002, 2001 and 2000, stockholders allocated to these funds $19.1 million, $26.0 million, and $14.5 million from the net income of 2001, 2000 and 1999, respectively. These funds are not part of our accounts.

      At December 31, 2002, the principal funds were the Technical Co-operation Fund, the Fund for Human Development, the Compensatory Financing Fund, the HIPC Fund for Bolivia and the Fund for the Development of Small and Medium Enterprises.

     Technical Co-operation Fund

      At December 31, 2002, the Technical Co-operation Fund had a balance of $13.8 million. The purpose of this fund is to finance research and development studies that may lead to the identification of project investment opportunities and also, on occasions, to provide grants, that are typically less than $100,000 each, to facilitate the implementation of those projects.

     Fund for Human Development

      At December 31, 2002, the Fund for Human Development had a balance of $19.8 million. This fund is devoted to assist projects intended to promote sustainable development and that provide certain social or developmental benefits.

     Compensatory Financing Fund

      At December 31, 2002, the Compensatory Financing Fund had a balance of $19.2 million. This fund was created to provide interest rate compensation when a project providing social or developmental benefits is otherwise unable to sustain market interest rates.

     HIPC Fund for Bolivia

      The debt reduction initiative for Heavily Indebted Poor Countries (“HIPC”) has the purpose of increasing the resources of beneficiary countries to accelerate reform by reducing their external debt. At December 31, 2002, the HIPC Fund for Bolivia had a balance of $0.2 million. This fund was created as part of the application of the World Bank’s HIPC initiative for Bolivia.

     Fund for the Development of Small and Medium Enterprises

      At December 31, 2002, the Fund for the Development of Small and Medium Enterprises had a balance of $8.1 million. The purpose of this fund is to finance and, in general, support initiatives that aid the development of an entrepreneurial class in the region.

Credit Policies

      The CAF Treaty limits the total amount of disbursed and outstanding loans, guarantees and equity investments to 4.0 times stockholders’ equity. The actual ratio on December 31, 2002 was 3.1 times equity. The guidelines of the Basle Committee on Supervisory Practices and Banking Regulations require a capitalization ratio, defined as stockholders’ equity divided by risk-weighted assets plus risk-weighted off-balance sheet items, of not less than 8% for those institutions to which those guidelines are applicable. Our policy requires this capitalization ratio to be at least 30%. Our actual capitalization ratio was 31.3% on December 31, 2002.

      We apply commercial banking standards for credit approvals and maintain policies and procedures regarding risk assessment and credit policy. Relationship managers perform an initial screening of each potential client and transaction to ensure that the proposed extension of credit falls within our policies. Proposed project loans are evaluated in accordance with our Operational Policies, which set out detailed eligibility and evaluation guidelines. Loans to a private sector borrower are approved taking into consideration both the individual loan and the total exposure to the borrower.

      The Credit Committee recommends approvals of loans. The members of the Credit Committee are the Business Vice Presidents, the Chief Legal Counsel and the Heads of Credit Administration and Risk Administration. The committee is chaired by the Head of Credit Administration. The Executive President, upon the recommendation of the Credit Committee, may approve loans of up to $25.0 million and equity investments of up to $5.0 million. In excess of these amounts, loans of up to $40.0 million and equity investments of up to $10.0 million require the approval of the Executive Committee of our Board of Directors. Loans in excess of $40.0 million and equity investments in excess of $10.0 million require the approval of our Board of Directors.

      Our policies also impose limitations on loan concentration by country and by type of risk. Loans to entities in any one Andean Community country may not exceed either 30% of our loan portfolio or 100% of our stockholders’ equity. Aggregate loans to entities in any non-Andean Community country currently may not exceed eight times the total of such country’s paid-in capital contribution to us plus any assets entrusted by the country to us under a fiduciary relationship. This limit does not apply to trade loan financing with Andean Community countries. Additionally, no more than four times the country’s paid-in capital contribution to us plus any assets entrusted to us under a fiduciary relationship may be committed to operations essentially national in character. The same limitation applies to our total loan portfolio in relation to our stockholders’ equity. Loans to a public sector or mixed-capital entity not considered a sovereign risk are limited in the aggregate to 15% of our stockholders’ equity, and loans to any private sector entity are limited in the aggregate to 10% of our stockholders’ equity.

      Operations in which we extend credit to entities in Series “C” stockholder countries outside the Andean Community must generally be related to activities of such entities in, or related to, countries of the Andean Community. The aggregate total of outstanding loans to entities in such countries for purely local activities may not exceed four times the amount of paid-in capital contributed by that country.

      Our policies permit us to provide up to 70% of the total project costs with respect to loans made to public sector entities that are considered a sovereign risk and that do not fund themselves out of their own revenues, except that we may provide up to 80% of the total project costs for projects characterised as being of social benefit.

      Loans to public or private entities that fund themselves out of their own revenues may not exceed 40% of project costs, except that we may provide up to 60% of project costs in the case of loans made to finance the expansion of existing facilities. Limited-recourse financing loans may not exceed 30% of project costs. In practice, however, we typically limit our loans to a smaller percentage of total project costs and generally require a larger percentage of financial support by the borrower than required by the policies described above.

Asset Quality

      We classify a loan as overdue whenever payment is not made on its due date. We charge interest on the overdue payment from the due date and immediately suspend disbursements on all loans to the borrower and to any other borrowers of which the overdue borrower is a guarantor. The entire principal amount of a loan is placed in non-accrual status when collection or recovery is doubtful or when any payment, including principal, interest, fees or other charges in respect of the loan, is more than 90 days overdue in the case of a private sector loan or more than 180 days overdue in the case of a public sector loan. Interest and other charges on non-accruing loans are included in income only to the extent that payments have actually been received by us.

      Not including non-accrual loans, at December 31, 2002, we did not have any overdue loan principal. At that date, $29.3 million, or 0.48% of our total loan portfolio, was the total principal amount of loans in non-accrual status, representing a decrease of $4.4 million compared to December 31, 2001. At December 31, 2002, all non-accrual loans were related to private sector borrowers. The non-accrual loans consisted of five borrowers based in Ecuador, Peru and Venezuela that are in the process of restructuring their debts, including their debts to us. Our management is uncertain as to the future outlook of our outstanding loans to these borrowers. For the year ended December 31, 2002, $3.1 million of overdue interest and other charges in respect of non-accrual status loans was excluded from net income.

      Not including non-accrual loans, at December 31, 2001, we did not have any overdue loan principal. At that date, the total principal amount of loans in non-accrual status was $33.8 million, or 0.6% of our total loan portfolio, representing a decrease of $2.4 million compared to December 31, 2000. At December 31, 2001, all non-accrual loans related to private sector borrowers. The non-accrual loans consisted of eight borrowers based in Bolivia, Ecuador, Mexico, Peru and Venezuela that were in the process of restructuring their debts, including their debts to us. For the year ended December 31, 2001, $3.6 million of overdue interest and other charges in respect of non-accrual status loans was excluded from net income.

      At December 31, 2002, our total loan write-offs since our inception amounted to $117.2 million, of which $22.9 million, representing portions of loans made to nine borrowers, occurred in 2002. Since inception, we have not suffered any individually significant losses on our loan portfolio, although 10 loans, with a total outstanding amount of $68.7 million at December 31, 2002, involving private sector borrowers have been restructured. During the Latin American debt crisis of the l980s, none of our loans were rescheduled. Although our loans do not enjoy any legal preference over those of other creditors, we do enjoy a de facto preferred creditor status arising from our status as a multilateral financial institution and from the interest of our borrowers in maintaining their credit standing with us.

Quality of Loan Portfolio

      The following table shows our overdue loan principal, loans in non-accrual status, and the total allowance for loan losses and their percentages of our total loan portfolio at the respective dates indicated, as well as loans written-off during each period:

	Year Ended December 31,

	2000	2001	2002

	(in U.S.$ millions)

Total loan portfolio	4,478.2	5,455.2	6,062.4

Overdue loan principal	5.3	0.0	0.0

Loans in non-accrual status	36.2	33.8	29.3

Loans written-off during period	23.6	15.6	22.8

Allowance for loan losses	153.8	177.0	196.3

Overdue principal payment as a percentage of loan portfolio (excluding non-accrual loans)	0.12%	0.0%	0.0%

Non-accrual loans as a percentage of loan portfolio	0.81%	0.62%	0.48%

Allowance for loan losses as a percentage of loan portfolio	3.43%	3.24%	3.24%

      The CAF Treaty requires that at least 10% of our net income in each year be allocated to our mandatory reserve. In addition, we have a general reserve that can be used to cover contingent events and as a source of funding of last resort in the event of temporary illiquidity or when funding in the international markets is unavailable or impractical. At December 31, 2002, the mandatory reserve was $179.7 million, the general reserve was $464.3 million and the allowance for loan losses amounted to $196.3 million. At December 31, 2002, our reserves and allowance totaled $840.3 million.

      See “Capital Structure — Reserves” for more information about our policies on reserves.

FUNDED DEBT

Funding Strategy

      We raise funds for operations both within and outside the Andean Community countries. Our strategy with respect to funding, to the extent possible under prevailing market conditions, is to match the maturities of our liabilities to the maturities of our loan portfolio. In order to diversify our funding sources and to offer potential borrowers a wide range of credit facilities, we raise funds through bond issues in both the Andean and the international capital markets. We also take deposits and obtain loans and credit lines from central banks, commercial banks and, to the extent of imports related to projects funded by us, export credit agencies.

      Within the Andean Community countries, we raise funds from central banks, financial institutions and by means of regional bond issues. Outside the region, we obtain funding from public sector development and credit agencies, from multilateral development banks, from various North American, European and Japanese commercial banks, from capital markets and from the U.S. and European commercial paper markets.

Sources of Funded Debt

      The breakdown of our outstanding funded debt, both within and outside the Andean Community countries, at each of the dates indicated below was as follows:

	At December 31,

	2000	2001	2002

	(in U.S.$ millions)

Within the Andean Community countries:

Term deposits	467.8	421.6	228.4

Bonds	150.4	162.8	261.7

	618.2	584.4	490.1

Outside the Andean Community countries Deposits, acceptances and advances, commercial paper, and Repurchase agreements	744.6	1,302.6	1,047.5

Loans and lines of credit(1)	495.3	511.7	463.7

Bonds	2,189.5	2,392.3	3,328.9

	3,429.4	4,206.6	4,840.1

	4,047.6	4,791.0	5,330.2

Fair value adjustments on hedging activities	—	7.5	(312.1)

Total	4,047.6	4,798.5	5,018.1

(1)	Includes borrowings from the Inter-American Development Bank.

Maturity of Funded Debt

      The breakdown of CAF’s outstanding funded debt, by instrument and maturity, at each of the dates indicated below was as follows:

	At December 31,

	2000	2001	2002

	(in U.S.$ millions)

Term deposits:

up to 1 year	517.8	528.2	228.4

Acceptances, advances and commercial paper and repurchase agreements: up to 1 year	694.6	1,195.9	1,047.5

Loans and lines of credit: up to 1 year	111.0	114.4	131.3

between 1 and 3 years	184.1	164.7	186.2

between 3 and 5 years	79.9	66.5	86.9

more than 5 years	120.3	158.8	59.1

	495.3	504.4	463.5

Bonds:

up to 1 year	302.9	315.9	489.9

between 1 and 3 years	805.9	1,031.8	1,393.6

between 3 and 5 years	1,059.4	743.1	323.3

more than 5 years	171.7	471.7	1,384.0

	2,339.9	2,562.5	3,590.8

Totals:

up to 1 year	1,626.3	2,154.4	1,897.1

between 1 and 3 years	990.0	1,196.5	1,579.8

between 3 and 5 years	1,139.3	809.6	410.2

more than 5 years	292.0	630.5	1,443.1

	4,047.6	4,791.0	5,330.2

Fair value adjustments on hedging activities	0.0	7.5	(312.1)

	4,047.6	4,798.5	5,018.1

      CAF’s borrowings are primarily U.S. dollar-based: 65.4% of its total borrowings, or 99.7% of borrowings after swaps, were denominated in U.S. dollars at December 31, 2002. The principal amount of non-U.S. dollar borrowings outstanding at December 31, 2002 included 31.3 billion Yen, 203.3 million Deutschmark, 1,243.9 million Euro and 175.0 million Pounds Sterling; all of such non-U.S. dollar borrowings are swapped or otherwise hedged.

DEBT RECORD

      We have never defaulted on the payment of principal of, or premium or interest on, any debt security we have issued, and we have always met all of our debt obligations on a timely basis.

ASSET AND LIABILITY MANAGEMENT

      We reduce our sensitivity to interest rate risk by extending our loans on a floating rather than a fixed interest rate basis. As a result, at December 31, 2002, 95.6% of our outstanding loans were based on LIBOR and subject to interest rate adjustments at least every six months. The liabilities that fund these loans are also contracted at, or swapped into, floating interest rates. When we make loans at fixed interest rates, we also obtain the corresponding funding on a fixed interest rate basis.

      We require that counterparties with which we enter into swap agreements be rated “A” or better by two U.S. nationally recognized rating organizations. At December 31, 2002, we were party to swap agreements with an aggregate notional amount of $3.7 billion.

      We seek, to the extent possible under prevailing market conditions, to match the maturities of our liabilities to the maturities of our loan portfolio. At December 31, 2002, the weighted average life of our financial assets was 4.1 years and of our financial liabilities was 3.9 years. Based on our asset and liability structure at December 31, 2002, we have positive cumulative gap over a 10 year horizon. This positive gap denotes asset sensitivity, which means that decreases in the general level of interest rates should have a negative effect on our net financial income and, conversely, increases in the general level of interest rates should have a positive effect on our net financial income.

      Management of CAF expects the weighted average life of our financial assets to increase gradually, as we make more longer-term loans for infrastructure development and similar purposes. At the same time, management expects that the weighted average life of our liabilities will also increase as a result of its strategy of increasing our presence in the international long-term bond market as market conditions permit.

      At December 31, 2002, approximately 99.96% of our assets and 65.4% of our liabilities were denominated in U.S. dollars, with the remainder of our liabilities being denominated principally in Deutschmark, Euro, Yen and Pounds Sterlings, which liabilities were swapped. After swaps, 99.7% of our liabilities were denominated in U.S. dollars. Generally, funding that is contracted in currencies other than the U.S. dollar is swapped into U.S. dollars. In some cases, we extend our loans in the same non-U.S. dollar currencies as debt is incurred in order to minimize exchange risks. Our stockholders’ equity is denominated entirely in U.S. dollars.

      We do not trade derivatives for our own account. Under our asset-liability management policies, we enter into swap agreements to hedge interest rate and currency risks.

ADMINISTRATION

      We are governed and administered by the bodies and officials detailed below:

Stockholders’ General Meeting

      The stockholders’ general meeting is the ultimate decision-making body within CAF. Stockholders’ general meetings can be ordinary or extraordinary and are governed by the requirement for the presence of a quorum and compliance with other conditions set out in the treaty establishing CAF.

      Stockholders’ ordinary general meetings are held once a year, within 90 days of the close of the financial year, and are convened by the Executive President. The stockholders’ ordinary general meeting:

(1)	considers the Board of Directors’ annual report and our financial statements, receives the independent auditors’ report and allocates our net income;

(2)	elects the Board of Directors according to the treaty establishing CAF;

(3)	appoints external auditors;

(4)	determines compensation for the Board of Directors and the external auditors; and

(5)	may consider any other matter expressly submitted to it which is not within the purview of any other body of CAF.

      Stockholders’ extraordinary general meetings may be convened by resolution adopted at a stockholders’ ordinary general meeting, by the Board of Directors, by the Executive President, by any two Series “A” stockholders or by any stockholders representing at least 25% of paid-in capital. The stockholders’ extraordinary general meeting may:

(1)	increase, reduce or replenish our capital in accordance with the treaty establishing CAF;

(2)	dissolve CAF;

(3)	change the headquarters of CAF when the Board of Directors so proposes; and

(4)	consider any other matter that has been expressly submitted to it that is not within the purview of any other body of CAF.

      Resolutions before stockholders’ ordinary general meetings are passed by the votes of at least three Series “A” stockholders, together with a majority of the votes of the other shares represented at the meeting. Resolutions passed at stockholders’ extraordinary general meetings (including a decision to dissolve CAF) require the votes of four Series “A” stockholders, together with a majority of the votes of the other shares represented at the meeting, except for resolutions concerning modifications to the treaty establishing CAF, in which case an affirmative vote of all five Series “A” stockholders is required, together with a majority of the votes of the other shares represented at the meeting. In the event of adjournment for lack of a quorum, which consists of at least four Series “A” stockholders and a simple majority of the other stockholders, at either an ordinary or extraordinary general meeting, two Series “A” stockholders, plus a majority of the other shares represented at the meeting, may deliberate and approve decisions at a reconvened meeting.

Board of Directors

      Our Board of Directors is currently composed of 13 Directors, each of whom is elected for a term of three years and may be re-elected. Each of the five Series “A” stockholders is represented by one Director. Five Directors represent the governments or governmental institutions holding Series “B” shares and one Director represents the private financial institutions holding Series “B” shares. As of March 1, 2002, holders of Series “C” shares are entitled to elect two Directors, up from one Director. Our Board of Directors is responsible for:

(1)	establishing and directing our credit and economic policies;

(2)	approving our budget;

(3)	approving our borrowing limits;

(4)	approving credits granted by us in excess of a specified limit;

(5)	establishing or modifying internal regulations; and

(6)	appointing the Executive President.

      All of our Directors are non-executive. At the date of this prospectus, the composition of the Board of Directors was as follows:

      Directors (and their Alternates) representing Series “A” stockholders:

Bolivia	Javier Comboni (Roberto Camacho)	Minister of Finance (Vice Minister of Public Investment and External Financing)

Colombia	Roberto Junguito (Jorge Humberto Botero)	Minister of Property and Public Credit (Minister of Foreign Trade)

Ecuador	Enrique Espinel Rivadeneira (Ivonne Juez de Baki)	General Manager of Corporación Financiera Nacional (Minister of Foreign Trade, Industrialization and Fisheries)

Peru	Raúl Diez Canseco Terry (Javier Silva Ruete)	Minister of Foreign Trade and Tourism (Minister of Economics and Finance)

Venezuela	Tobías Nóbrega (Jorge Giordani)	Minister of Finance (Minister of Planning and Development)

      Directors (and their Alternates) representing the Series “B” stockholders:

Bolivia	Jorge Torres (Moira Paz)	Minister of Economic Development (Minister of Sustainable Development and Planning)

Colombia	Miguel Urrutia (Santiago Montenegro)	General Manager of Banco de la República (Director of the National Planning Department)

Ecuador	Mauricio Pozo (Mauricio Yépez)	Minister of Economics and Finance (Chairman of the Board of Banco Central del Ecuador)

Peru	Daniel Schydlowsky R. (Kurt Burneo Farfán)	Chairman of the Board Corporación Financiera de Desarrollo (COFIDE) (Peru’s state-owned development bank) (Minister of Economics and Finance, Vice Minister of Treasury)

Venezuela	Ramón Rosales (Nelson Merentes)	Minister of Production and Trade (President of BANDES, Venezuela’s Bank of Social and Economic Development)

Private Financial Institutions	Julio León Prado (Pedro Nel Ospina)	President of Banco Bisa de Bolivia (President of Banco Cafetero de Colombia)

      The Directors representing the Series “C” stockholders are Dante Coelho de Lima, Minister/Secretary of International Affairs of Brazil and Rodrigo de Rato y Figaredo, Second Vice President of the Government and Minister of the Economy for Spain. Their alternates are Eduardo Mapes, Director of Promotion for National Finance Investments of Mexico and Francisco de Paula Gutiérrez, President of the Central Bank of Costa Rica.

      The business address of each of the Directors listed above is Torre CAF, Piso 9, Avenida Luis Roche, Altamira, Caracas, Venezuela.

      Our Board of Directors annually elects a Chairman to preside over the meetings of the Board of Directors and the stockholders’ general meeting. Raúl Diez Canseco Terry is the current Chairman.

Executive Committee

      The Board of Directors delegates certain functions, including credit approvals within specified limits, to the Executive Committee. This Committee is composed of six Directors, one from each Andean Community country plus the Director representing the private financial institutions, and CAF’s Executive President, who presides over the Committee.

Executive President

      The Executive President is our legal representative and chief executive officer. He is empowered to decide all matters not expressly reserved to the stockholders’ general meeting, the Board of Directors or the Executive Committee. The Executive President is elected by the Board of Directors for a period of five years and may be re-elected.

      Our current Executive President, L. Enrique García, whose term expires in December 2006, was reelected for a third five year term in March of 2001. Before becoming our Executive President in December 1991, Mr. García was Minister of Planning and Coordination and Head of the Economic and Social Cabinet in his native Bolivia. Between 1989 and 1991, he represented Bolivia as Governor to the World Bank, the Inter-American Development Bank (“IADB”) and as a member of the Development Committee of the World Bank. He was also Chairman of the Board of Directors of CAF from 1990 to 1991. Previously, Mr. García held senior positions during a 17-year tenure at the IADB, including Treasurer.

Officers

L. Enrique García	Executive President

Luis Enrique Berrizbeitia	Executive Vice President

Lilliana Canale	Vice President of Country Business Coordination

Antonio Juan Sosa	Vice President of Infrastructure

Alfredo Solarte	Vice President of Industry and Financial Institutions

Fidel Jaramillo	Vice President of Development Strategies

Hugo Sarmiento	Vice President of Finance

Peter Vonk	Vice President of Investment Banking and Financial Advisory Services

Fernando Dongilio	Chief Legal Counsel

Employees

      At December 31, 2002, we employed 200 professional and 67 support staff. The senior positions of Executive Vice President, Vice President of Finance, Vice President of Country Business Coordination, Vice President of Infrastructure, Vice President of Industry and Financial Institutions and Vice President of Development Strategies are appointed by the Executive President, subject to ratification by the Board of Directors.

      Our management believes that the salaries and other benefits of our professional staff are competitive and that the local support staff are paid at levels above the prevailing local rates. Although we are not subject to local labor laws, we provide our employees with benefits and safeguards at least equivalent to those required under the law of the country where they normally work and reside. We offer technical and professional training opportunities through courses and seminars in Venezuela and abroad for our employees. Management considers its relationship with CAF’s employees to be good. There is no employee union and there have been no strikes in the history of CAF.

LITIGATION

      Litigation is currently pending against us in U.S. District Court for the Southern District of Florida in connection with the A/B loan made to Infonet, Redes de Informacion, C.A., a Venezuelan telecommunications company. The amount of the loan was $34.2 million, of which our credit exposure is $13.5 million. The loan is in default and we are attempting to foreclose on certain assets guaranteeing the loan. Guarantors have initiated an action seeking to prevent foreclosure on the assets and seeking unspecified damages. We intend to contest this action and we have sued the guarantors and the collateral agent for breach of contract in U.S. District Court for the Southern District of New York. We do not believe the outcome of these actions will have a material adverse effect on our financial condition or results of operations.

      Also, a claim has been filed against us and another entity in U.S. District Court for the Southern District of New York in connection with loans made to Concesionaria DHM, S.A. (“DHM”), an Ecuadorian company, for the purposes of financing the rehabilitation and expansion of a toll road in Ecuador. The amount of the loan by us to DHM was $12,600,000, of which $3,210,000 was disbursed. DHM defaulted on the loan. DHM is alleging that we breached the loan agreement by failing to make additional disbursements and that, consequently, DHM suffered damages. It is our understanding that DHM is seeking judgment against us and the other entity for damages in an amount not less than $75,000,000 each. As of the date of this prospectus, we have not yet been served with DHM’s complaint. However, if and when we enter an appearance in this case, we would intend to contest this claim and do not believe the outcome of this claim will have a material adverse effect on our financial condition or results of operations.

THE ANDEAN COMMUNITY

      The Andean Community resulted from the Cartagena Agreement, which was signed on May 26, 1969 by the governments of the Republics of Bolivia, Chile, Colombia, Ecuador and Peru. The Republic of Venezuela joined the Andean Community under the terms of the Consensus of Lima dated February 13, 1973. Chile withdrew in 1977.

      The purpose of the Andean Community is to establish an economic union between member countries. In furtherance of this objective, certain commitments have been undertaken by its member states, such as coordination of member countries’ national development plans, gradual reduction of tariffs for trade between the member countries with a view to their elimination, common levels of tariff protection on imports from non-member countries and joint industrial policies for certain industrial sectors.

      The political and technical bodies created pursuant to the Cartagena Agreement are the Comisión del Acuerdo de Cartagena (the “Commission”), which represents the national interests of each of the member countries, and the Junta del Acuerdo de Cartagena, a technical body that submits proposals to the Commission and monitors implementation of the Commission’s decisions. The offices of both of these bodies are located in Lima, Peru.

      Certain of the following information has been extracted from publicly available sources. We believe that the information is accurate but we have not independently verified it.

      The region occupied by the Andean Community countries is bordered by the Atlantic Ocean on the northeast, the Caribbean Sea on the north and the Pacific Ocean on the west, and covers approximately 4.7 million square kilometers in Northern and Western South America, approximately 20% of the continent.

Selected Demographic and Economic Data*

      The following table presents selected demographic and economic data for the Andean Community countries for the years indicated:

	Bolivia	Colombia	Ecuador	Peru	Venezuela

Population (in millions)

2002	8.7	43.7	12.4	26.7	25.4

2001	8.5	43.0	12.2	26.1	24.8

2000	8.3	42.3	11.9	25.7	24.2

1999	8.1	41.6	11.7	25.2	23.7

1998	8.0	40.9	11.4	24.8	23.2
Life expectancy at birth (years)(1)

2000	63	72	70	69	73

1999	62	70	69	69	73

1998	62	70	70	69	73
GDP (U.S.$ in millions)(2)

2002	7,645	81,684	24,417	56,942	80,493

2001	7,942	82,410	21,024	54,250	120,481

2000	8,456	83,227	15,934	53,543	118,073

1999	8,324	86,186	16,674	51,677	97,260

1998	8,508	98,444	23,255	56,908	96,033
GDP per capita (U.S.$)(2)

2002	879	1,869	1,969	2,133	3,166

2001	934	1,917	1,723	2,077	4,857

2000	1,016	1,968	1,339	2,083	4,879

1999	1,023	2,072	1,425	2,051	4,104

1998	1,070	2,407	2,040	2,295	4,139
Gross reserves (excluding gold) (U.S.$ in millions)(3)

2002	854	10,454	1,008	9,598	11,929

2001	1,077	10,192	1,074	8,613	12,247

2000	1,085	9,004	1,180	8,180	15,656

1999	1,114	8,101	1,276	8,404	14,673

1998	1,064	8,740	1,698	9,184	13,598
Consumer price index growth(4)

2002	0.9%	6.3%	12.5%	0.2%	22.2%

2001	1.6%	8.0%	40.3%	2.0%	12.4%

2000	4.6%	9.2%	95.5%	3.8%	16.2%

1999	2.2%	10.9%	52.2%	3.5%	23.7%

1998	7.6%	18.7%	36.1%	7.3%	35.8%

	Bolivia	Colombia	Ecuador	Peru	Venezuela

Exports of Goods (f.o.b.) (U.S.$ in millions)

2002	1,319	12,285	5,192	7,688	26,219

2001	1,285	12,777	4,782	7,108	27,056

2000	1,246	13,620	5,057	7,034	33,035

1999	1,051	12,037	4,517	6,119	20,819

1998	1,104	11,480	4,319	5,757	17,576
Imports of Goods (f.o.b.) (U.S.$ in millions)

2002	1,520	12,153	6,196	7,426	12,280

2001	1,496	12,267	5,179	7,198	17,282

2000	1,610	11,090	3,657	7,351	15,491

1999	1,539	10,262	2,971	6,750	13,213

1998	1,759	13,930	5,353	8,222	15,105

*	Sources: Central Banks, the World Bank, the United Nations and national statistical agencies. Figures provided for 2002 are based on official preliminary information.

(1)	1998-1999 figures: this information is extracted from the United Nations Human Development Indicators produced by the Human Development Report office of the United Nations. 2000 figures: this information is extracted from the World Bank CD-ROM 2002.

(2)	Expressed in current U.S. dollars.

(3)	At December 31.

(4)	Average annual growth rates.

DESCRIPTION OF THE DEBT SECURITIES

      The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities being offered and the extent to which such general provisions may apply will be described in a prospectus supplement relating to such debt securities.

      The debt securities will be issued pursuant to a fiscal agency agreement, dated as of March 17, 1998, between CAF and JPMorgan Chase Bank, as fiscal agent. The following statements briefly summarize some of the terms of the debt securities and the fiscal agency agreement (a copy of which has been filed as an exhibit to the registration statement). These statements do not purport to be complete and are qualified in their entirety by reference to all provisions of the fiscal agency agreement and such debt securities.

General

      The debt securities will constitute our direct, unconditional, unsecured and general obligations. The debt securities will rank equally with all of our other unsecured Indebtedness. “Indebtedness” means all of our indebtedness in respect of monies borrowed by us and guarantees given by us for monies borrowed by others.

      The accompanying prospectus supplement will describe the following terms of the debt securities, as applicable:

(1)	the title;

(2)	the price or prices at which we will issue the debt securities;

(3)	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

(4)	the currency or currency units for which the debt securities may be purchased and in which payments of principal and interest will be made;

(5)	the date or dates on which principal and interest will be payable;

(6)	the rate or rates at which any of the debt securities will bear interest, the date or dates from which any interest will accrue, and the record dates and interest payment dates;

(7)	the place or places where principal and interest payments will be made;

(8)	the time and price limitations on redemption of the debt securities;

(9)	our obligation, if any, to redeem or purchase the debt securities at the option of the holder;

(10)	the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000;

(11)	if the amount of principal or interest on any of the debt securities is determinable according to an index or a formula, the manner in which such amounts will be determined;

(12)	whether and under what circumstances we will issue the debt securities as global debt securities; and

(13)	any other specific terms of the debt securities.

      Certain debt securities will be treated for United States federal income tax purposes as original issue discount notes (“Discount Notes”) if the excess of the debt security’s “stated redemption price at maturity” over its issue price is more than a “de minimis amount” (as defined for United States federal income tax purposes). If applicable, the prospectus supplement will describe the United States federal income tax consequences of the ownership of Discount Notes and any special rules regarding debt securities.

Denominations, Registration and Transfer

      The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

      At the option of the holder, subject to the terms of the fiscal agency agreement and the limitations applicable to global debt securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

      Debt securities may be presented for exchange and for registration of transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and as summarized in the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the terms of the debt securities.

      If any definitive notes are issued and at that time the notes are listed on the Luxembourg Stock Exchange, we will appoint a transfer agent in Luxembourg, which we anticipate being the same entity that serves as our Luxembourg paying agent. In such circumstances, transfers or exchanges of any definitive notes may be made at the office of our Luxembourg transfer agent (in addition to the corporate trust office of the fiscal agent).

Global Debt Securities

      Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global debt securities that will have an aggregate principal amount equal to that of the debt securities they represent. If applicable, each global debt security will be:

(1)	registered in the name of a depositary or its nominee identified in the prospectus supplement;

(2)	deposited with the depositary or nominee or the depositary’s custodian; and

(3)	printed with a legend regarding the restrictions on exchanges and registration of transfer of the security, and any other matters required by the fiscal agency agreement and the terms of the debt securities and summarized in the prospectus supplement.

Payment and Paying Agent

      Unless otherwise indicated in the prospectus supplement, we will make payments of principal and interest on debt securities:

(1)	through the fiscal agent;

(2)	to the person in whose name the debt securities are registered at the close of business on the regular record date for the payments; and

(3)	at the office of the paying agent or agents designated by us; unless

•	at our option, payment is mailed to the registered holder, or

•	at the request of a registered holder of more than $1,000,000 principal amount of the securities, payment is made by wire transfer.

      Unless otherwise indicated in the prospectus supplement, our sole paying agent for payments on the debt securities will be the corporate trust office of the fiscal agent in the City of New York.

      Any monies we pay to our fiscal agent or any paying agent for the payment of the principal of or interest on any debt securities that remains unclaimed at the end of two years after such principal or interest has become due and payable will be repaid to us by such agent. Upon such repayment, all liability of our fiscal agent or any paying agent with respect to such monies shall thereupon cease, without, however, limiting in any way our unconditional obligation to pay principal of or any interest on the debt securities when due.

Negative Pledge

      As long as any of the debt securities are outstanding and unpaid, but only up to the time amounts sufficient for payment of all principal and interest have been placed at the disposal of the fiscal agent, we will not cause or permit to be created on any of our property or assets any mortgage, pledge or other lien or charge as security for any bonds, notes or other evidences of indebtedness heretofore or hereafter issued, assumed or guaranteed by us for money borrowed (other than purchase money mortgages, pledges or liens on property purchased by us as security for all or part of the purchase price thereof), unless the debt securities are secured by such mortgage, pledge or other lien or charge equally and ratably with such other bonds, notes or evidences of indebtedness.

Default; Acceleration of Maturity

      Each of the following will constitute an “event of default” with respect to the debt securities of any series:

(1)	a failure to pay any principal of or interest on any debt securities of that series when due and the continuance of the failure for 30 days;

(2)	a failure to perform or observe any material obligation under or in respect of any debt securities of that series or the fiscal agency agreement and the continuance of the failure for a period of 90 days after written notice of the failure has been delivered to CAF and to the fiscal agent by the holder of any debt security of that series;

(3)	a failure to pay any amount in excess of $20,000,000 (or its equivalent in any other currency or currencies) of principal or interest or premium in respect of any indebtedness incurred, assumed or guaranteed by CAF as and when such amount becomes due and payable and the continuance of the failure until the expiration of any applicable grace period or 30 days, whichever is longer; or

(4)	the acceleration of any indebtedness incurred or assumed by CAF with an aggregate principal amount in excess of $20,000,000 (or its equivalent in any other currency or currencies) by any holder or holders thereof.

      If an event of default occurs with respect to the debt securities of any series at the time outstanding, each holder of any debt security of that series may, by written notice to CAF and the fiscal agent, declare the principal of and any accrued interest on all the debt securities of that series held by it to be, and the principal and accrued interest shall thereupon become, immediately due and payable, unless prior to receipt of the notice by CAF all events of default in respect of such series of debt securities are cured. If all the events of default are cured following the declaration, the declaration may be rescinded by any such holder with respect to the previously accelerated series of debt securities upon delivery of written notice of the rescission to CAF and the fiscal agent.

Additional Payments by CAF

      All amounts payable (whether in respect of principal, interest or otherwise) in respect of the debt securities will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any of the Andean Community countries or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, we will pay such additional amounts as may be necessary in order that the net amounts receivable by the holder of debt securities of any series after the withholding or deduction will equal the respective amounts that would have been receivable by the holder in the absence of the withholding or deduction, except that no additional amounts will be payable in relation to any payment in respect of any debt security:

(1)	to, or to a third party on behalf of, a holder of a debt security of any series who is liable for such taxes, duties, assessments or governmental charges in respect of such debt security by reason of his having some connection with any of the Andean Community countries other than the mere holding of the debt security; or

(2)	presented for payment more than 30 days after the “Relevant Date” (as defined in the next paragraph), except to the extent that the relevant holder would have been entitled to the additional amounts on presenting the same for payment on the expiry of the period of 30 days.

      As used in this prospectus, the “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the fiscal agent on or prior to the due date, it means the first date on which, the full amount of the moneys having been so received and being available for payment to holders of debt securities of any series, notice to that effect will have been duly published as set forth below under “— Notices”.

Modification and Amendment

      Each and every holder of the debt securities in a series must consent to any amendment of a provision of the debt securities or the fiscal agency agreement that would:

(1)	change the due date of the principal of or interest on any series of debt securities; or

(2)	reduce the principal amount, interest rate or amount payable upon acceleration of the due date of the debt securities of a series; or

(3)	change the currency or place of payment of principal of or interest on the debt securities of a series; or

(4)	reduce the proportion of the principal amount of the debt securities of a series that must be held by any of the holders to vote to amend or supplement the terms of the fiscal agency agreement or the debt securities; or

(5)	change our obligation to pay additional amounts.

      We may, however, with the written consent of the holders of 66 2/3% of the principal amount of the debt securities of a series, modify any of the other terms or provisions of the debt securities of a series or the fiscal agency agreement (as it applies to that series). Also, we and the fiscal agent may, without the consent of the holders of the debt securities of a series, modify any of the terms and conditions of the fiscal agency agreement and the debt securities of that series, for the purpose of:

(1)	adding to our covenants for the benefit of the holders of the debt securities; or

(2)	surrendering any right or power conferred on CAF; or

(3)	securing the debt securities of that series; or

(4)	curing any ambiguity or correcting or supplementing any defective provision of the fiscal agency agreement or the debt securities; or

(5)	for any purpose that we and the fiscal agent may consider necessary or desirable that does not adversely affect the interests of the holders of the debt securities of that series in any material respect.

Notices

      All notices will be delivered in writing to each holder of the debt securities of any series. If at the time of such notice the debt securities of a series are represented by global debt securities, the notice shall be delivered to the applicable depositary therefor and shall be deemed to have been given three business days after delivery to such depositary. If at the time of the notice the debt securities of a series are not represented by global debt securities, the notice shall be delivered to the registered holders of the debt securities of the series and in that case shall be deemed to have been given three business days after the mailing of the notice by first class mail.

Further Issues

      We may from time to time without the consent of holders of the debt securities create and issue further debt securities so as to form a single series with an outstanding series of debt securities.

Governing Law; Submission to Jurisdiction; Waiver of Immunity

      The debt securities are governed by, and shall be construed in accordance with, the laws of the State of New York. We will accept the jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York, in respect of any action arising out of or based on the debt securities that may be instituted by any holder of a debt security. We will appoint CT Corporation System in The City of New York as our authorized agent upon which process in any such action may be served. We will irrevocably waive any immunity to which we might otherwise be entitled in any action arising out of or based on the debt securities brought in any state or federal court in the Borough of Manhattan, The City of New York. CT Corporation System will not be an agent for service of process for actions brought under the United States securities laws, and our waiver of immunity will not extend to such actions.

DESCRIPTION OF THE GUARANTEES

      From time to time we may issue under this prospectus and applicable prospectus supplement guarantees for the benefit of holders of specified securities of third parties. The issuers of the underlying securities may or may not be affiliated with us. A holder of a primary security will also have the benefit of our guarantee related to the primary security.

      The terms and conditions of any guarantee will vary with the terms and conditions of the underlying securities. A complete description of the terms and conditions of any guarantee issued pursuant to this prospectus will be set forth in the prospectus supplement for the issue of the guarantees.

      We may provide guarantees with respect to the certain obligations of an issuer under its securities, including without limitation:

•	payment of any accrued and unpaid distributions which are required to be paid under the terms of the securities;

•	payment of the redemption price of the securities, including all accrued and unpaid distributions to the date of the redemption;

•	payment of any accrued and unpaid interest payments, or payment of any premium which are required to be made on the securities; and

•	any obligation of the issuer pursuant to a warrant, option or other rights.

      Unless otherwise specified in the applicable prospectus supplement, guarantees issued under this prospectus will rank equally with all of our other unsecured general debt obligations, and will be governed by the laws of the State of New York.

TAXATION

Andean Community Country Taxation

      Under the terms of the treaty establishing CAF, we are exempt from all types of taxes levied by each of the Andean Community countries on our income, property and other assets, and on operations we carry out in accordance with that treaty, and we are exempt from all liability related to the payment, retention or collection of any taxes, contributions or tariffs.

      Payments of principal and interest in respect of the debt securities to a non-resident of the Andean Community countries will therefore not be subject to taxation in any of the Andean Community countries, nor will any withholding for tax of any of the Andean Community countries be required on any such payments to any holder of debt securities. In the event of the imposition of withholding taxes by any of the Andean Community countries, we have undertaken to pay additional amounts in respect of any payments subject to such withholding, subject to certain exceptions, as described under “Description of the Debt Securities — Additional Payments by CAF”.

United States Taxation

      This section describes the material United States federal income tax consequences of owning the debt securities we are offering. It is the opinion of Sullivan & Cromwell LLP, our counsel. It applies to you only if you acquire debt securities in the offering at the offering price and you hold your debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns debt securities that are a hedge or that are hedged against interest rate risks,

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes, or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

      If you purchase debt securities at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

      This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

      This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

      Payments of Interest. You will be taxed on interest on your debt security as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

      Interest paid by us on the debt securities is income from sources outside the United States, but, with certain exceptions, will be “passive” or “financial services” income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States holder.

      Purchase, Sale and Retirement of the Debt Securities. Your tax basis in your debt security generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your debt securities equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your debt securities. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year, and 18% where the property is held for more than five years.

United States Alien Holders

      This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a debt security and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation

•	a foreign partnership, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

      If you are a United States holder, this subsection does not apply to you.

      Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a debt security interest on a debt security paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you both

•	have an office or other fixed place of business in the United States to which the interest is attributable and

•	derive the interest in the active conduct of a banking, financing or similar business within the United States.

      Purchase, Sale, Retirement and Other Disposition of the Debt Securities. If you are a United States alien holder of a debt security, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

      For purposes of the United States federal estate tax, the debt securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Backup Withholding and Information Reporting

      If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a debt security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a debt security effected at a United States office of a broker.

      Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

      If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States by us or another non-United States payor and

•	other payments of principal and interest and the payment of the proceeds from the sale of a debt security effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

      Payment of the proceeds from the sale of a debt security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a debt security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

      In addition, a sale of a debt security effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

PLAN OF DISTRIBUTION

      We may sell the securities described in this prospectus to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents, which agents may be affiliated with us. Any such underwriter or agent involved in the offer and sale of the securities will be named in the accompanying prospectus supplement.

      We may sell our guarantees separately from our debt securities to guarantee certain obligations associated with the securities of third party issuers. In such cases, we may sell the guarantees in the same transaction as the sale of the underlying security or we may sell the guarantee independently to guarantee the obligations of outstanding securities of third party issuers.

      Sales of securities offered pursuant to any prospectus supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers of securities for whom they may act as agent.

      Any underwriting compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts, concessions or commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the U.S. Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with CAF, to indemnification against and contribution toward certain civil liabilities, including liabilities under the U.S. Securities Act of 1933.

      Unless otherwise specified in the prospectus supplement, each series of securities will be a new issue with no established trading market. We may elect to list any series of securities on any exchange, but we are not obligated to do so. One or more underwriters may make a market in a series of securities, but they will not be obligated to do so and may discontinue any market making at any time without notice. Neither we nor any underwriter can give assurances as to the liquidity of the trading market for the securities.

      Certain of the underwriters, agents and their affiliates may be customers of, engage in transactions with and perform services for CAF in the ordinary course of business.

VALIDITY OF THE DEBT SECURITIES

      Sullivan & Cromwell LLP, Washington, D.C., will pass upon the validity of the debt securities on our behalf. Wilmer, Cutler & Pickering, Washington, D.C., will pass upon the validity of the debt securities on behalf of the underwriters. Sullivan & Cromwell LLP and Wilmer, Cutler & Pickering may rely as to certain matters on the opinion of our Chief Legal Counsel.

VALIDITY OF THE GUARANTEES

      The validity of the guarantees will be passed upon on behalf of us by counsel to be named in the applicable prospectus supplement. The validity of the guarantees will be passed upon on behalf of the underwriters by counsel to be named in the applicable prospectus supplement.

INDEPENDENT AUDITORS

      The balance sheets as of December 31, 2002 and 2001 and the related statements of income, stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2002 included in this prospectus, have been audited by KPMG, independent accountants, as stated in their report, which contains an explanatory paragraph related to a change in the method of accounting for derivatives and hedging activities, appearing elsewhere herein.

AUTHORIZED REPRESENTATIVE

      Our authorized representative in the United States of America is Puglisi & Associates. The address of the authorized representative in the United States is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

WHERE YOU CAN FIND MORE

INFORMATION

      This registration statement of which the prospectus forms a part is available to the public over the internet at the SEC’s website: http://www.sec.gov. You may also request copies of the registration statement, including its various exhibits, upon payment of a duplicating fee, by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also read and copy these documents at the Securities and Exchange Commission’s Public Reference Room, at the following address:

SEC Public Reference Room

Room 1024, Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

      Please call the Securities and Exchange Commission at l-800-SEC-0330 for further information about how to access the documents we have filed with it.

      The information set forth herein, except the information appearing in the section entitled “The Andean Community”, is stated on the authority of the Acting Executive President of CAF, in his duly authorized capacity as Acting Executive President.

CORPORACIÓN ANDINA DE FOMENTO

By:	/s/ LUIS ENRIQUE BERRIZBEITIA

Luis Enrique Berrizbeitia
Acting Executive President

INDEX TO FINANCIAL STATEMENTS

Independent Auditors’ Report	F-2

Audited Financial Statements	F-3

Unaudited Interim Financial Information	F-25

INDEPENDENT AUDITORS’ REPORT

Report of the auditors to the Board of Directors and Stockholders of

Corporación Andina de Fomento (CAF):

      We have audited the accompanying balance sheets of Corporación Andina de Fomento (CAF) as of December 31, 2002 and 2001, and the related statements of income, stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2002. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corporación Andina de Fomento (CAF) as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2002 in accordance with accounting principles generally accepted in the United States of America.

      As discussed in note 1(k) to the financial statements, effective January 1, 2001, the Corporation changed its method of accounting for derivative instruments to conform with Statement of Financial Accounting Standards (SFAS) No.133, “Accounting for Derivative Instruments and Hedging Activities”, as amended.

KPMG

January 24, 2003
Caracas, Venezuela

CORPORACION ANDINA DE FOMENTO (CAF)

Balance Sheets

December 31, 2002 and 2001
(Expressed in thousands of U.S. dollars)

ASSETS

	Note	2002	2001

Cash and due from banks		1,740	2,744

Deposits with banks	2	702,139	606,965

Securities purchased under resale agreements		25,000	—
Marketable securities

Trading	3	540,482	371,294
Held-to-maturity (market value of US$127,713 in 2002

and US$238,874 in 2001)	3	129,595	238,006

Loans	4	6,062,407	5,455,156

Less allowance for losses	4	196,344	176,965

Loans, net of allowance for losses		5,866,063	5,278,191

Equity investments	5	117,228	120,152

Interest and commissions receivable		143,172	133,181

Property and equipment	6	9,881	9,466

Other assets		48,888	44,741

Total assets		7,584,188	6,804,740

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	7	228,425	528,270

Securities sold under repurchase agreements	3	—	33,958

Commercial paper	8	501,021	491,671

Advances and short-term borrowings		546,432	670,279

Bonds	9	3,278,462	2,562,578

Borrowings and other obligations	10	463,745	511,748

Accrued interest and commissions payable		106,137	96,564

Accrued expenses and other liabilities	11	406,244	84,082

Total liabilities		5,530,466	4,979,150

Subscribed and paid-in capital (authorized capital US$5,000 million in 2002 and US$3,000 million in 2001)

Series “A” shares		6,000	6,000

Series “B” shares		1,099,965	1,018,755

Series “C” shares		64,555	48,575

		1,170,520	1,073,330

Additional paid-in capital		112,094	89,158

Reserves		644,002	554,665

Retained earnings		127,106	108,437

Total stockholders’ equity	12	2,053,722	1,825,590

Total liabilities and stockholders’ equity		7,584,188	6,804,740

See accompanying notes to the financial statements.

CORPORACION ANDINA DE FOMENTO (CAF)

Statements of Income

Years ended December 31, 2002, 2001 and 2000
(Expressed in thousands of U.S. dollars)

	Note	2002	2001	2000

Interest income

Loans		292,907	358,848	387,106

Investments and deposits with banks		28,513	50,977	61,833

Total interest income		321,420	409,825	448,939

Interest expense

Deposits		6,420	20,137	28,058

Commercial paper		9,823	5,783	12,031

Advances and short-term borrowings		12,028	18,082	12,219

Bonds		97,780	156,108	174,282

Borrowings and other obligations		14,840	28,608	41,568

Total interest expense		140,891	228,718	268,158

Net interest income		180,529	181,107	180,781

Provision for loan losses	4	41,500	38,756	47,745

Net interest income, after provision for loan losses		139,029	142,351	133,036
Non-interest income

Commissions		30,869	21,938	14,654

Impairment charge for equity investments	5	(5,062)	(14,244)	(6,255)

Dividends and equity in earnings of investees		4,468	4,392	4,512

Other income		1,054	1,187	1,342

Total non-interest income		31,329	13,273	14,253

Non-interest expenses

Commissions		7,693	7,169	6,778

Administrative expenses		32,805	34,557	33,075

Other expenses		2,754	1,027	233

Total non-interest expenses		43,252	42,753	40,086

Income before cumulative effect of change in accounting for derivatives and hedging activities		127,106	112,871	107,203

Cumulative effect of change in accounting for derivatives and hedging activities		—	(307)	—

Net income		127,106	112,564	107,203

See accompanying notes to the financial statements.

CORPORACION ANDINA DE FOMENTO (CAF)

Statements of Stockholders’ Equity

Years ended December 31, 2002, 2001 and 2000
(Expressed in thousands of U.S. dollars)

					Reserve
		Subscribed	Additional		pursuant to
		and paid-in	paid-in	General	Article No. 42	Total	Retained
	Note	capital	capital	reserve	of by-laws	reserves	earnings

Balances at December 31, 1999	13	861,124	29,155	291,161	148,820	439,981	88,043

Capital increase, net of stock dividends	12	129,371	7,451	—	—	—	(22,593)

Net income	—	—	—	—	—	—	(107,203)

Appropriated for general reserve	12	—	—	46,337	—	46,337	(46,377)

Appropriated for reserve pursuant to Article No. 42 of by-laws	12	—	—	—	9,300	9,300	(9,300)

Distributions to stockholders’ funds	13	—	—	—	—	—	(14,500)

Balances at December 31, 2000		990,495	36,606	337,538	158,120	495,658	102,476

Capital increase, net of stock dividends	12	82,835	52,552	—	—	—	(21,596)

Net income		—	—	—	—	—	112,564

Appropriated for general reserve	12	—	—	48,307	—	48,307	(48,307)

Appropriated for reserve pursuant to Article No. 42 of by-laws	12	—	—	—	10,700	10,700	(10,700)

Distributions to stockholders’ funds	13	—	—	—	—	—	(26,000)

Balances at December 31, 2001		1,073,330	89,158	385,845	168,820	554,665	108,437

Capital increase, net of stock dividends	12	97,240	22,972	—	—	—	—

Treasury stock		(50)	(36)	—	—	—	—

Net income		—	—	—	—	—	127,106

Appropriated for general reserve	12	—	—	78,437	—	78,437	(78,437)

Appropriated for reserve pursuant to Article No. 42 of by-laws	12	—	—	—	10,900	10,900	(10,900)

Distributions to stockholders’ funds	13	—	—	—	—	—	(19,100)

Balances at December 31, 2002		1,170,520	112,094	464,282	179,720	644,002	127,106

[Additional columns below]

[Continued from above table, first column(s) repeated]

Total
stockholders’
equity

Balances at December 31, 1999	1,418,303

Capital increase, net of stock dividends	114,229

Net income	107,203

Appropriated for general reserve	—

Appropriated for reserve pursuant to Article No. 42 of by-laws	—

Distributions to stockholders’ funds	(14,500)

Balances at December 31, 2000	1,625,235

Capital increase, net of stock dividends	113,791

Net income	112,564

Appropriated for general reserve	—

Appropriated for reserve pursuant to Article No. 42 of by-laws	—

Distributions to stockholders’ funds	(26,000)

Balances at December 31, 2001	1,825,590

Capital increase, net of stock dividends	120,212

Treasury stock	(86)

Net income	127,106

Appropriated for general reserve	—

Appropriated for reserve pursuant to Article No. 42 of by-laws	—

Distributions to stockholders’ funds	(19,100)

Balances at December 31, 2002	2,053,722

See accompanying notes to the financial statements.

CORPORACION ANDINA DE FOMENTO (CAF)

Statements of Cash Flows

Years ended December 31, 2002, 2001 and 2000
(Expressed in thousands of U.S. dollars)

	Note	2002	2001	2000

Cash flows from operating activities

Net income		127,106	112,564	107,203

Adjustments to reconcile net income to net cash provided by (used in) operating activities

Provision for loan losses	4	41,500	38,756	47,745

Impairment charge for equity investments	5	5,062	14,244	6,255

Equity in earnings of investees		(1,861)	(2,480)	(3,036)

Amortization of deferred charges		2,124	1,370	1,094

Depreciation of property and equipment	6	1,889	1,793	1,551

Provision for employees’ severance benefits		3,801	3,195	3,023

Employees’ savings plan		1,664	1,864	2,149
Net changes in operating assets and liabilities

Securities purchased under resale agreements		(25,000)	—	—

Net loss on sale of trading securities	3	1,413	59	1,773

Severance indemnities paid or advanced		(453)	(760)	1,423

Employees’ savings plan paid or advanced		(485)	(943)	(1,157)

Trading securities	3	(169,188)	93,908	(28,993)

Interest and commissions receivable		(9,991)	24,601	(11,438)

Other assets		(5,828)	(352)	(6,749)

Accrued interest and commissions payable		9,573	(9,629)	(9,226)

Accrued expenses and other liabilities		3,812	17,549	1,733

Total adjustments		(141,968)	183,175	6,147

Net cash provided by (used in) operating activities		(14,862)	295,739	113,350

Cash flows from investing activities

Purchases of held-to-maturity securities	3	(663,172)	(785,826)	(590,303)

Maturities and prepayments of held-to-maturity securities		771,583	831,037	527,622

Loan origination and principal collections, net	4	(629,547)	(989,946)	(313,342)

Purchases of equity investments	5	(277)	(948)	(32,541)

Purchases of property and equipment	6	(2,304)	(1,816)	(1,260)

Net cash used in investing activities		(523,717)	(947,499)	(409,824)

Carried forward		(538,579)	(651,760)	(296,474)

See accompanying notes to the financial statements.

CORPORACION ANDINA DE FOMENTO (CAF)

Statements of Cash Flows, Continued

Years ended December 31, 2002, 2001 and 2000
(Expressed in thousands of U.S. dollars)

	Note	2002	2001	2000

Brought forward		(538,579)	(651,760)	(296,474)

Cash flows from financing activities

Net (decrease) increase in deposits		(299,845)	10,489	63,412

Net change in securities sold under repurchase agreements		(33,958)	33,958	(19,423)

Net increase in commercial paper		9,350	191,671	52,000

Net (decrease) increase in advances and short-term borrowings		(123,847)	275,607	157,773

Proceeds from issuance of bonds	9	1,354,435	609,109	421,300

Repayment of bonds		(326,141)	(386,480)	(320,110)

Net change in borrowings and other obligations	10	(48,271)	9,112	(136,809)

Distributions to stockholders’ funds	13	(19,100)	(26,000)	(14,500)

Capital increase, net of stock dividends	12	120,126	113,791	114,229

Net cash provided by financing activities		632,749	831,257	317,872

Net increase in cash and cash equivalents		94,170	179,497	21,398

Cash and cash equivalents at beginning of year		609,709	430,212	408,814

Cash and cash equivalents at end of year		703,879	609,709	430,212

Consisting of:

Cash and due from banks		1,740	2,744	1,585

Deposits with banks		702,139	606,965	428,627

		703,879	609,709	430,212

See accompanying notes to the financial statements.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to Financial Statements

December 31, 2002, 2001 and 2000

(1) Significant Accounting Policies

  (a) Description of Business

      Corporación Andina de Fomento (“CAF” or the “Corporation”) commenced operations on June 8, 1970 and is a corporation under public international law which abides by the provisions of its by-laws. Shareholder countries are: Bolivia, Colombia, Ecuador, Peru and Venezuela, members of the Andean Community, together with Brazil, Chile, Costa Rica, Jamaica, Mexico, Paraguay, Panama, Trinidad and Tobago and Uruguay, in addition to 21 banks of the region. The Corporation has its headquarters in Caracas, Venezuela.

      The Corporation’s principal activity is to provide short, medium and long-term loans to finance projects, working capital, trade activities and to undertake feasibility studies for investment opportunities in its member countries.

  (b) Financial Statement Presentation

      The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and in U.S. dollars.

      In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (c) Foreign Currency Transactions

      Transactions in currencies other than U.S. dollars are translated at exchange rates prevailing on the international market at the dates of the transactions. Foreign currency balances are translated at year-end exchange rates. Any gains or losses in foreign exchange are included in the results of operations, and are not significant.

  (d) Cash and Cash Equivalents

      The Corporation considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. As of December 31, 2002 and 2001 the cash equivalents included on the balance sheet were held in the form of cash, due from banks and deposits with banks.

  (e) Marketable Securities

      Marketable securities at December 31, 2002 and 2001 consist of U.S. Treasury and debt securities. The Corporation classifies its debt securities in one of two categories: trading or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Corporation has the ability and intent to hold the security until maturity.

      Trading securities are recorded at fair value. Unrealized holding gains and losses on trading securities are included in earnings.

      Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. A decline in the market value of any held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in carrying amount. The impairment is charged to income and a new cost basis for the security is established. Premiums and discounts are amortized or

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to Financial Statements

December 31, 2002, 2001 and 2000

accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when received and earned, respectively.

  (f) Loans

      The Corporation grants short, medium and long-term loans to finance projects, working capital, trade activities and undertake feasibility studies for investment opportunities in its member countries. Loans are reported at their outstanding unpaid principal balances adjusted for charge-offs, less the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

      The accrual of interest on loans is discontinued at the time a private sector loan is 90 days delinquent (180 days for public sector loans) unless the credit is well-secured and in process of collection.

      All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

      The nonaccrual loans are considered impaired. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.

  (g) Equity Investments

      Equity investments are accounted for using the equity method or at cost. If the Corporation has the ability to exercise significant influence over the operating and financial policies of the investee, which is generally presumed to exist at a 20% of equity ownership level, the equity investments are accounted for using the equity method. Under the equity method, the carrying value of the equity investment is adjusted for its proportionate share of earnings or losses, dividends received and certain other transactions of the investee company.

      A decline in the market value of any equity investments accounted for at cost, that is deemed to be other than temporary, results in a reduction in carrying amount to fair value. The impairment is charged to income and a new cost basis for the investment is established.

  (h) Allowance for Losses

      The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

      The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

      The impaired loan allowance is measured on a loan by loan basis generally using the present value of expected future cash flows discounted at the loan’s effective interest rate.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to Financial Statements

December 31, 2002, 2001 and 2000

  (i) Property and Equipment

      Property and equipment are stated at cost less accumulated depreciation. Depreciation, calculated on the straight-line method, is charged to operations over the estimated useful lives of assets.

  (j) Employees’ Severance Indemnities

      The Corporation accrues for employees’ severance indemnities in accordance with the Corporation’s personnel regulations and the Partial Reform of the Organic Labor Law of the Republic of Venezuela, which establish that employees are entitled to an indemnity upon the termination of employment, equivalent to five days remuneration for each month of service, plus two days for each year of service up to a maximum of 30 days, commencing from the second year. Under certain circumstances the reformed law also provides for the payment for unjustified dismissal. The accrual is presented net of advances and interest is paid annually on the outstanding balance.

  (k) Derivative Instruments and Hedging Activities

      In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Certain Hedging Activities.” In June 2000, the FASB issued SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activity, an Amendment of SFAS 133.” SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. SFAS No. 133 and SFAS No. 138 are effective for all fiscal quarters of all fiscal years beginning after June 30, 2000; the Corporation adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. In accordance with the transition provisions of SFAS 133, the Corporation recorded on December 31, 2001 a cumulative-effect-type adjustment of US$307,410 charged to income to recognize at fair value all derivative contracts that were previously designated as fair value hedging instruments.

      All derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, the Corporation designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value” hedge), a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge), or a foreign-currency fair-value or cash-flow hedge (“foreign currency” hedge). The Corporation formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair-value, cash-flow, or foreign-currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Corporation also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Corporation discontinues hedge accounting prospectively.

      Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair-value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk, are recorded in income. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in other comprehensive income, until income is affected by the variability in cash flows of the designated hedged item. Changes in the fair value of derivatives that are highly effective as hedges and that are designated and qualify as foreign-currency hedges are recorded in either income or other comprehensive income, depending on whether the hedge transaction is a fair-value hedge or a cash-flow hedge.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to Financial Statements

December 31, 2002, 2001 and 2000

      The Corporation discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires or is sold, terminated or exercised; the derivative is designated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

      When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, the Corporation continues to carry the derivative on the balance sheet at its fair value, and no longer adjusts the hedged asset or liability for changes in fair value. The adjustment of the carrying amount of the hedged asset or liability is accounted for in the same manner as other components of the carrying amount of that asset or liability. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the Corporation continues to carry the derivative on the balance sheet at its fair value, removes any asset or liability that was recorded pursuant to recognition of the firm commitment from the balance sheet and recognizes any gain or loss in income. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the Corporation continues to carry the derivative on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income are recognized immediately in income. In all other situations in which hedge accounting is discontinued, the Corporation continues to carry the derivative at its fair value on the balance sheet, and recognizes any changes in its fair value in income.

      Prior to the adoption of SFAS No. 133, the Corporation entered into interest rate and foreign exchange swap agreements to reduce its exposure to market risks from changing interest and foreign exchange rates. For these swaps, the differential to be paid or received was accrued and recognized in the statement of income. If a swap was terminated prior to its maturity, the gain or loss was recognized over the remaining original life of the swap if the item hedged remained outstanding or immediately, if the item hedged did not remain outstanding. If the swap was not terminated prior to maturity, but the underlying hedged item was no longer outstanding, the interest rate swap was marked to market and any unrealized gain or loss was recognized immediately.

(2) Deposits with Banks

      Deposits with banks mature in three months or less and include the following (in thousands of U.S. dollars):

	December 31,

	2002	2001

U.S. dollars	690,959	599,557

Other currencies	11,180	7,408

	702,139	606,965

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to Financial Statements

December 31, 2002, 2001 and 2000

(3) Marketable Securities

     Trading securities

      A summary of trading securities follows (in thousands of U.S. dollars):

		Average
		maturity	Average
	Amount	(years)	yield (%)

At December 31, 2002

U. S. Treasury Notes	39,503	1.09	1.62

Bonds of other governments and entities	265,889	1.81	2.66

Financial institutions and corporate securities	235,090	1.98	2.12

	540,482	1.83	2.35

At December 31, 2001

U. S. Treasury Notes	9,042	1.83	2.49

Bonds of other governments and entities	210,484	1.30	2.91

Financial institutions and corporate securities	151,768	1.81	2.57

	371,294	1.52	2.76

     Held-to-Maturity Securities

      A summary of held-to-maturity securities follows (in thousands of U.S. dollars):

		Gross	Gross
		unrealized	unrealized
	Amortized	holding	holding
	cost	gains	losses	Fair value

At December 31, 2002

Bonds of other governments and entities	49,401	12	(1,542)	47,871

Financial institutions and corporate securities	80,194	—	(352)	79,842

	129,595	12	(1,894)	127,713

At December 31, 2001

Bonds of other governments and entities	46,090	740	(44)	46,786

Financial institutions and corporate securities	191,916	376	(204)	192,088

	238,006	1,116	(248)	238,874

      Held-to-maturity securities mature as follows (in thousands of U.S. dollars):

	December 31,

	2002	2001

Remaining Maturities

Less than one year	100,470	195,968

Between one and two years	29,125	42,038

	129,595	238,006

      At December 31, 2001, the funds received from securities sold under repurchase agreements of US$33,958,000, reflected as liabilities in the balance sheet, were secured by marketable securities with a carrying value of US$34,000,000.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to Financial Statements

December 31, 2002, 2001 and 2000

(4) Loans

      Loans include short, medium and long-term loans to finance projects, working capital and trade activities. The majority of the loan contracts have been subscribed with the members of the Andean Community or with private institutions or companies of these countries.

      Loans by country are summarized as follows (in thousands of U.S. dollars):

          At December 31, 2002

	Bolivia	Colombia	Ecuador	Peru	Venezuela	Other	Total

Loans	662,089	1,502,427	1,120,236	1,278,653	1,072,644	426,533	6,062,582

Fair value adjustments on hedging activities							(175)

Carrying value of loans							6,062,407

          At December 31, 2001

	Bolivia	Colombia	Ecuador	Peru	Venezuela	Other	Total

Loans	519,837	1,303,697	1,116,789	1,082,084	1,040,985	389,240	5,452,632

Fair value adjustments on hedging activities							2,524

Carrying value of loans							5,455,156

      Fair value adjustments to the carrying value of loans represent adjustments to the carrying value of transactions in designated fair value hedging relationships.

      At December 31, 2002 and 2001, loans in other currencies were granted for an equivalent of US$3,345,000 and US$7,098,000, respectively, principally in deutschemark, yen, french francs, euros and belgian francs. At December 31, 2002 and 2001, loans include fixed interest rate loans of US$268,803,000 and US$287,707,000, respectively.

      The loan portfolio’s average yield of loans disbursed and outstanding are summarized below (in thousands of U.S. dollars):

	December 31, 2002		December 31, 2001

		Average		Average
	Amount	yield (%)	Amount	yield (%)

Loans	6,062,582	4.93	5,452,632	5.66

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to Financial Statements

December 31, 2002, 2001 and 2000

      Loans by industry segments are as follows (in thousands of U.S. dollars):

	2002	%	2001	%

Agriculture, hunting and forestry	318,703	5	192,864	4

Exploitation of mines and quarries	4,000	1	4,320	1

Manufacturing industry	251,083	4	305,134	6

Supply of electricity, gas and water	1,162,714	19	1,052,496	19

Transport, warehousing and communications	1,835,405	30	1,419,747	26

Commercial banks	500,976	8	676,297	12

Development banks	589,103	10	489,925	9

Social and other infrastructure programs	1,339,502	22	933,194	17

Other activities	61,096	1	378,655	6

	6,062,582	100	5,452,632	100

      Loans mature as follows (in thousands of U.S. dollars):

	December 31,

Remaining maturities	2002	2001

Less than one year	757,684	863,080

Between one and two years	741,574	697,335

Between two and three years	707,041	674,770

Between three and four years	813,628	745,473

Between four and five years	765,172	738,981

Over five years	2,277,483	1,732,993

	6,062,582	5,452,632

      At December 31, 2002 and 2001, all loans were performing except for certain loans which were classified as impaired and were in nonaccrual status. At December 31, 2002 and 2001, the carrying value of impaired loans was approximately US$29,344,000 and US$33,792,000 respectively. The average recorded investment in impaired loans during the years ended December 31, 2002 and 2001 was approximately US$38,902,000 and US$42,028,000, respectively.

      Had these loans not been in impairment status, income for the years ended December 31, 2002 and 2001 would have increased by US$3,057,000 and US$3,624,000, respectively. During the years ended December 31, 2002 and 2001, there were interest collections against impaired loans amounting to US$353,000 and US$3,408,000, respectively.

     Loan Participations and A/B Loans

      During 2002, the Corporation received funds from commercial banks amounting to US$12,151,000, for loans which were sold by the Corporation to the banks without recourse. These participations are administered by the Corporation on behalf of the participants.

      Also, the Corporation administers loan participations provided to clients, and assumes the credit risk only for that portion of the loan corresponding to the Corporation. During 2002 and 2001, the Corporation administered loans of this nature whereby other financial institutions provided funds amounting to US$120,000,000 and US$525,000,000, respectively.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to Financial Statements

December 31, 2002, 2001 and 2000

     Allowance for Losses

      Movements of the allowance for losses follow (in thousands of U.S. dollars):

	December 31,

	2002	2001

Balances at beginning of year	176,965	153,757

Provision charged to results of operations	41,500	38,756

Recoveries	728	64

Loans charged off	(22,849)	(15,612)

Balances at end of year	196,344	176,965

(5) Equity Investments

      A summary of equity investments follows (in thousands of U.S. dollars):

	December 31,

	2002	2001

Direct investments in companies (including investments accounted for using the equity method of US$6,284 and US$7,182, at December 31, 2002 and 2001, respectively)	15,855	20,099

Investment companies (including investments accounted for using the equity method of US$66,436 and US$59,896, at December 31, 2002 and 2001, respectively)	101,373	100,053

	117,228	120,152

      The Corporation recorded an impairment charge of US$5,062,000 and US$14,244,000 for the years ended December 31, 2002 and 2001, respectively, related to equity investments accounted for at cost.

(6) Property and Equipment

      A summary of property and equipment follows (in thousands of U.S. dollars):

	December 31,

	2002	2001

Buildings and improvements	24,837	23,207

Furniture and equipment	4,446	4,064

Vehicles	239	323

	29,522	27,594

Less accumulated depreciation	19,641	18,128

	9,881	9,466

      Depreciation is provided for property and equipment on the straight-line method over the estimated useful lives of the respective classes of assets, as follows:

Buildings and improvements	15 years

Furniture and equipment	2 to 5 years

Vehicles	5 years

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to Financial Statements

December 31, 2002, 2001 and 2000

(7) Deposits

      The Corporation’s deposits of US$228,425,000 at December 31, 2002 (US$528,270,000 at December 31, 2001), mature in 2003.

(8) Commercial Paper

      The Corporation’s commercial paper of US$501,021,000 at December 31, 2002 (US$491,671,000 at December 31, 2001), mature in 2003. At December 31, 2002 and 2001, the interest rates on commercial paper ranged from 1.42% to 1.87% and from 1.94% to 2.25%, respectively.

(9) Bonds

      The Corporation has placed in the international capital markets, bond issues of US$4,643,084,000 maturing through 2022.

      An analysis of bonds follows (in thousands of U.S. dollars):

	December 31, 2002		December 31, 2001

		Weighted		Weighted
		average		average
		cost, after		cost, after
		swaps		swaps
	Amount	(%)	Amount	(%)

U.S. dollars	2,090,841	3.09	1,581,888	4.29

Yen	201,613	2.77	379,645	4.83

Deutschemark	109,709	2.39	109,709	4.27

Pounds Sterlings	272,598	4.04	—	—

Euros	916,035	2.84	491,260	3.40

	3,590,796		2,562,502

Fair value adjustments on hedging activities	(312,334)		76

Carrying value of bonds	3,278,462		2,562,578

      Fair value adjustments to the carrying value of bonds represent adjustments to the carrying value of transactions in designated fair value hedging relationships.

      A summary of the bonds issued, by remaining maturities, follows (in thousands of U.S. dollars):

	December 31,

Remaining maturities	2002	2001

Less than one year	489,877	315,942

Between one and two years	640,120	490,077

Between two and three years	753,488	541,720

Between three and four years	201,613	541,425

Between four and five years	121,725	201,613

Over five years	1,383,973	471,725

	3,590,796	2,562,502

      At December 31, 2002 and 2001, the principal amount of fixed interest rate bonds amounted to US$3,210,663,000 and US$2,455,614,000, respectively, of which US$1,401,555,000 and US$980,614,000, respectively, are denominated in yen, deutschemark, pounds sterling and euros in 2002 and 2001.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to Financial Statements

December 31, 2002, 2001 and 2000

(10) Borrowings and Other Obligations

      An analysis of borrowings and other obligations and weighted average cost, follows (in thousands of U.S. dollars):

	December 31, 2002		December 31, 2001

		Weighted		Weighted
		average		average
		cost, after		cost, after
		swaps		swaps
	Amount	(%)	Amount	(%)

U.S. dollars	397,181	2.35	435,966	3.57

Deutschemark	1,757	5.50	1,820	5.50

Yen	52,382	2.85	52,182	4.06

Euros	10,489	7.03	—	—

Other currencies	1,668	—	14,407	6.10

	463,477		504,375

Fair value adjustments on hedging activities	268		7,373

Carrying value of borrowings and other obligations	463,745		511,748

      Fair value adjustments to the carrying value of borrowings and other obligations represent adjustments to the carrying value of transactions in designated fair value hedging relationships.

      At December 31, 2002 and 2001, there are fixed interest-bearing borrowings and other obligations amounting to US$40,169,000 and US$101,414,000, respectively.

      Borrowings and other obligations, by remaining maturities, are summarized below (in thousands of U.S. dollars):

	December 31,

	2002	2001

Less than one year	131,328	114,443

Between one and two years	91,747	103,472

Between two and three years	94,420	61,239

Between three and four years	54,761	35,833

Between four and five years	32,141	30,607

Over five years	59,080	158,781

	463,477	504,375

      Some borrowing agreements contain covenants restricting the use of the funds for specific purposes or projects.

      At December 31, 2002 and 2001 there were unused term credit facilities amounting to US$80,000,000 and US$120,000,000, respectively.

(11) Accrued Expenses and Other Liabilities

      At December 31, 2002 and 2001, the accrual for employees’ savings plan amounts to US$9,017,000 and US$7,838,000, net of advances of US$4,797,000 and US$4,312,000, respectively.

      The employees’ savings plan consists of contributions made by the employees and by the Corporation, as established in the Corporation’s personnel regulations. Such funds are maintained within the Corporation

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to Financial Statements

December 31, 2002, 2001 and 2000

and interest is accrued on the balance of such funds. The Corporation’s contributions to this fund amounted to US$1,340,000 and US$1,311,000, for the years ended December 31, 2002 and 2001, respectively.

      At December 31, 2002 and 2001, the accrual for employees’ benefits amounted to US$10,080,000 and US$6,393,000, net of advances of US$5,196,000 and US$4,453,000, respectively.

      At December 31, 2002 and 2001, total employees were 267 and 260, respectively.

(12) Stockholders’ Equity

     Authorized Capital

      The authorized capital of the Corporation at December 31, 2002 and 2001, amounts to US$5,000,000,000 and US$3,000,000,000 respectively, distributed among Series “A”, “B” and “C” shares.

     Subscribed Callable Capital

      The payment of subscribed callable capital will be as required, with prior approval of the Board of Directors, in order to meet financial obligations of the Corporation, when internal resources are inadequate.

     Shares

      The Corporation’s shares are classified as follows:

      Series “A” shares: Subscribed by the governments or public-sector institutions, semipublic or private entities with social or public objectives of the five Andean Community member countries: Bolivia, Colombia, Ecuador, Peru and Venezuela. These shares grant the right of representation on the Corporation’s board of one principal director and one alternate director per share. Series “A” shares have a par value of US$1,200,000.

      Series “B” shares: Subscribed by the governments or public-sector institutions, semipublic or private entities and financial institutions (private sector is limited up to 49% participation) of the five Andean Community member countries. These shares grant the right of representation on the Corporation’s Board of Directors of one principal director and one alternate director. Also, the commercial banks are entitled to one principal director and one alternate director on the board. Series “B” shares have a par value of US$5,000.

      Series “C” shares: Subscribed by legal entities or individuals outside of the region. These shares provide for representation on the Board of Directors of the Corporation of two principal directors and their respective alternate, who are elected by the holders of these shares. Series “C” shares have a par value of US$5,000.

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to Financial Statements

December 31, 2002, 2001 and 2000

      A summary of the movement in subscribed and paid-in capital for the years ended December 31, 2002, 2001 and 2000 follows (amounts in thousands of U.S. dollars):

	Number of shares			Amounts

	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”

At December 31, 1999	5	164,635	6,389	6,000	823,179	31,945

Dividends in shares	—	4,727	178	—	23,635	890

Issued for cash	—	20,532	438	—	102,656	2,190

At December 31, 2000	5	189,894	7,005	6,000	949,470	35,025

Dividends in shares	—	5,341	202	—	26,705	1,010

Issued for cash	—	8,516	2,508	—	42,580	12,540

At December 31, 2001	5	203,751	9,715	6,000	1,018,755	48,575

Dividends in shares	—	7,582	351	—	37,910	1,755

Issued for cash	—	8,670	2,845	—	43,350	14,225

Treasury stock	—	(10)	—	—	(50)	—

At December 31, 2002	5	219,993	12,911	6,000	1,099,965	64,555

[Additional columns below]

[Continued from above table, first column(s) repeated]

Amounts

Total

At December 31, 1999	861,124

Dividends in shares	24,525

Issued for cash	104,846

At December 31, 2000	990,495

Dividends in shares	27,715

Issued for cash	55,120

At December 31, 2001	1,073,330

Dividends in shares	39,665

Issued for cash	57,575

Treasury stock	(50)

At December 31, 2002	1,170,520

      Subscribed and paid-in capital is held as follows at December 31, 2002 (amounts in thousands of U.S. dollars):

	Number of shares			Amounts

Stockholder	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”

Bolivia	1	17,400	—	1,200	87,000

Colombia	1	61,763	—	1,200	308,815

Ecuador	1	17,400	—	1,200	87,000

Peru	1	61,607	—	1,200	308,035

Venezuela	1	61,607	—	1,200	308,035

Brazil	—	—	5,635	—	—

Chile	—	—	254	—	—

Costa Rica	—	—	1,895	—	—

Jamaica	—	—	85	—	—

Mexico	—	—	2,713	—	—

Paraguay	—	—	977	—	—

Panama	—	—	1,073	—	—

Trinidad & Tobago	—	—	121	—	—

Uruguay	—	—	158	—	—

Commercial Banks	—	216	—	—	1,080

	5	219,993	12,911	6,000	1,099,965

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Amounts

Stockholder	Series “C”	Total

Bolivia	—	88,200

Colombia	—	310,015

Ecuador	—	88,200

Peru	—	309,235

Venezuela	—	309,235

Brazil	28,175	28,175

Chile	1,270	1,270

Costa Rica	9,475	9,475

Jamaica	425	425

Mexico	13,565	13,565

Paraguay	4,885	4,885

Panama	5,365	5,365

Trinidad & Tobago	605	605

Uruguay	790	790

Commercial Banks	—	1,080

	64,555	1,170,520

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to Financial Statements

December 31, 2002, 2001 and 2000

      At December 31, 2002, the distribution of unpaid subscribed capital and of subscribed callable capital is presented below (amounts in thousands of U.S. dollars):

	Unpaid subscribed capital				Subscribed callable capital

	Series “B”		Series “C”		Series “B”		Series “C”

	Number of		Number of		Number of		Number of
Stockholder	shares	Amount	shares	Amount	shares	Amount	shares	Amount

Bolivia	4,788	23,940	—	—	14,400	72,000	—	—

Colombia	16,744	83,720	—	—	50,400	252,000	—	—

Ecuador	4,788	23,940	—	—	14,400	72,000	—	—

Peru	10,434	52,170	—	—	50,400	252,000	—	—

Venezuela	16,900	84,500	—	—	50,400	252,000	—	—

Brazil	—	—	—	—	—	—	—	—

Chile	—	—	—	—	—	—	800	4,000

Jamaica	—	—	27	135	—	—	—	—

Paraguay	—	—	79	395	—	—	—	—

Uruguay	—	—	1,700	8,500	—	—	—	—

Mexico	—	—	—	—	—	—	1,600	8,000

	53,654	268,270	1,806	9,030	180,000	900,000	2,400	12,000

      Subscribed and paid-in capital is held as follows at December 31, 2001 (amounts in thousands of U.S. dollars):

	Number of shares			Amounts

Stockholder	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”

Bolivia	1	16,124	—	1,200	80,620

Colombia	1	57,093	—	1,200	285,465

Ecuador	1	16,124	—	1,200	80,620

Peru	1	57,092	—	1,200	285,460

Venezuela	1	57,092	—	1,200	285,460

Brazil	—	—	4,813	—	—

Chile	—	—	245	—	—

Jamaica	—	—	82	—	—

Mexico	—	—	2,617	—	—

Paraguay	—	—	800	—	—

Panama	—	—	1,041	—	—

Trinidad & Tobago	—	—	117	—	—

Commercial Banks	—	226	—	—	1,130

	5	203,751	9,715	6,000	1,018,755

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Amounts

Stockholder	Series “C”	Total

Bolivia	—	81,820

Colombia	—	286,665

Ecuador	—	81,820

Peru	—	286,660

Venezuela	—	286,660

Brazil	24,065	24,065

Chile	1,225	1,225

Jamaica	410	410

Mexico	13,085	13,085

Paraguay	4,000	4,000

Panama	5,205	5,205

Trinidad & Tobago	585	585

Commercial Banks	—	1,130

	48,575	1,073,330

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to Financial Statements

December 31, 2002, 2001 and 2000

      At December 31, 2001, the distribution of unpaid subscribed capital and of subscribed callable capital is presented below (amounts in thousands of U.S. dollars):

	Unpaid subscribed capital				Subscribed callable capital

	Series “B”		Series “C”		Series “B”		Series “C”

	Number of		Number of		Number of		Number of
Stockholder	shares	Amount	shares	Amount	shares	Amount	shares	Amount

Bolivia	3,638	18,190	—	—	14,400	72,000	—	—

Colombia	12,824	64,120	—	—	50,400	252,000	—	—

Ecuador	3,638	18,190	—	—	14,400	72,000	—	—

Peru	12,826	64,130	—	—	50,400	252,000	—	—

Venezuela	12,826	64,130	—	—	50,400	252,000	—	—

Brazil	—	—	644	3,220	—	—	—	—

Chile	—	—	—	—	—	—	800	4,000

Jamaica	—	—	27	135	—	—	—	—

Paraguay	—	—	227	1,135	—	—	—	—

Panama	—	—	—	—	—	—	—	—

Mexico	—	—	—	—	—	—	1,600	8,000

	45,752	228,760	898	4,490	180,000	900,000	2,400	12,000

     General Reserve

      The general reserve was set-up to cover possible contingencies. The stockholders decided to increase the reserve by US$78,437,000, US$48,307,000 and US$46,377,000 during the years ended December 31, 2002, 2001 and 2000, respectively, by appropriations from net income for the years ended December 31, 2001, 2000 and 1999, respectively.

     Reserve Pursuant to Article No. 42 of the By-laws

      The Corporation’s by-laws establish that at least 10% of annual net income is to be allocated to a reserve fund until that fund amounts to 50% of the subscribed capital. Additional allocations may be approved by the stockholders. At the stockholders meetings in March 2002 and 2001, it was authorized to increase the reserve by US$10,900,000, US$10,700,000 and US$9,300,000, from net income for the years ended December 31, 2001, 2000 and 1999, respectively.

(13) Distributions to Stockholders

      In March 2002, 2001 and 2000, the stockholders agreed to distribute US$19,100,000, US$26,000,000 and US$14,500,000, respectively, from retained earnings at December 31, 2001, 2000 and 1999, respectively, to the stockholders’ funds.

(14) Tax Exemptions

      The Corporation is exempt from all taxes on income, properties and other assets. It is also exempt from liability related to the payment, withholding or collection of any tax or other levy.

(15) Derivative Instruments and Hedging Activities

      The Corporation seeks to match the maturities of its liabilities to the maturities of its loan portfolio. The Corporation utilizes derivative financial instruments to reduce exposure to interest rate risk and foreign

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to Financial Statements

December 31, 2002, 2001 and 2000

currency risk. The Corporation does not hold or issue derivative financial instruments for trading or speculative purposes.

      By using derivative financial instruments to hedge exposures to changes in interest rate and foreign exchange rates, the Corporation exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Corporation, which creates credit risk for the Corporation. When the fair value of a derivative contract is negative, the Corporation owes the counterparty and, therefore, it does not possess credit risk. The Corporation minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties whose credit rating is A or higher.

      Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates and currency exchange rates. The market risk associated with interest rate and currency risk is managed by swapping loans and borrowings subject to fixed interest rates and denominated in foreign currency into floating interest rate instruments denominated in U.S. dollars.

      The Corporation assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows. The Corporation maintains risk management control systems to monitor interest rate cash flow risk attributable to both the Corporation’s outstanding or forecasted debt obligations as well as the Corporation’s offsetting hedge positions. The risk management control systems involve the use of analytical techniques, including cash flow sensitivity analysis, to estimate the expected impact of changes in interest rates on the Corporation’s future cash flows.

      The following table presents the fair value of interest rate swaps and cross-currency swaps at December 31, 2002 and 2001:

	2002		2001

	Fair Value Adjustments		Fair Value Adjustments

	Derivatives	Derivatives	Derivatives	Derivatives
	assets	liabilities	assets	liabilities

Investments	—	—	—	79

Loans	175	—	—	2,524

Bonds	—	312,334	76	—

Borrowings and other obligations	268	—	7,373	—

	443	312,334	7,449	2,603

      For the years ended December 31, 2002 and 2001 all of the Corporations’ derivatives which have been designated in hedging relationships were considered fair value hedges. The change in fair value of such derivative instruments and the change in fair value of hedged items attributable to risk being hedged is included in other income in the income statement. The net effect of these changes for the years ended December 31, 2002 and 2001 was nil, as the Corporation uses the shortcut method to determine the fair value of its hedged financial instruments.

(16) Fair Value

      The following table presents the carrying amounts and estimated fair values of the Corporations’ financial instruments at December 31, 2002 and 2001. The fair value of a financial instrument is the amount

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to Financial Statements

December 31, 2002, 2001 and 2000

at which the instrument could be exchanged in a current transaction between willing parties (amounts in thousands of U.S. dollars):

	2002		2001

	Carrying	Fair	Carrying	Fair
	amount	value	amount	value

Financial assets:

Cash and due from banks	1,740	1,740	2,744	2,744

Deposits with banks	702,139	702,139	606,965	606,965

Securities purchased under resale agreements	25,000	25,000	—	—
Marketable securities

Trading	540,482	540,482	371,294	371,294

Held-to-maturity	129,595	127,713	238,006	238,874

Loans	6,062,407	6,087,574	5,455,156	5,465,767

Interest and commissions receivable	143,172	143,172	133,181	133,181

Derivative contracts (included in other assets)	443	443	7,449	7,449

Financial liabilities:

Deposits	228,425	228,425	528,270	528,270

Securities sold under repurchase agreements	—	—	33,958	33,958

Commercial paper	501,021	501,021	491,671	491,671

Advances and short-term borrowings	546,432	546,432	670,279	670,279

Bonds	3,278,462	3,282,895	2,562,578	2,562,891

Borrowings and other obligations	463,745	466,058	511,748	514,926

Derivative contracts (included in accrued expenses and other liabilities)	312,334	312,334	2,603	2,603

Accrued interest and commissions payable	106,137	106,137	96,564	96,564

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

      Cash and due from banks, deposits with banks, securities purchased under resale agreements, other assets, deposits, securities sold under repurchase agreements, commercial paper, advances and short-term borrowings, accrued interest and commissions, accrued expenses: The carrying amounts approximate fair value because of the short maturity of these instruments.

      Marketable securities: The fair values of held-to-maturity securities are based on quoted market prices at the reporting date for those or similar securities. Trading securities are carried at fair value based on quoted market prices.

      Loans: The Corporation is one of the few institutions that offer loans for development in the stockholder countries. A secondary market does not exist for the type of loans granted by the Corporation. As rates on variable rate loans and loan commitments are reset on a semiannual basis, the carrying value, adjusted for credit risk, was determined to be the best estimate of fair value. The fair value of fixed rate hedged loans is determined using the market value of the swap agreement hedging interest rate risk. For unhedged fixed rate loans, the fair value is determined using the current variable interest rate for similar loans.

      Derivative assets and liabilities: Current market prices obtained from third party banks were used to estimate fair values of interest rate and foreign currency swap agreements.

      Bonds, borrowings and other obligations: The fair value of bonds, borrowings and other obligations is determined using the shortcut method by applying the market price for swap agreements to determine the market price of the debt, for hedged items. The carrying amounts of unhedged debt approximate fair value when such debt is subject to variable market interest rates. For unhedged fixed interest rate debt, the fair

CORPORACION ANDINA DE FOMENTO (CAF)

Notes to Financial Statements

December 31, 2002, 2001 and 2000

value is determined using the current variable interest rate for similar bonds and borrowings and other obligations.

(17) Commitments and Contingencies

      Commitments and contingencies include the following (in thousands of U. S. dollars):

	December 31,

	2002	2001

Credit agreements subscribed	1,345,179	1,250,071

Lines of credit for foreign trade	485,841	1,297,270

Letters of credit for foreign trade	10,627	22,005

Guarantees	183,333	100,000

Other	49,730	27,374

      These commitments and contingencies result from the normal course of the Corporation’s business and are related principally to loans and loan equivalents that have been approved or committed for disbursement.

      In the ordinary course of business the Corporation has entered into commitments to extend credit. Such financial instruments are recorded as commitments upon signing the corresponding contract and are reported in the financial statements when disbursements are made.

      The contracts to extend credit have fixed expiration dates and in some cases expire without making disbursements. Also based on experience, part of the disbursements are made up to two years after the signing of the contract. Therefore, the total commitment amounts do not necessarily represent future cash requirements.

      In the event the credit lines are not utilized, no additional cost is incurred by the Corporation.

      Guarantees represent partial credit guarantees given to the Republic of Colombia for the payment of principal and interest up to the following amounts (in thousands of U.S. dollars):

	December 31,

Maturity	2002	2001

2005	100,000	100,000

2007	83,333	—

	183,333	100,000

(18) Subsequent Events

      In September 2002, the Spanish government approved Spain’s February 2002 subscription to paid-in capital of US$100,000,000 and callable capital of US$200,000,000, and in October 2002 such subscription became effective. Spain made its initial payment of US$33.3 million in January 2003, making Spain a non-regional stockholder. The balance will be due in two equal annual installments.

      On January 7, 2003 the Corporation issued US$200,000,000 aggregate principal amount of 6 7/8% Notes due 2012, Series B.

CORPORACION ANDINA DE FOMENTO (CAF)

Unaudited Interim Financial Information as of

March 31, 2003 and 2002

Balance Sheets

(Expressed in thousands of U.S. dollars)

	March 31,

	2003	2002

ASSETS

Cash and due from banks	1,697	1,446

Deposits with banks	765,754	607,194

Marketable securities Trading	568,062	449,312

Held-to-maturity (market value of US$152,156 in 2003 and US$158,088 in 2002)	154,475	157,810

Loans	5,926,986	5,466,135

Less allowance for losses	201,906	182,912

Loans, net of allowance for losses	5,725,080	5,283,223

Equity investments	116,658	120,284

Interest and commissions receivable	162,294	129,903

Property and equipment	9,444	9,064

Other assets	51,333	58,310

Total assets	7,554,797	6,816,546

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	274,164	390,797

Securities sold under repurchase agreements	5,985	11,159

Commercial paper	398,287	446,481

Advances and short-term borrowings	587,617	527,987

Bonds	3,231,351	2,927,846

Borrowings and other obligations	431,908	502,719

Accrued interest and commissions payable	100,465	72,227

Accrued expenses and other liabilities	419,496	90,522

Total liabilities	5,449,273	4,969,738

Subscribed and paid-in capital (authorized capital US$5,000 million)

Series “A” shares	6,000	6,000

Series “B” shares	1,146,180	1,056,665

Series “C” shares	84,275	54,340

	1,236,455	1,117,005

Additional paid-in capital	82,205	53,552

Reserves	752,608	644,002

Retained earnings	34,256	32,249

Total stockholders’ equity	2,105,524	1,846,808

Total liabilities and stockholders’ equity	7,554,797	6,816,546

CORPORACION ANDINA DE FOMENTO (CAF)

Unaudited Interim Financial Information for

the Three-Month Periods Ended March 31, 2003 and 2002

Statements of Income

(Expressed in thousands of U.S. dollars)

	Three months ended
	March 31,

	2003	2002

Interest income

Loans	69,654	72,054

Investments and deposits with banks	6,674	7,256

Total interest income	76,328	79,310

Interest expense

Deposits	753	2,113

Commercial paper	1,840	2,385

Advances and short-term borrowings	2,282	3,594

Bonds	21,197	22,860

Borrowings and other obligations	2,733	4,126

Total interest expense	28,805	35,078

Net interest income	47,523	44,232

Provision for loan losses	8,750	8,100

Net interest income, after provision for loan losses	38,773	36,132
Non-interest income

Commissions	5,831	4,414

Dividends and equity in earnings of investees	713	823

Other income	312	224

Total non-interest income	6,856	5,461

Non-interest expenses

Commissions	1,987	1,259

Administrative expenses	8,336	7,856

Other expenses	1,050	229

Total non-interest expenses	11,373	9,344

Net income	34,256	32,249

CORPORACION ANDINA DE FOMENTO (CAF)

Unaudited Interim Financial Information for

the Three-Month Periods Ended March 31, 2003 and 2002

Statements of Cash Flows

(Expressed in thousands of U.S. dollars)

	Three months ended
	March 31,

	2003	2002

Cash flows from operating activities

Net income	34,256	32,249

Adjustments to reconcile net income to net cash provided by (used in) operating activities

Provision for loan losses	8,750	8,100

Amortization of deferred charges	308	346

Depreciation of property and equipment	476	427

Provision for employees’ severance benefits	826	778

Employees’ savings plan	596	214
Net changes in operating assets and liabilities

Securities purchased under resale agreements	25,000	—

Net profit (loss) on sale of trading securities	(69)	(177)

Severance indemnities paid or advanced	(521)	288

Employees’ savings plan paid or advanced	(87)	(156)

Trading securities	(27,580)	(78,018)

Interest and commissions receivable	(19,122)	3,278

Other assets	(3,830)	(13,275)

Accrued interest and commissions payable	(5,672)	(24,337)

Accrued expenses and other liabilities	723	5,753

Total adjustments	(20,202)	(96,779)

Net cash provided by operating activities	14,054	(64,530)

Cash flows from investing activities

Purchases of held-to-maturity securities	(129,980)	(219,551)

Maturities and prepayments of held-to-maturity securities	105,100	299,747

Loan origination and principal collections, net	132,165	(13,392)

Equity investments	570	(132)

Purchases of property and equipment	(39)	(25)

Net cash provided by (used in) investing activities	107,816	66,647

Carried forward	121,870	2,117

CORPORACION ANDINA DE FOMENTO (CAF)

Unaudited Interim Financial Information for

the Three-Month Periods Ended March 31, 2003 and 2002

Statements of Cash Flows, Continued

(Expressed in thousands of U.S. dollars)

	Three months ended
	March 31,

	2003	2002

Brought forward	121,870	2,117

Cash flows from financing activities

Net increase (decrease) in deposits	45,739	(137,473)

Net change in securities sold under repurchase agreements	5,985	(22,799)

Net decrease in commercial paper	(102,734)	(45,190)

Net increase (decrease) in advances and short-term borrowings	41,185	(142,292)

Proceeds from issuance of bonds	280,020	350,000

Repayment of bonds	(315,347)	—

Net change in borrowings and other obligations	(30,692)	5,599

Distributions to stockholders’ funds	(18,500)	(19,100)

Capital increase, net of stock dividends	17,210	4,010

Additional paid-in capital	18,836	4,059

Net cash provided by financing activities	(58,298)	(3,186)

Net increase (decrease) in cash and cash equivalents	63,572	(1,069)

Cash and cash equivalents at beginning of period	703,879	609,709

Cash and cash equivalents at end of period	767,451	608,640

CORPORACION ANDINA DE FOMENTO (CAF)

NOTE TO UNAUDITED INTERIM FINANCIAL INFORMATION

March 31, 2003 and 2002

(1) Basis of Presentation

      The interim financial information as of March 31, 2003 and March 31, 2002 and for the three-month periods ended March 31, 2003 and 2002 is unaudited and has been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, such interim financial information includes all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The results of operations for the three-month period ended March 31, 2003 are not an indication of the results to be expected for the full year 2003.

      This interim financial information should be read in conjunction with the Corporation’s balance sheets as of December 31, 2002 and 2001 and the related statements of income, stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2002 and the notes thereto presented in the preceding pages.

(2) Commitments and Contingencies

      Commitments and contingencies include the following (in thousands of U. S. dollars):

	March 31,

	2003	2002

Credit agreements subscribed	1,544,380	1,336,586

Lines of credit for foreign trade	607,699	1,218,705

Letters of credit for foreign trade	26,172	20,005

Guarantees	183,333	100,000

Other	48,837	23,354

      These commitments and contingencies result from the normal course of the Corporation’s business and are related principally to loans and loan equivalents that have been approved or committed for disbursement.

      In the ordinary course of business the Corporation has entered into commitments to extend credit. Such financial instruments are recorded as commitments upon signing the corresponding contract and are reported in the financial statements when disbursements are made.

      The contracts to extend credit have fixed expiration dates and in some cases expire without making disbursements. Also based on experience, part of the disbursements are made up to two years after the signing of the contract. Therefore, the total commitment amounts do not necessarily represent future cash requirements.

      In the event the credit lines are not utilized, no additional cost is incurred by the Corporation.

      Guarantees represent partial credit guarantees given to the Republic of Colombia for the payment of principal and interest up to the following amounts (in thousands of U.S. dollars):

	March 31,

Maturity	2003	2002

2005	100,000	100,000

2007	83,333	—

	183,333	100,000

      Litigation is currently pending against the Corporation in U.S. District Court for the Southern District of Florida in connection with the A/B loan made to Infonet, Redes de Informacion, C.A., a Venezuelan telecommunications company. The amount of the loan was $34.2 million, of which the Corporation’s credit exposure is $13.5 million. The loan is in default and the Corporation is attempting to foreclose on certain assets guaranteeing the loan. Guarantors have initiated an action seeking to prevent foreclosure on the assets and seeking unspecified damages. The Corporation intends to contest this action and has sued the guarantors and the collateral agent for breach of contract in U.S. District Court for the Southern District of New York. The Corporation does not believe the outcome of these actions will have a material adverse effect on its financial condition or results of operations.

      Also, a claim has been filed against the Corporation and another entity in U.S. District Court for the Southern District of New York in connection with loans made to Concesionaria DHM, S.A. (“DHM”), an Ecuadorian company, for the purposes of financing the rehabilitation and expansion of a toll road in Ecuador. The amount of the loan by the Corporation to DHM was $12,600,000, of which $3,210,000 was disbursed. DHM defaulted on the loan. DHM is alleging that the Corporation breached the loan agreement by failing to make additional disbursements and that, consequently, DHM suffered damages. It is the Corporation’s understanding that DHM is seeking judgment against it and the other entity for damages in an amount not less than $75,000,000 each. As of the date of this prospectus, the Corporation has not yet been served with DHM’s complaint. However, if and when the Corporation enters an appearance in this case, it would intend to contest this claim and does not believe the outcome of this claim will have a material adverse effect on its financial condition or results of operations.

CORPORACION ANDINA DE FOMENTO (CAF)

SUPPLEMENTARY INFORMATION

BONDS

		Date of				Principal Amount
	Interest	Agreement of	Year of Final			Outstanding at
Title	Rate	Issue	Maturity	Currency		December 31, 2002

						(in millions)

Regional Bonds	Floating	Various	Various	US$		261.7

7.10% Yankee Bonds	Fixed	1996	2003	US$		200.0

7.25% Yankee Bonds	Fixed	1997	2007	US$		150.0

7.79% Yankee Bonds	Fixed	1997	2017	US$		50.0

Euro DM Bonds	Fixed	1998	2003	DM	(1)	200.0

6.75% Yankee Bonds	Fixed	1998	2005	US$		150.0

Euro Dollar Bonds	Fixed	1998	2003	US$		200.0

7.75% Yankee Bonds	Fixed	1999	2004	US$		200.0

4.75% Euro Bonds	Fixed	1999	2004	EUR	(2)	300.0

Private Placement	Floating	1999	2005	US$		20.0

8 7/8% Yankee Bonds	Fixed	2000	2005	US$		225.0

6.50% Euro Bonds	Fixed	2000	2005	EUR	(2)	200.0

7 3/8% Yankee Global Bonds	Fixed	2001	2011	US$		300.0

1.17% Samurai Bonds	Fixed	2001	2006	JPY	(3)	25,000.0

6 7/8% Yankee Bonds	Fixed	2002	2012	US$		350.0

6 3/8% Euro Bonds	Fixed	2002	2009	EUR	(2)	350.0

Euro Bond	Floating	2002	2004	EUR	(2)	100.0

7 5/8% Euro GBP Bond	Fixed	2002	2010	GBP	(4)	175.0

7 7/8% Yankee Bonds	Fixed	2002	2022	US$		85.0

(1)	Deutschemark

(2)	Euro

(3)	Yen

(4)	Sterling Pounds

LOANS FROM COMMERCIAL BANKS, ADVANCES, DEPOSITS, U.S. COMMERCIAL PAPER AND REPURCHASE AGREEMENTS

		Date of			Principal Amount
	Interest	Agreement of	Year of Final		Outstanding at
Title	Rate	Issue	Maturity	Currency	December 31, 2002

					(in millions)

Medium- and Long-term Loans	Various	Various	Various	Various	463.7 (1)

Advances and Short-term Loans	Floating	Various	Various	US$	546.4

Deposits	Floating	Various	Various	US$	228.4

U.S. Commercial Paper	Floating	Various	Various	US$	501.0

Repurchase Agreements	Floating	Various	Various	US$	0.0

(1)	U.S. dollars equivalent

S-1

CORPORACION ANDINA DE FOMENTO (CAF)

LOANS FROM MULTILATERALS AND BILATERALS, EXIMS AND EXPORT CREDIT AGENCIES

		Date of				Principal Amount
	Interest	Agreement of	Year of Final			Outstanding at
Title	Rate	Issue	Maturity	Currency		December 31, 2002

						(in millions)

IADB	Variable	Various	Various	US$		115.2

ACDI (Canada)	0%	3/29/74	9/30/23	CAN	(1)	2.6

KfW (Germany)	5.5%	2/24/77	6/30/07	DEM	(2)	3.3

KfW (Germany)	Variable	Various	Various	US$		13.1

AID (U.S.A.)	3%	10/10/72	11/27/14	US$		4.9

EDC (Canada)	Variable	12/8/92	Various	US$		2.9

Exim (Japan)	Variable	Various	Various	JPY	(3)	6,331.8

Exim (Japan)	Variable	Various	Various	US$		45.8

Nordic Investment Bank	Variable	Various	7/22/15	US$		35.5

European Investment Bank	Various	10/16/97	Various	US$		36.2

(1)	Canadian dollars

(2)	Deutschemark

(3)	Yen

GUARANTEED DEBT

			Principal Amount
	Date of	Year of Final	Outstanding at
Borrower	Issue	Maturity	December 31, 2002

			(in U.S.$ millions)

Republic of Colombia	12/27/00	12/27/05	100.0

Republic of Colombia	6/26/02	6/26/07	83.3

S-2

HEADQUARTERS OF THE ISSUER

Torre CAF

Av Luis Roche-Altamira
Caracas
Venezuela

FISCAL AGENT, REGISTRAR AND TRANSFER AGENT

JPMorgan Chase Bank

4 New York Plaza, 15th Floor
New York, New York 10004

LUXEMBOURG PAYING AGENT AND LISTING AGENT

J.P. Morgan Bank Luxembourg S.A.

5 rue Plaetis
L-2338 Luxembourg

LEGAL ADVISERS

To the Issuer:	To the Underwriter:

Sullivan & Cromwell LLP	Wilmer, Cutler & Pickering
1701 Pennsylvania Avenue, N.W.	2445 M Street, N.W.
Washington, D.C. 20006	Washington, D.C. 20037

AUDITORS TO THE ISSUER

KPMG Alcaraz Cabrera Vázquéz

Caracas
Venezuela